                           OFFER TO PURCHASE FOR CASH
                     37,037,037 SHARES OF ITS COMMON STOCK
                                       AT
                                 $27 PER SHARE
                                       BY
                          U.S. OFFICE PRODUCTS COMPANY

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 1, 1998, UNLESS THE OFFER IS EXTENDED.
                             ---------------------

    U.S. OFFICE PRODUCTS COMPANY, A DELAWARE CORPORATION ("U.S. OFFICE PRODUCTS" OR THE "COMPANY"), IS OFFERING TO PURCHASE 37,037,037 SHARES OF ITS COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "SHARES"), AT A PRICE OF $27 PER SHARE (THE "OFFER PRICE"). THE NUMBER OF SHARES TO BE PURCHASED BY THE COMPANY INCLUDES SHARES THAT MAY BE TENDERED UPON EXERCISE OF STOCK OPTIONS WITH AN EXERCISE PRICE OF LESS THAN $27 PER SHARE ("OPTION SHARES"), AS DESCRIBED HEREIN. UNLESS OTHERWISE NOTED, THE TERM SHARES INCLUDES OPTION SHARES. THE COMPANY'S OFFER IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS, COLLECTIVELY CONSTITUTE THE "OFFER"). IN THE CASE OF TENDERS OF PLEDGED SHARES (AS DEFINED HEREIN), ESPP SHARES (AS DEFINED HEREIN) AND OPTION SHARES, THE RELEVANT NOTICE OF INSTRUCTIONS OR TENDER INSTRUCTION FORM (AS THE CASE MAY BE) CONTAINED IN THE RESPECTIVE SPECIAL INSTRUCTIONS (AS DEFINED HEREIN) ARE ALSO PART OF THE TERMS OF THE OFFER.

    IF, PRIOR TO THE EXPIRATION DATE, MORE THAN 37,037,037 SHARES (OR SUCH OTHER NUMBER OF SHARES AS THE COMPANY MAY ELECT TO PURCHASE) ARE PROPERLY TENDERED IN THE OFFER AND NOT WITHDRAWN, THE COMPANY WILL, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, PURCHASE SHARES ON A PRO RATA BASIS FROM HOLDERS WHOSE SHARES ARE PROPERLY TENDERED IN THE OFFER AND NOT WITHDRAWN. ANY STOCKHOLDER MAY TENDER SHARES SUBJECT TO THE CONDITION THAT ALL OR A SPECIFIED MINIMUM NUMBER OF SHARES (WHICH, EXCEPT IN CERTAIN CASES, MAY BE REPRESENTED BY DESIGNATED STOCK CERTIFICATES) OR NONE OF SUCH SHARES BE PURCHASED.

    IF A HOLDER PLANS TO TENDER SHARES THAT (1) CAN BE RECEIVED UPON THE EXERCISE OF STOCK OPTIONS GRANTED UNDER THE COMPANY'S OPTION PLANS (AS DEFINED HEREIN), (2) ARE PLEDGED TO THE COMPANY TO SECURE POTENTIAL FUTURE OBLIGATIONS IN CONNECTION WITH THE SALE OF A BUSINESS TO THE COMPANY ("PLEDGED SHARES"), OR
(3) WERE ACQUIRED THROUGH THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN ("ESPP SHARES"), THE HOLDER MUST FOLLOW SEPARATE PROCEDURES TO VALIDLY TENDER THOSE SHARES. SEE "IMPORTANT--SPECIAL INFORMATION FOR HOLDERS OF CERTAIN TYPES OF SHARES" AND SECTION 2.
                           --------------------------

THE OFFER IS CONDITIONED UPON A MINIMUM OF 37,037,037 SHARES BEING TENDERED AND
    NOT WITHDRAWN, AND ON CERTAIN OTHER CONDITIONS, INCLUDING RECEIPT OF
     FINANCING ON ACCEPTABLE TERMS AND SATISFACTION OF ALL CONDITIONS TO
        THE CONSUMMATION OF THE DISTRIBUTIONS DESCRIBED HEREIN AND THE
          EQUITY INVESTMENT DESCRIBED HEREIN (OTHER THAN IN RESPECT
                         OF THE OFFER). SEE SECTION 5.
                           --------------------------

    THE SHARES ARE QUOTED ON THE NASDAQ STOCK MARKET-SM- ("NASDAQ"). ON JANUARY 12, 1998, THE LAST FULL TRADING DAY PRIOR TO THE ANNOUNCEMENT OF THE STRATEGIC RESTRUCTURING PLAN (AS DEFINED BELOW) WHICH INCLUDES THE OFFER, THE CLOSING PRICE AS REPORTED ON NASDAQ WAS $17 3/4 PER SHARE. ON MAY 1, 1998, THE LAST FULL TRADING DAY PRIOR TO THE COMMENCEMENT OF THE OFFER, THE CLOSING PRICE AS REPORTED ON NASDAQ WAS $17 15/16 PER SHARE. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.
                           --------------------------

   NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. HOLDERS MUST
    MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY
     SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND
      EXECUTIVE OFFICERS, EXCEPT FOR THE CHIEF EXECUTIVE OFFICER, THOMAS
                 MORGAN, INTEND TO TENDER SHARES IN THE OFFER.
                           --------------------------

    THE OFFER IS PART OF A COMPREHENSIVE RESTRUCTURING PLAN APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY (THE "STRATEGIC RESTRUCTURING PLAN"). THE STRATEGIC RESTRUCTURING PLAN HAS THREE PRINCIPAL ELEMENTS: (1) THE OFFER; (2) THE DISTRIBUTION, AFTER COMPLETION OF THE OFFER, TO THE COMPANY'S STOCKHOLDERS OF THE SHARES OF FOUR NEWLY-FORMED COMPANIES (THE "SPIN-OFF COMPANIES") THAT WILL CONDUCT THE COMPANY'S TECHNOLOGY SOLUTIONS, PRINT MANAGEMENT, EDUCATIONAL SUPPLIES AND CORPORATE TRAVEL SERVICES BUSINESSES (THE "DISTRIBUTIONS"); AND (3) THE SALE TO AN AFFILIATE ("INVESTOR") OF AN INVESTMENT FUND MANAGED BY CLAYTON, DUBILIER & RICE, INC. ("CD&R") OF EQUITY SECURITIES IN THE COMPANY FOLLOWING COMPLETION OF THE OFFER AND THE DISTRIBUTIONS (THE "EQUITY INVESTMENT"). THE PURPOSES OF THE COMPANY'S STRATEGIC RESTRUCTURING PLAN ARE DESCRIBED IN "BACKGROUND AND PURPOSE OF THE OFFER" IN THIS OFFER TO PURCHASE AND IN "THE STRATEGIC RESTRUCTURING PLAN" IN ANNEX A. IN CONJUNCTION WITH THIS STRATEGIC RESTRUCTURING PLAN, THE COMPANY PLANS TO UNDERTAKE CERTAIN FINANCING TRANSACTIONS WHICH INCLUDE: (I) ENTERING INTO A NEW SENIOR CREDIT FACILITY, (II) SELLING IN A PRIVATE PLACEMENT AT LEAST $400.0 MILLION OF SENIOR SUBORDINATED NOTES, (III) OFFERING TO PURCHASE FOR CASH ANY AND ALL OF ITS 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003 (THE "2003 NOTES"), AND (IV) OFFERING TO EXCHANGE FOR SHARES OF COMMON STOCK ANY AND ALL OF ITS 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2001 (THE "2001 NOTES"). STOCKHOLDERS WHOSE SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR IN THE OFFER WILL NOT PARTICIPATE IN THE DISTRIBUTIONS OF THE SPIN-OFF COMPANIES WITH RESPECT TO SUCH SHARES.

                                                   (CONTINUED ON FOLLOWING PAGE)
                           --------------------------
                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER

MAY 4, 1998

                                                 (CONTINUED FROM PRECEDING PAGE)

                                   IMPORTANT

GENERAL

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF HIS SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND DELIVER IT AND ALL OTHER REQUIRED DOCUMENTS TO FIRST CHICAGO TRUST COMPANY OF NEW YORK ("FIRST CHICAGO" OR THE "DEPOSITARY") AND EITHER MAIL OR DELIVER THE STOCK CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY OR FOLLOW THE PROCEDURE FOR BOOK-ENTRY DELIVERY SET FORTH IN SECTION 2, OR (2) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. STOCKHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD CONTACT SUCH PERSON OR INSTITUTION IF THEY DESIRE TO TENDER SUCH SHARES.

    STOCKHOLDERS DESIRING TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER BY THE EXPIRATION OF THE OFFER MUST TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2. STOCKHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, OR MORGAN STANLEY & CO. INCORPORATED, THE DEALER MANAGER, AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE, AND ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE OBTAINED FROM THE INFORMATION AGENT.

SPECIAL INFORMATION FOR HOLDERS OF CERTAIN TYPES OF SHARES

    HOLDERS OF PLEDGED SHARES, ESPP SHARES OR VESTED (BUT UNEXERCISED) OR UNVESTED OPTIONS GRANTED UNDER ONE OF THE OPTION PLANS (AS DEFINED BELOW) WHO WISH TO PARTICIPATE IN THE OFFER MUST FOLLOW THE SEPARATE INSTRUCTIONS AND PROCEDURES DESCRIBED BELOW (COLLECTIVELY, THE "SPECIAL INSTRUCTIONS"). ALL HOLDERS OF OPTIONS GRANTED UNDER THE FOLLOWING PLANS (THE "OPTION PLANS") ARE ELIGIBLE TO PARTICIPATE IN THE OFFER: U.S. OFFICE PRODUCTS COMPANY AMENDED AND RESTATED 1994 LONG-TERM INCENTIVE PLAN (AND ITS PREDECESSOR); U.S. OFFICE PRODUCTS COMPANY 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN; U.S. OFFICE PRODUCTS COMPANY 1997 STOCK OPTION PLAN FOR FORMER NON-EMPLOYEE DIRECTORS OF MAIL BOXES ETC.; U.S. OFFICE PRODUCTS COMPANY 1997A STOCK OPTION PLAN FOR EMPLOYEES OF MAIL BOXES ETC.; AND U.S. OFFICE PRODUCTS COMPANY 1997B STOCK OPTION PLAN FOR EMPLOYEES OF MAIL BOXES ETC.

    - HOLDERS OF PLEDGED SHARES WHO WISH TO TENDER SOME OR ALL OF THEIR PLEDGED SHARES IN THE OFFER SHOULD REVIEW THE INFORMATION AND MUST FOLLOW THE INSTRUCTIONS CONTAINED IN THE MATERIALS PRINTED ON PURPLE PAPER.

    - HOLDERS OF ESPP SHARES WHO WISH TO TENDER SOME OR ALL OF THEIR ESPP SHARES IN THE OFFER SHOULD REVIEW THE INFORMATION AND MUST FOLLOW THE INSTRUCTIONS CONTAINED IN THE MATERIALS PRINTED ON GOLD PAPER.

    - HOLDERS OF OPTIONS WHO WISH TO TENDER SOME OR ALL OF THEIR OPTION SHARES IN THE OFFER SHOULD REVIEW THE INFORMATION AND MUST FOLLOW THE INSTRUCTIONS CONTAINED IN THE MATERIALS PRINTED ON GREEN PAPER.

    HOLDERS OF PLEDGED SHARES, ESPP SHARES AND OPTIONS GRANTED UNDER ONE OF THE OPTION PLANS SHOULD READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AS THEY CONTAIN THE TERMS OF THE OFFER. THE SPECIAL INSTRUCTIONS SUPPLEMENT THAT INFORMATION. HOLDERS OF PLEDGED SHARES, ESPP SHARES AND OPTIONS SHOULD ALSO SEE "TAX CONSIDERATIONS FOR HOLDERS OF PLEDGED SHARES, ESPP SHARES AND OPTION SHARES" IN SECTION 12 FOR INFORMATION ABOUT TAX CONSIDERATIONS AND
SECTION 4 FOR SPECIAL PAYMENT PROCEDURES THAT APPLY TO SUCH HOLDERS IF THEY PARTICIPATE IN THE OFFER.

    ADDITIONAL COPIES OF THE SPECIAL INSTRUCTIONS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FIRST CHICAGO.
                            ------------------------

 THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF
    OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY
       PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO
          PURCHASE OR IN THE LETTER OF TRANSMITTAL OR IN THE SPECIAL INSTRUCTIONS. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY
        SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS
                    HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

    THE OFFER IS NOT BEING MADE TO (NOR WILL ANY TENDER OF SHARES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SHARES THEREIN WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY FOR THE COMPANY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
INTRODUCTION.....................................................................................................           2
           Summary Terms of the Offer............................................................................           2
           General Information...................................................................................           3
           Forward-Looking Information...........................................................................           3

BACKGROUND AND PURPOSE OF THE OFFER..............................................................................           4

THE OFFER........................................................................................................           6
       1.  Number of Shares; Proration; Expiration Date..........................................................           6
       2.  Procedures for Tendering Shares.......................................................................           7
       3.  Withdrawal Rights.....................................................................................          11
       4.  Acceptance for Payment and Payment for Shares.........................................................          12
       5.  Certain Conditions of the Offer.......................................................................          13
       6.  Extension of the Offer; Termination; Amendments.......................................................          15
       7.  Certain Effects of the Offer..........................................................................          16
       8.  Price Range of Shares; Dividends......................................................................          17
       9.  Source and Amount of Funds............................................................................          18
      10.  Transactions and Arrangements Concerning the Shares...................................................          20
      11.  Certain Legal Matters; Regulatory Approvals...........................................................          20
      12.  U.S. Federal Income Tax Considerations................................................................          20
      13.  Fees and Expenses.....................................................................................          25
      14.  Miscellaneous.........................................................................................          26

ANNEX A -- INFORMATION CONCERNING THE STRATEGIC RESTRUCTURING PLAN, THE COMPANY AND INVESTOR

                            ------------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

    Pursuant to the Company's Strategic Restructuring Plan (as defined herein), the Company has filed with the Commission (i) a proxy statement on Schedule 14A relating to the Equity Investment (as defined herein) and a one-for-four reverse stock split, (ii) a registration statement on Form S-4 and a related Schedule 13E-4 relating to the 2001 Note Offer (as defined herein) and (iii) a Schedule 13E-4 relating to the 2003 Note Offer (as defined herein). In addition, each of the Spin-Off Companies has filed a registration statement on Form S-1 (each, a "Spin-Off Company Registration Statement") relating to the Distributions. These documents are available at the Commission as described above and can also be obtained upon written or oral request to U.S. Office Products Company, 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007,
Attention: Mark D. Director, telephone: (202) 339-6700.

    This Offer to Purchase constitutes part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by the Company pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated by reference in this Offer to Purchase.

    This Offer to Purchase also constitutes part of a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") filed with the Commission by Investor and Clayton, Dubilier & Rice Fund V Limited Partnership pursuant to Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder. The
Schedule 14D-1 and all exhibits thereto are incorporated by reference in this Offer to Purchase.

    In addition, no less than ten (10) days prior to the Expiration Date, the Company will distribute to each holder of Shares of record on such date a copy of the information statement of each Spin-Off Company contained in the Spin-Off Company Registration Statements.

TO THE HOLDERS OF COMMON STOCK OF
  U.S. OFFICE PRODUCTS COMPANY:

                                  INTRODUCTION

SUMMARY TERMS OF THE OFFER

    U.S. Office Products hereby offers to purchase 37,037,037 shares of its Common Stock (the "Shares") at a price of $27 per Share (or, in the case of Shares underlying stock options, at $27 minus the exercise price of the options and any applicable withholding taxes) (the "Offer Price"). The number of Shares to be purchased by the Company includes Option Shares that may be tendered upon exercise of options with an exercise price of less than $27 per Share as described herein. Unless otherwise noted, the term Shares includes Option Shares. The Company's offer is subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). In the case of tenders of Pledged Shares, ESPP Shares and Option Shares, the relevant Notice of Instructions or Tender Instruction Form (as the case may be) contained in the respective Special Instructions are also part of the terms of the Offer.

    Each stockholder who has properly tendered and not withdrawn Shares will receive the Offer Price, net to the stockholder in cash, for all Shares purchased, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the conditions described herein. If more than 37,037,037 Shares are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase on a pro rata basis from stockholders whose Shares are properly tendered and not withdrawn. Any stockholder (other than option holders tendering Option Shares) may tender Shares subject to the condition that all, a specified minimum number of Shares (which, except in certain cases, may be represented by designated stock certificates) or none of such Shares be purchased. See Section
1. The Company will return all Shares not purchased, including Shares not purchased because of proration or conditional tenders. Shares, other than Option Shares, not accepted in the Offer will be eligible to receive shares of the Spin-Off Companies in the Distributions. See "The Strategic Restructuring Plan--Spin-Off Distributions" in Annex A.

    If all eligible Shares are validly tendered by stockholders and option holders in the Offer, the proration percentage (that is, the percentage of validly tendered Shares that would be purchased in the Offer) would be approximately 22.5%. This percentage assumes that all 2001 Notes are exchanged for shares of Common Stock in the 2001 Note Offer (as defined below), and all such shares are tendered in the Offer, and all 2003 Notes are tendered and accepted for purchase in the 2003 Note Offer (as defined below).

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. The Company will pay all fees and expenses of First Chicago Trust Company of New York ("First Chicago" or the "Depositary"), MacKenzie Partners, Inc. (the "Information Agent"), First Chicago, as agent for option holders and holders of Pledged Shares, American Stock Transfer & Trust Company (the "ESPP Agent"), as agent for ESPP participants, and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager, in connection with the Offer. See Section 13.

THE OFFER IS CONDITIONED UPON A MINIMUM OF 37,037,037 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN, AND ON CERTAIN OTHER CONDITIONS, INCLUDING RECEIPT OF FINANCING ON ACCEPTABLE TERMS AND SATISFACTION OF ALL CONDITIONS TO THE CONSUMMATION OF THE DISTRIBUTIONS AND THE EQUITY INVESTMENT (OTHER THAN IN RESPECT OF THE OFFER).

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. HOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS, EXCEPT FOR THE CHIEF EXECUTIVE OFFICER, THOMAS MORGAN, INTEND TO TENDER SHARES IN THE OFFER.

GENERAL INFORMATION

    As of April 27, 1998, the Company had issued and outstanding 133,782,354 Shares (excluding Option Shares). As of that date, approximately 22 million Option Shares were reserved for issuance in connection with outstanding stock options under the Option Plans, 8,889,920 additional Shares (excluding Option Shares) were reserved for issuance upon conversion of the 2001 Notes (giving effect to the temporarily reduced conversion price in connection with the 2001 Note Offer (as defined below)) and 7,278,481 additional Shares (excluding Option Shares) were reserved for issuance upon conversion of the 2003 Notes. The 37,037,037 Shares that the Company is offering to purchase represent approximately 27.7% of the Shares (excluding Option Shares and other Shares reserved for issuance upon conversion of the 2001 Notes and the 2003 Notes) outstanding at April 27, 1998. Further, such 37,037,037 Shares represent approximately 22.5% of the sum of the shares of Common Stock issued and outstanding at April 27, 1998 plus Option Shares and Shares reserved for issuance upon conversion of the 2001 Notes (giving effect to the temporarily reduced conversion price). The Shares are quoted on The Nasdaq Stock Market ("Nasdaq") under the symbol "OFIS." On January 12, 1998, the last full trading day prior to the announcement of the Strategic Restructuring Plan (which includes the Offer), the closing price as reported on Nasdaq was $17 3/4 per Share. On May 1, 1998, the last full trading day prior to the commencement of the Offer, the closing price as reported on Nasdaq was $17 15/16 per Share. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE
SECTION 8.

    Shares acquired by the Company pursuant to the Offer may be re-issued in connection with the Equity Investment described herein, held as treasury stock or retired by the Company. See "Background and Purpose of the Offer" in this Offer to Purchase and "The Strategic Restructuring Plan--Equity Investment" in Annex A.

    Certain U.S. federal income tax consequences of the sale of Shares (including tax consequences applicable to Pledged Shares, ESPP Shares and Option Shares) pursuant to the Offer are described in Section 12.

    Certain conditions of the Offer are described in Section 5. The Company reserves the right (but is not obligated) to waive any or all such conditions, other than those that are legally mandated.

FORWARD-LOOKING INFORMATION

    This Offer to Purchase (including Annex A hereto) contains forward-looking statements that involve risks and uncertainties. When used in this Offer to Purchase, the words "anticipate," "estimate," "intend" "may," "will," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company undertakes no obligation to revise these forward-looking statements to reflect any future events or circumstances. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those described in the Company's filings with the Commission under the Exchange Act. This Offer to Purchase also contains pro forma financial information that gives effect to certain events. Such information is not necessarily indicative of the results the Company would have attained had the events occurred at the beginning of the periods presented, as assumed, or of the future results of the Company.

                      BACKGROUND AND PURPOSE OF THE OFFER

    The Board of Directors of the Company has adopted a comprehensive restructuring plan. The principal elements of this plan, including modifications the Board of Directors has made since first adopting the plan (as so modified, the "Strategic Restructuring Plan"), are as follows:

    - THE OFFER. In the Offer, the Company will purchase 37,037,037 Shares, at a price of $27 per Share. As described below, the Company will pay for the Offer with borrowed money and proceeds of the Equity Investment.

    - SPIN-OFF DISTRIBUTIONS. The Company will distribute to its stockholders the shares of four separate companies: Aztec Technology Partners, Inc., Workflow Management, Inc., School Specialty, Inc. and Navigant International, Inc. (collectively, the "Spin-Off Companies"). The distributions of the shares of the Spin-Off Companies are referred to in this Offer to Purchase as the "Distributions." The Spin-Off Companies will conduct the Company's former technology solutions, print management, educational supplies and corporate travel services businesses, respectively. Each of the Spin-Off Companies plans to issue additional shares of its common stock in a public offering substantially concurrent with the Distributions.

    - EQUITY INVESTMENT. Pursuant to an investment agreement (the "Investment Agreement"), an affiliate ("Investor") of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R"), a private investment firm, will acquire for $270.0 million shares of the Company's Common Stock representing 24.9% of the outstanding equity of the Company (after giving effect to the Offer and such investment) and warrants to purchase additional shares of Common Stock (the "Equity Investment").

    The Strategic Restructuring Plan was adopted in light of the Company's movement into a new stage of development, less reliant on acquisitions and more focused on growth through improvements in, and expansion of, existing operations. The Company believes that the Strategic Restructuring Plan will benefit the Company by focusing its business on a complementary group of businesses and permitting management to implement operational improvements in its core business. It will also bring to the Company's core business the managerial assistance and support of CD&R. For a more detailed description of the Strategic Restructuring Plan, see "The Strategic Restructuring Plan" in Annex A.

    In connection with the Strategic Restructuring Plan and subject to stockholder approval, the Company plans to undertake a one-for-four reverse stock split to be effective upon completion of all other elements of the Strategic Restructuring Plan.

    In conjunction with the Strategic Restructuring Plan, the Company plans to undertake the following transactions (the "Financing Transactions"):

    - NEW CREDIT FACILITY. Pursuant to a commitment letter from a group of lenders, the Company plans to enter into a new $1.225 billion senior credit facility (the "Credit Facility").

    - SUBORDINATED DEBT OFFERING. The Company plans to issue and sell at least $400.0 million in Senior Subordinated Notes in a private placement (the "Subordinated Debt Offering" and, together with borrowings under the Credit Facility, the "New Borrowings").

    - 2003 NOTE OFFER. The Company is offering to purchase any and all of its $230.0 million outstanding 2003 Notes for a purchase price of 94.50% of the principal amount, plus accrued interest (the "2003 Note Offer").

    - 2001 NOTE OFFER. The Company is offering to exchange its 2001 Notes for Common Stock (the "2001 Note Offer") at an exchange rate of 61.483 shares per $1,000 principal amount of 2001 Notes, which effectively reduces the conversion price from $19.00 to $16.17 per share for the period during which the 2001 Note Offer is open.

    The Company intends to use the proceeds of the Equity Investment and the Subordinated Debt Offering, together with borrowings under the Credit Facility, to refinance the Company's existing credit facility, to pay the purchase price of the Offer and the 2003 Note Offer, and to pay fees and expenses incurred in connection with the Strategic Restructuring Plan and the Financing Transactions. The Credit Facility also will be available for future borrowings, including to fund future acquisitions and capital needs. For a more detailed description of the Financing Transactions, see "The Strategic Restructuring Plan-- Financing Transactions" in Annex A.

    The Company hired Morgan Stanley to advise it about the Strategic Restructuring Plan. Morgan Stanley delivered an opinion, dated January 12, 1998, to the Board of Directors (the "Morgan Stanley Opinion") that, as of such date and subject to certain conditions identified in the Morgan Stanley Opinion, the transactions comprising the Strategic Restructuring Plan, taken as a whole, are fair from a financial point of view to the stockholders of the Company. Morgan Stanley's written opinion is included as Exhibit 1 to Annex A to this Offer to Purchase. The opinion sets forth the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. For additional information about the opinion, see "The Strategic Restructuring Plan--Opinion of Financial Advisor" in Annex A.

    The primary purpose of the Offer is to provide to stockholders an opportunity to sell a portion of their Shares at a premium to recent market prices, without the usual transaction costs associated with a market sale. Further, the purchase of Option Shares will reduce the potential additional dilution to stockholders of the Company and the Spin-Off Companies after the Distributions that would otherwise result from the adjustments that are expected to be made to the terms of the Company's outstanding options as a result of the Distributions, as well as permitting employees to participate in the Offer without having to exercise their options in advance of tendering.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 37,037,037 Shares at the Offer Price. If the Offer is oversubscribed, Shares tendered prior to the Expiration Date will be subject to proration, as described below. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, June 1, 1998, unless the Company, in its sole discretion, extends the Offer. If the Company extends the Offer, the term "Expiration Date" shall mean the date and time to which the Offer is extended. The Company's right to extend the Offer, and to delay, terminate or amend the Offer, is described in Section 6.

    Subject to the applicable regulations of the Commission, the Company reserves the right, in its sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 37,037,037 Shares in the Offer. If (i) the Company increases or decreases the Offer Price, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares (excluding Option Shares), or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described herein, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    All Shares purchased in the Offer will be purchased at the Offer Price. All Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tenders and Shares tendered and withdrawn, will be returned to the tendering stockholder at the Company's expense as promptly as practicable following the Expiration Date or as promptly as practicable following withdrawal, as the case may be. Shares other than Option Shares not purchased in the Offer will be eligible to receive shares of the Spin-Off Companies in the Distributions. See "The Strategic Restructuring Plan--Spin-Off Distributions" in Annex A.

    If the number of Shares properly tendered prior to the Expiration Date (and not withdrawn in accordance with Section 3) is equal to 37,037,037 Shares (or such other number of Shares as the Company may elect to purchase in the Offer), and if the conditions set forth in Section 5 are each satisfied or waived, the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Offer Price all Shares so tendered. If any of the conditions is not satisfied or waived, the Offer will not be completed and the Company will promptly return all tendered Shares.

    If the number of Shares properly tendered prior to the Expiration Date (and not withdrawn in accordance with Section 3) is less than 37,037,037, the Company will not be obligated to purchase any Shares. See Section 5.

    If more than 37,037,037 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn, the Company will accept, upon the terms and subject to the conditions of the Offer, Shares for purchase in the following order of priority:

        (a) all Shares properly and unconditionally tendered and not withdrawn, and all other Shares properly and conditionally tendered and not withdrawn for which the condition can be satisfied on the basis of the number of Shares tendered and not withdrawn and the conditions thereto, in each case before the Expiration Date, on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares); and

        (b) then, if the number of all of the foregoing Shares is less than the number of Shares the Company will accept for payment and no tenders have been accepted on a pro rata basis, such additional number of Shares properly and conditionally tendered before the Expiration Date and not withdrawn as to which the condition was not satisfied as are necessary to reach the number of Shares the Company will accept for payment. If such conditional tenders are accepted, the Company will select conditional tenders by lot only from stockholders who tender all Shares owned by them and will limit its purchase in each case to the designated minimum number of Shares to be purchased. If the Company purchases less than all Shares tendered before the Expiration Date and not withdrawn, any Shares tendered pursuant to a conditional tender for which the condition was not satisfied shall be deemed withdrawn, subject to reinstatement if such conditionally tendered Shares are all the Shares held by the person tendering and the conditionally tendered Shares are subsequently selected by lot for purchase.

    If the Offer is over-subscribed, Pledged Shares, ESPP Shares and Option Shares will each be separately subject to the same proration as all other Shares, with the following additional administrative rules:

    - For stockholders tendering ESPP Shares, the Company will first purchase the ESPP Shares that have been held the longest.

    - For holders tendering Option Shares, the Company will first purchase Option Shares that are attributable to vested options before it purchases any Option Shares from that holder that are attributable to unvested options. After this rule is applied, the Company will purchase Option Shares that are attributable to options with the lowest exercise price first and, within those options, the Company will purchase Option Shares that are attributable to options that have been vested for the longest period of time (or that vest first, in the case of unvested options).

    If proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders and option holders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. If all eligible Shares are validly tendered by stockholders and option holders in the Offer, the proration percentage (that is, the percentage of validly tendered Shares that would be purchased in the Offer) would be approximately 22.5%. This percentage assumes that all 2001 Notes are exchanged for shares of Common Stock in the 2001 Note Offer, and all such shares are tendered in the Offer, and all 2003 Notes are tendered and accepted for purchase in the 2003 Note Offer.

    As described in Section 12, the number of Shares that the Company will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. Stockholders may designate the order in which their Shares shall be purchased in the event less than all of the Shares tendered are purchased as a result of proration. This designation is not available, however, with respect to Pledged Shares, ESPP Shares or Option Shares.

    If, as a result of the number of Shares tendered and the conditions thereto, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, except as provided above, and all Shares tendered by such stockholder will be returned as promptly as practicable after the Expiration Date at the Company's expense.

2.  PROCEDURES FOR TENDERING SHARES

    GENERAL. This section describes the procedures for tendering Shares in the Offer. There are additional special procedures that holders of Pledged Shares, ESPP Shares and Option Shares must follow in order to participate in the Offer. These are described in the relevant Special Instructions.

    PROPER TENDER OF SHARES. To validly tender Shares in the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for the Shares to be tendered must be transmitted to and received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case on or before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

    Stockholders may tender Shares subject to the condition that all, a specified minimum number of Shares or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See
Section 12. Stockholders should note that conditional tenders will not be selected by lot pursuant to paragraph (b) in the description of proration in
Section 1 unless they tender all Shares held by them.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as defined below), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) appears on the certificate for Shares tendered therewith, and payment is to be made in the name of such registered holder, or (b) Shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program
(SEMP) or the New York Stock Exchange Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares in the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form included with this Offer to Purchase, is received by the Depositary by the Expiration Date; and

       (iii) the certificates for all tendered Shares in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary received such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    Notwithstanding any other provision hereof, payment for Shares accepted in the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    U.S. FEDERAL INCOME TAX WITHHOLDING. To prevent U.S. federal income tax backup withholding equal to 31% of the gross payments made for Shares purchased in the Offer, each U.S. stockholder (as defined in Section 12) who does not otherwise establish an exemption from such withholding must notify the Depositary of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. Holders of Option Shares and ESPP Shares who participate in the Offer will be subject to income and employment tax withholding. See Section 12.

    ANY TENDERING U.S. STOCKHOLDER OR OTHER U.S. PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR SPECIAL INSTRUCTIONS MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

    In the case of a non-U.S. stockholder (as defined in Section 12), the Depositary will withhold 30% of the gross payments made for such stockholder's Shares purchased in the Offer in order to satisfy certain federal withholding requirements unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable. As a result of such withholding, non-U.S. stockholders will not be subject to U.S. federal income tax backup withholding. Each stockholder should consult his or her own tax advisor as to whether the stockholder is subject to or exempt from federal income tax withholding.

    DETERMINATION OF VALIDITY, REJECTION OF SHARES, WAIVER OF DEFECTS, NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer (subject to the Investment Agreement and applicable law and regulations) or any defect or irregularity in any tender of Shares, and the Company's interpretation of the terms of the Offer (including the instructions in the Letter of Transmittal and the Special Instructions) shall be final and binding. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

    TENDER CONSTITUTES AN AGREEMENT. The tender of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person, directly or indirectly, to tender shares for his own account unless, at the time of the tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above or pursuant to the separate procedures for Pledged Shares, ESPP Shares and Option Shares described below will constitute the tendering holder's acceptance of the terms and conditions of the Offer as well as the tendering holder's representation and warranty that (i) such holder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

    SPECIAL PROCEDURES FOR HOLDERS OF PLEDGED SHARES, ESPP SHARES AND OPTION
     SHARES.

    PLEDGED SHARES. Owners of Pledged Shares who desire to tender their Pledged Shares in the Offer must separately direct First Chicago to tender the Pledged Shares on their behalf as described in the materials on purple paper included herewith. Owners of Pledged Shares will be required to sign a power of attorney authorizing First Chicago to sign the Letter of Transmittal on their behalf. The Letter of Transmittal will direct that any Pledged Shares that are not purchased in the Offer will be returned to the Company and the proceeds from the sale of any Pledged Shares will be retained as collateral security and will be forwarded to an account maintained for the Company's benefit by American Stock Transfer & Trust Company. The proceeds from the Pledged Shares received upon tender will be subject to the same terms and conditions as the Pledged Shares. Holders of Pledged Shares may not use the Letter of Transmittal to direct the tender of Pledged Shares. Instead, holders of Pledged Shares must follow the procedures for tender described in the separate materials on purple paper included herewith.

    ESPP SHARES. Participants in the ESPP who wish to have the agent for such plan tender ESPP Shares attributable to their accounts should notify the ESPP Agent of such election as provided in the notice sent to such participants and explained in the materials on gold paper included herewith. As explained in greater detail in those materials, employees who own ESPP Shares who wish to participate in the Offer must instruct the ESPP Agent as to the number of their ESPP Shares they would like to tender in the Offer, and must authorize the ESPP Agent to tender the ESPP Shares on their behalf. Solely for the purpose of allowing participants in the ESPP to participate in the Offer, the one-year restriction on sales of ESPP Shares acquired through the ESPP as of the end of the January 1998 purchase period has been temporarily waived. Shares purchased through the ESPP after such date are not eligible for the Offer. Any ESPP Shares that have not satisfied the one-year sale restriction and are not purchased in the Offer will be returned to the employee's ESPP account. Such ESPP Shares will not be eligible for sale until the one-year period has been satisfied. Holders of ESPP Shares may not use the Letter of Transmittal to direct the tender of ESPP Shares. Instead, holders of ESPP Shares must follow the procedures for tender described in the separate materials on gold paper included herewith.

    OPTION SHARES. Holders of vested (but unexercised) and unvested options to purchase Shares granted under the Company's Option Plans, provided such options have an exercise price less than $27.00 per share, may conditionally exercise such options as part of the Offer and instruct First Chicago, as their agent, to tender part or all of the Option Shares resulting from the exercise. This exercise of options is "conditional" because the option holder is deemed to exercise the option (and pay the exercise price) only if and to the extent that the Company actually purchases the Option Shares in the Offer. If the Company does not purchase an Option Share, the option for the Option Share will not be deemed exercised and will remain outstanding (subject to adjustment as a result of the Distributions). The Company will, as an accommodation to option holders planning to tender Option Shares in the Offer, permit a "cashless" exercise of such options. In this event, the consideration received by option holders whose Option Shares are purchased in the Offer will be the difference between the Offer Price and the exercise price relating to the Option Shares so purchased (less applicable tax withholding). Option holders may also exercise vested but unexercised options for cash in accordance with the terms of the Option Plan and tender the Shares received upon exercise in accordance with the Offer. See
Section 1. Option holders (other than option holders who have exercised their options for cash and received Shares) may not use the Letter of Transmittal to direct the tender of the Option Shares. Instead, option holders must follow the procedures for tender described in the separate materials on green paper included herewith.

3.  WITHDRAWAL RIGHTS

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on Tuesday, June 30, 1998.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be retendered on or before the Expiration Date by again following any of the procedures described in Section 2.

    If, as a result of proration, the number of Shares to be purchased from any stockholder making a conditional tender is reduced below the minimum number specified by such stockholder, such tender will automatically be regarded as withdrawn, provided that such Shares will be deemed retendered if selected by lot for purchase in accordance with Section 1.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares in the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section.

    The withdrawal rights described above also apply to holders who tender Pledged Shares, ESPP Shares and Option Shares. However, holders of Pledged Shares, ESPP Shares and Option Shares should refer to the Special Instructions for such holders for details on how they can exercise their withdrawal rights.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment as soon as practicable after the Expiration Date 37,037,037 Shares (or such other number of Shares as the Company may elect to purchase). For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares that are tendered and not withdrawn when, as and if the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment in the Offer. The date and time of such acceptance is referred to as the "Acceptance Date."

    The Company will pay for Shares accepted in the Offer by depositing the aggregate Offer Price for such Shares with the Depositary, which will, in turn, send such payments to tendering stockholders. Payment for Pledged Shares accepted in the Offer will be made to American Stock Transfer & Trust Company, as agent, as described in the enclosed purple materials. Payment for ESPP Shares accepted in the Offer will be made to the ESPP Agent and forwarded to the ESPP participants as described in the enclosed gold materials. Payment for Option Shares accepted in the Offer will be made to First Chicago, as agent for the option holders, and forwarded to the option holders as described in the enclosed green materials.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five business days after the Expiration Date and this determination may take longer. Accordingly, the Company expects that payment for accepted Shares will not occur until at least the seventh business day following the Expiration Date. If determination of the final proration results for the Offer or the closing of the Equity Investment is delayed, payment for accepted Shares will also be delayed. The Company will not accept Shares tendered in the Offer unless and until the conditions specified under Section 5 below have been satisfied. It is possible that a definitive agreement relating to the Credit Facility or a definitive agreement relating to the issuance of the Senior Subordinated Notes will not be executed until after the Expiration

Date, and this may delay acceptance. The Company will not pay for accepted Shares until the closing of the Equity Investment. The closing of the Equity Investment cannot occur until after the record date for the Distributions, and the Company does not expect the record date for the Distributions to occur until at least two business days after the final proration results, if any, for the Offer are announced.

    If the Company is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering holders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

    Certificates for Shares not purchased, including Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, Shares will be credited to the account maintained within the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Certificates for Pledged Shares and ESPP Shares not purchased in the Offer will be returned in the manner described in the Special Instructions. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 5.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, except if (i) payment of the Offer Price is to be made to, or (ii) (in the circumstances permitted by the Offer) Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered holder, or tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal. In such circumstances, the amount of all stock transfer taxes, if any, payable on account of the transfer to such person (whether imposed on the registered holder or such other person) will be deducted from the Offer Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instructions 6 and 7 of the Letter of Transmittal.

5.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Investment Agreement), the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Investment Agreement or terminate the Offer if (i) the Minimum Condition (as defined below) has not been satisfied; (ii) the Financing Condition (as defined below) has not been satisfied; (iii) the Equity Investment Condition (as defined below) has not been satisfied; (iv) the Distribution Condition (as defined below) has not been satisfied; or (v) any of the General Conditions (as defined below) have not been satisfied.

    The Minimum Condition will be satisfied if, at the Acceptance Date, a minimum of 37,037,037 Shares have been validly tendered pursuant to the terms of the Offer and not withdrawn.

    The Financing Condition will be satisfied upon (a) the availability to the Company on terms and conditions satisfactory to the Company in its sole discretion of funds sufficient to pay the Offer Price for 37,037,037 Shares and related costs and expenses of the Offer from the Subordinated Debt Offering, through borrowings under the Credit Facility, and/or from the Equity Investment, or any combination of the foregoing, and (b) the Company having obtained all necessary consents from lenders for completion of the Offer and the Distributions. See "The Strategic Restructuring Plan--Financing Transactions" in Annex A.

    The Equity Investment Condition will be satisfied when all conditions to closing under the Investment Agreement have been satisfied or waived other than the conditions set forth in the Investment Agreement relating to consummation of the Distributions and to consummation of the Offer. See "The Strategic Restructuring Plan--Equity Investment" in Annex A.

    The Distribution Condition shall be satisfied when all conditions to the obligation of the Company to consummate the Distributions as provided in the Distribution Agreement (as defined in Annex A) have been satisfied or waived (other than the condition relating to the consummation of the Offer) including, but not limited to, (i) the registration statements relating to the distribution of shares in the Distributions having been declared effective by the Commission and (ii) the Company having received an opinion of Wilmer, Cutler & Pickering regarding the tax treatment of the Distributions. See "The Strategic Restructuring Plan--Spin-Off Distributions" in Annex A.

    For purposes of the foregoing provisions, all the General Conditions shall be deemed to have been satisfied unless any of the following conditions shall occur prior to the Acceptance Date:

        (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the transactions contemplated by the Offer, the Equity Investment or the Distributions; or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;

        (ii) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer, the Equity Investment or the Distributions or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;

       (iii) there shall have occurred or be likely to occur any event that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer, the Equity Investment or the Distributions or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Offer, the Equity Investment or the Distributions, or otherwise result in the consummation of the Offer, the Equity Investment or the Distributions not being, or not being reasonably likely to be, in the best interests of the Company and its subsidiaries taken as a whole;

        (iv) a tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person;

        (v) (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than Investor and entities, groups or persons, if any, who have filed with the Commission, on or before January 12, 1998, a Schedule 13G or Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

           (b) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 2% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares (other than the Equity Investment); or

           (c) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares; or

        (vi) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities in the United States national securities exchanges or over-the-counter markets, (b) any significant adverse change in the trading prices for the Shares or in the Company's other securities, or in any financial markets, (c) a material impairment in the trading market for securities that could, in the sole judgment of the Company, affect the Equity Investment, the Offer, the Distributions or the New Borrowings, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in the reasonable judgment of the Company, might affect) the extension of credit by banks or other lending institutions in the United States, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

    The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions (including any action or inaction by the Company) or may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived, except that (notwithstanding the Company's ability to waive the Financing Condition) the Offer cannot be completed if certain consents from lenders are not obtained. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights; the waiver of any such rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and binding upon all persons.

6.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

    Upon the terms of the Offer, the Company will accept for exchange all Shares validly tendered and not withdrawn prior to 12:00 Midnight, New York City time, on Monday, June 1, 1998, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Company expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release (which shall include disclosure of the approximate number of Shares tendered) to the Dow Jones News Service no later than 9:00 a.m., New York City time, the next business day following the previously scheduled Expiration Date. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer.

    The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for, or to terminate the Offer and not to accept for payment any Shares not theretofore accepted for payment, upon the occurrence of any of the conditions specified in Section 5 or
(ii) at any time or from time to time to amend the Offer in any respect (subject to the provisions of the Investment Agreement), including increasing or decreasing the number of Shares the Company may purchase or the price per Share it may pay in the Offer.

    Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including under Rule 13e-4(e) (2) under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d) (2) and 13e-4(e) (2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information.

    The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f) (5) under the Exchange Act, which requires that an issuer pay consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares (excluding Option Shares), or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease, as the case may be, is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

7. CERTAIN EFFECTS OF THE OFFER

    Shares the Company acquires in the Offer will initially be held in the Company's treasury or retired (or a combination thereof) and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the securities exchanges on which the Shares are listed) for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company's business, the satisfaction of conversion requirements under securities issued by the Company, the distribution of stock dividends and the implementation of, or the satisfaction of obligations under, employee benefit plans. Except for the Equity Investment and the issuance of Shares upon exercise of outstanding options or upon conversion of outstanding notes, the Company has no present plans to use any authorized but unissued or treasury Shares for any other purpose. See "The Strategic Restructuring Plan" in Annex A. After the Distributions, the Company may consider the acquisition of assets or businesses and, to the extent available, treasury Shares may be used to make such an acquisition.

    Shares other than Option Shares that are not tendered or not purchased in the Offer will remain outstanding and will be eligible to receive the Distributions, as described in "The Strategic Restructuring Plan--Spin-Off Distributions" in Annex A. In addition, in connection with the Strategic Restructuring Plan, after the Offer, the Company plans to complete a one-for-four reverse stock split of its Shares (subject to stockholder approval). Also, as a result of the Distributions, the Company will make adjustments to options that are outstanding after the completion of the Strategic Restructuring Plan. See "The Strategic Restructuring Plan--Adjustment to Employee Stock Options" in Annex A.

    The Company has no plans to acquire additional Shares. The Company may in the future acquire Shares (in addition to those purchased in the Offer) on the open market, in privately negotiated transactions, through tender offers, mergers or otherwise, in such amounts, at such prices and at such times as the Company may determine. Rule 13e-4 under the Exchange Act generally prohibits the Company and its affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date. The Company will not purchase any additional Shares until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company and general economic and market conditions. Any of these possible purchases may be on the same terms as, or on terms more or less favorable than, those of the Offer.

    In connection with the Strategic Restructuring Plan, the Company is offering to purchase any and all of its 2003 Notes for cash and to exchange its 2001 Notes for Common Stock at a temporarily reduced conversion price. Shares issued upon conversion of the 2001 Notes will be eligible to be tendered in the Offer and, unless accepted by the Company for purchase in the Offer, to receive shares of the Spin-Off Companies.

    Directors and executive officers of the Company currently own beneficially and of record in the aggregate approximately 5.1% of the outstanding Shares (excluding Shares that can be acquired upon exercise of options). Directors and executive officers of the Company currently hold options exercisable for approximately 6.3 million Shares, of which options with respect to approximately
2.3 million Shares are currently exercisable or are exercisable within 60 days of the date of this Offer to Purchase.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH HOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS AND EXECUTIVE OFFICERS, EXCEPT FOR THE CHIEF EXECUTIVE OFFICER, THOMAS MORGAN, INTEND TO TENDER SHARES IN THE OFFER.

    The Company's purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. Nonetheless, it is expected that there will still be a sufficient number of Shares outstanding and publicly traded following the consummation of the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of Nasdaq, the Company believes that the purchase by the Company of Shares in the Offer will not cause its remaining Shares to be ineligible for quotation on Nasdaq.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company expects that, following the repurchase of Shares in the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as margin securities will, however, continue to depend on maintenance of minimum daily trading volume.

    The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The purchase by the Company of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

8. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are qualified for inclusion on Nasdaq. The following table sets forth for the periods indicated the high ask and low bid prices per Share as reported on Nasdaq as compiled from published financial sources. On November 6, 1997, the Company effected a three-for-two split of the Shares. The prices given below are adjusted retroactively to reflect this stock split.

                                                                               HIGH        LOW
                                                                             ---------  ---------
FISCAL YEAR ENDED APRIL 30, 1996
First fiscal Quarter.......................................................  $   10.58  $    7.00
Second fiscal Quarter......................................................  $   12.08  $    9.00
Third fiscal Quarter.......................................................  $   17.58  $   10.83
Fourth fiscal Quarter......................................................  $   26.67  $   14.67
FISCAL YEAR ENDED APRIL 26, 1997
First fiscal Quarter.......................................................  $   30.33  $   16.33
Second fiscal Quarter......................................................  $   25.33  $   16.50
Third fiscal Quarter.......................................................  $   24.83  $   17.50
Fourth fiscal Quarter......................................................  $   23.17  $   13.33
FISCAL YEAR ENDED APRIL 25, 1998
First fiscal Quarter.......................................................  $   20.58  $   14.67
Second fiscal Quarter......................................................  $   25.92  $   17.21
Third fiscal Quarter.......................................................  $   24.83  $   14.69
Fourth fiscal Quarter......................................................  $   19.81  $   16.38
FISCAL YEAR ENDING APRIL 24, 1999
First Fiscal Quarter (through May 1, 1998).................................  $   18.50  $   16.19

    On January 12, 1998, the last full trading day prior to the announcement of the Offer, the closing price as reported on Nasdaq was $17 3/4 per share. On May 1, 1998, the last full trading day prior to the commencement of the Offer, the closing price was $17 15/16 per share. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has not declared or paid any cash dividends on the Shares to date and presently has no plans to declare or pay any cash dividends.

9. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Company to purchase 37,037,037 Shares in the Offer is estimated to be approximately $930 million (assuming that five million Option Shares with an average exercise price of $14 per Share are tendered and accepted for purchase by the Company in the Offer). The Company intends to obtain such funds as shown in the table below.

    Set forth below is a summary of the estimated sources and uses of funds in connection with the Strategic Restructuring Plan and the Financing Transactions and the application of the net proceeds therefrom as if the foregoing transactions were completed on January 24, 1998. For a description of the Financing Transactions see "The Strategic Restructuring Plan--Financing Transactions" in Annex A.

                                                                                                          (IN
                                                                                                       MILLIONS)
                                                                                                      ------------
Sources of Funds:
  Senior Subordinated Notes.........................................................................   $    400.0
  Revolving Credit Facility.........................................................................       --
  Tranche A Term Loan Facility......................................................................         72.4
  Tranche B Term Loan Facility......................................................................        675.0
  Equity Investment.................................................................................        270.0
  Debt Repayments by Spin-Off Companies(1)..........................................................        115.0
  Available Cash....................................................................................         22.6
                                                                                                      ------------
Total...............................................................................................   $  1,555.0
                                                                                                      ------------
                                                                                                      ------------

Uses of Funds:
  Offer(2)..........................................................................................   $    930.0
  Repayment of Existing Credit Facility.............................................................        332.6
  2003 Note Offer(3)................................................................................        217.4
  Estimated Fees and Expenses(4)....................................................................         75.0
                                                                                                      ------------
Total...............................................................................................   $  1,555.0
                                                                                                      ------------
                                                                                                      ------------

------------------------

(1) Under the Strategic Restructuring Plan, the Company is allocating $130.0 million in debt to the Spin-Off Companies, of which $115.0 million will be repaid by the Spin-Off Companies to the Company at the date of the Distributions.

(2) Assumes that five million Option Shares with an average exercise price of $14 per Share are tendered and accepted for purchase by the Company in the Offer. Total consideration paid in the Offer will depend on the number of Option Shares tendered and the exercise prices of the options underlying such Option Shares.

(3) Assumes that all outstanding 2003 Notes are repurchased in the 2003 Note Offer at 94.5% of the principal amount of such Notes.

(4) Estimated fees and expenses include banking and financial advisory fees, legal and accounting expenses, a transaction fee payable to CD&R and Investor's legal and other expenses.

    The Company will incur substantial indebtedness in connection with the Strategic Restructuring Plan and the Financing Transactions and will thereby become highly leveraged. At January 24, 1998, the Company had outstanding approximately $714.5 million in indebtedness consisting of bank loans, convertible subordinated notes and capital leases. As a result of the Strategic Restructuring Plan and the Financing Transactions, the Company's total indebtedness will increase by approximately $441.0 million to approximately $1,155.5 million, assuming that all 2001 Notes are exchanged for shares of its Common Stock in the 2001 Note Offer and all 2003 Notes are accepted for purchase in the 2003 Note Offer. Any 2001 Notes and 2003 Notes that remain outstanding will increase the amount of outstanding debt.

    For a description of the risks arising from the Company's increased leverage after the Strategic Restructuring Plan, see "Risk Factors--Substantial Indebtedness of the Company; Ability to Service Debt" and "--Risks Arising from Restrictions in Agreements Relating to Indebtedness" in Annex A.

10. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    Except as described herein, neither the Company, nor any executive officer or director of the Company, any person controlling the Company, any executive officer or director of any person controlling the Company or any associate or subsidiary of any such person (including any executive officer or director of any such subsidiary), has engaged in any transaction involving Shares during the forty business days prior to the date hereof. On April 22, 1998, Michael Dooling, a director of the Company, exercised options for 26,980 Shares with an exercise price of $6.12 per Share.

    Except as described in this Offer to Purchase (including Annex A hereto), neither the Company nor, to the Company's knowledge, any of its executive officers, directors or affiliates, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares. Except as disclosed herein, none of the Company or its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, reorganization, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries, any change in its present Board of Directors or management, any material change in its present dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Certificate of Incorporation or Bylaws, or any actions causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g) (4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to
Section 15 (d) of the Exchange Act, or any actions similar to any of the foregoing.

    The Company has been advised that its directors and executive officers, except for its Chief Executive Officer, Thomas Morgan, intend to tender Shares in the Offer.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    The Company is not aware of any license or regulatory permit that it believes is material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company will make a good faith effort to obtain such approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial consideration or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

    On April 14, 1998, a stockholder purporting to represent a class composed of all stockholders of the Company filed an action in the Delaware Chancery Court. The action claims that the directors breached their fiduciary duty to the stockholders of the Company by changing the terms of the Offer to include Option Shares. The complaint seeks injunctive relief, damages, and attorneys fees. The Company believes that this lawsuit is without merit and intends to vigorously contest it.

12. U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is a general discussion of the material U.S. federal income tax consequences of the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a stockholder. In addition, the authorities on which the summary are based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the Offer differs from the treatment described below. No ruling as to any of the matters discussed in this summary has been requested or received from the IRS.

    EACH HOLDER IS URGED TO CONSULT AND RELY ON THE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

    IN GENERAL. A U.S. stockholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign tax laws. This summary does not discuss any aspects of state, local or foreign tax laws. Except as provided under the heading "Non-U.S. Stockholders" this summary applies only to U.S. stockholders who hold their Shares as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. For this purpose, a U.S. Stockholder is (i) a citizen or resident of the United States (including certain former citizens and former residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than any partnership treated as foreign under Treasury regulations),
(iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and which has one or more United States persons, who have the authority to control all substantial decisions of the trust. Certain stockholders (including dealers in securities or currencies, financial institutions, insurance companies, persons holding Shares as part of a hedging or conversion transaction or a straddle, and persons whose "functional currency" is not the U.S. dollar) may be subject to special rules not discussed below. Certain U.S. federal income tax consequences to holders of Pledged Shares, ESPP Shares and Option Shares are described separately below. In addition, a stockholder that purchased Shares through the ESPP that no longer holds the Shares in an ESPP account should review the discussion of tax consequences for holders of ESPP Shares below.

    TREATMENT AS A SALE OR EXCHANGE. Under Section 302 of the Code, a tendering stockholder's sale of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" of the Shares by the stockholder if the receipt of cash upon the sale (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete termination" of the stockholder's interest in the Company or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 Tests") are explained more fully below. No assurances can be given that any of the Section 302 Tests will be satisfied as to any particular stockholders.

    If a tendering stockholder's sale of Shares to the Company pursuant to the Offer is treated as a sale or exchange, the stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. While a stockholder will recognize long-term capital gain or loss if, at the time of such disposition, the stockholder's holding period for the Shares is more than one year, the lowest capital gain rates will apply to an individual stockholder only if such stockholder's holding period for the Shares is more than eighteen months at the time of disposition.

    Gain or loss must be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) that a stockholder tenders pursuant to the Offer. Each stockholder is permitted to designate which blocks of Shares are tendered pursuant to the Offer if less than all of such stockholders' Shares are tendered, and the order in which different blocks would be exchanged for cash in the event of proration pursuant to the Offer. Such designation must be made on the Letter of Transmittal. Stockholders should consult their tax advisors concerning the mechanics and desirability of such a designation.

    TREATMENT AS A DIVIDEND. If none of the Section 302 Tests is satisfied, cash received by a tendering stockholder pursuant to the Offer will be treated as a dividend distribution, taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits, as determined for federal income tax purposes. Any distribution in excess of current and accumulated earnings and profits will be treated first as a nontaxable return of capital reducing the stockholder's adjusted tax basis in his or her remaining Shares. Any distribution in excess of the stockholder's basis in his or her remaining Shares will be treated as gain from the sale or exchange of the Shares.

    THE SECTION 302 TESTS.  A tendering stockholder must satisfy one of the
Section 302 Tests in order for the stockholder's sale of Shares pursuant to the Offer to be treated as a sale or exchange as described above under the heading "Treatment as a Sale or Exchange" rather than as a distribution taxable under the rules summarized above under the caption "Treatment as a Dividend." In determining whether any of the Section 302 Tests are satisfied, a stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are treated as owned by the stockholder under the constructive ownership rules. Pursuant to the constructive ownership rules, a stockholder may constructively own Shares that are actually owned, and in some cases that are constructively owned, by certain related individuals and certain related entities, as well as any Shares that the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security. It is unclear whether Shares constructively owned by a stockholder by reason of such stockholder's right to acquire the Shares from the Company are to be considered outstanding for purposes of applying the Section 302 Tests to other stockholders.

        A. SUBSTANTIALLY DISPROPORTIONATE TEST. The "substantially disproportionate" test is satisfied, with respect to a stockholder, if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating Shares sold pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the sale (treating Shares sold pursuant to the Offer as outstanding).

        B. COMPLETE TERMINATION TEST. The "complete termination" test is satisfied, with respect to a stockholder, if all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer. In determining whether a stockholder's interest in the Company is completely terminated, a stockholder may be eligible to waive certain constructive ownership rules.

        C. NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The "not essentially equivalent to a dividend" test is satisfied, with respect to a stockholder, if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. Whether the sale of Shares by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. However, in the case of a small minority stockholder, even a small reduction may satisfy this test. The IRS has indicated in a published ruling that, in the case of a small minority stockholder of a publicly-held corporation who exercises no meaningful control over corporate affairs, a reduction in the stockholder's proportionate interest in the corporation from .0001118% to .0001081% (which represented a 3.3% reduction in the stockholder's percentage ownership of outstanding shares for purposes of the substantially disproportionate test) would constitute a meaningful reduction.

    Stockholders should be aware that, because proration may occur as to Shares tendered pursuant to the Offer, fewer than all of the tendered Shares may be purchased in the Offer. This must be taken into account in determining whether a stockholder is able to satisfy one of the Section 302 Tests. Stockholders should consult their tax advisors concerning the application of the Section 302 Tests to their particular circumstances. SEE SECTION 2 FOR INFORMATION REGARDING EACH STOCKHOLDER'S OPTION TO MAKE A CONDITIONAL TENDER OF A MINIMUM NUMBER OF SHARES. A STOCKHOLDER WHO DECIDES TO MAKE A CONDITIONAL TENDER IS URGED TO CALCULATE THE MINIMUM NUMBER OF SHARES THAT THE STOCKHOLDER MUST TENDER TO ASSURE THAT ONE OF THE SECTION 302 TESTS IS SATISFIED IN CONSULTATION WITH HIS TAX ADVISOR.

    Under certain circumstances, it may be possible for a tendering stockholder to satisfy one of the Section 302 Tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the stockholder but that are not exchanged pursuant to the Offer. Correspondingly, a stockholder may not be able to satisfy any of the
Section 302 Tests because of contemporaneous acquisitions of Shares by the stockholder or by a related party whose Shares are constructively owned by the stockholder or because the stockholder also holds options to purchase common stock of the Company. Stockholders should consult their tax advisors regarding the consequences of such sales or acquisitions, and the effect of holding options, in their particular circumstances.

    SPECIAL RULES FOR CORPORATE STOCKHOLDERS. If the sale of Shares by a corporate stockholder does not satisfy any of the Section 302 Tests and is treated as a dividend, the stockholder may be entitled to a dividends-received deduction equal to 70% of the payment for the Shares. There are a number of limitations on the availability of the dividends-received deduction, however.
Section 246(c) of the Code disallows the dividends-received deduction with respect to stock (i) that is held for 45 days or less during the 90-day period beginning 45 days before the ex-dividend date, or (ii) if the stockholder is under an obligation to make related payments with respect to positions in substantially similar or related property. For this purpose, a stockholder's holding period is suspended during any period in which the stockholder has an option to sell, is under a contractual obligation to sell, has made (and not closed) a short sale of, or has granted an option to buy, substantially identical stock or securities or holds one or more positions with respect to substantially similar or related property that diminish the risk of loss from holding the Shares. Finally, because the Company's payments of cash pursuant to the Offer will probably not be pro rata with respect to all of the outstanding Shares, any amount that is received by a corporate stockholder that is treated as a dividend will probably constitute an "extraordinary dividend" under Section 1059 of the Code. As a result, a corporate stockholder will be required to reduce its tax basis in its Shares (but not below zero) by the nontaxed portion of the dividend (that is, the portion of the dividend equal to the dividends-received deduction). If the non-taxed portion of the dividend exceeds the corporate stockholder's tax basis in its Shares, the excess must be treated as gain from the sale of the Shares for the taxable year in which the dividend is received. However, if a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other Shares that it has an option or other right to acquire, the nontaxed portion of the extraordinary dividend will reduce the stockholder's tax basis only in its Shares sold pursuant to the Offer, and any excess of such nontaxed portion over such basis would be taxable as gain on the sale of such Shares in the taxable year in which the dividend is received.

    BACKUP WITHHOLDING. Payments in connection with the Offer will be subject to "backup withholding" at a 31% rate unless the stockholder is (a) an entity that is exempt from withholding (including corporations, foreign stockholders, tax-exempt organizations and certain qualified nominees) or (b) provides the Depositary with its taxpayer identification number ("TIN"), certifies that the TIN provided is correct and provides certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. A stockholder who does not provide the Depositary with his or her correct TIN may be subject to interest and penalties. To prevent backup withholding, each stockholder should complete the Substitute Form W-9 included in the Letter of Transmittal. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding.

    NON-U.S. STOCKHOLDERS. The Company will assume that a sale pursuant to the Offer is a dividend as to non-U.S. stockholders (as defined below) and the Depositary will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to a non-U.S. stockholder or his agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States (including certain former citizens and former residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than any partnership treated as foreign under Treasury regulations), (iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and which has one or more United States persons, who have the authority to control all substantial decisions of the trust.

    Under current Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of withholding. Therefore, the Depositary will determine the applicable rate of withholding by reference to a stockholder's address and any IRS Form 1001 submitted to the Depositary, unless the facts and circumstances indicate that such reliance is not warranted or if applicable law (such as an applicable treaty or regulations thereunder) requires some other method for determining a stockholder's residence.

    To claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, the non-U.S. stockholder must deliver to the Depositary a properly executed statement on IRS Form 4224 claiming such exemption. If the gross amounts are effectively connected with the conduct of a trade or business by the non-U.S. stockholder within the United States, the gross amounts (as adjusted by any applicable deductions) would be subject to United States federal income tax at regular graduated rates and would be exempt from the 30% withholding tax described above. In addition, if such non-U.S. stockholder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    A non-U.S. stockholder with respect to whom tax has been withheld will not be subject to U.S. federal income tax backup withholding, and may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfies one of the Section 302 Tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Non-U.S. stockholders are urged to consult their own tax advisers regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

    TAX CONSIDERATIONS FOR STOCKHOLDERS WHO DO NOT TENDER SHARES

    Stockholders (including owners of Pledged Shares, ESPP Shares and options) who do not tender any Shares or Option Shares will not incur any tax liability as a result of the Offer.

    TAX CONSIDERATIONS FOR HOLDERS OF PLEDGED SHARES, ESPP SHARES AND OPTION SHARES

    PLEDGED SHARES. Stockholders who own Pledged Shares will have the same tax consequences as otherwise similarly situated stockholders, as described above. If any of the Section 302 Tests are satisfied, the U.S. federal income tax consequences to an owner of Pledged Shares will be as described under the heading "Treatment as a Sale or Exchange." If none of the Section 302 Tests is satisfied, the tax consequences to an owner of Pledged Shares will be as described under the heading "Treatment as a Dividend." However, the cash received in the Offer by owners of Pledged Shares will be held in an account by American Stock Transfer & Trust Company on behalf of the Company. As a result, stockholders whose Pledged Shares are exchanged in the Offer will not be able to use the cash received to pay any resulting tax liability.

    ESPP SHARES. All ESPP Shares were purchased at 85% of the then-current trading price of the Company's Shares. This 15% discount will be referred to as the "Bargain Amount." The difference between the amount received in the Offer and the purchase price of the ESPP Shares (including the Bargain Amount) will be referred to as the "Gain Amount." If the ESPP Shares exchanged in the Offer were purchased in or before the Company's fiscal quarter that ended on July 27, 1996, a holder of ESPP

Shares will be treated as having received compensation income in an amount equal to the lesser of the Bargain Amount or the Gain Amount. Such income will be taxed to the stockholder at ordinary income rates and will be subject to withholding for U.S. federal income and employment taxes by the Company. If the Gain Amount exceeds the Bargain Amount, the excess will be taxed to the holders of ESPP Shares as described under the heading "Treatment as a Sale or Exchange" if any of the Section 302 Tests are satisfied and as described under the heading "Treatment as a Dividend" if none of the Section 302 Tests is satisfied.

    If the ESPP Shares tendered and accepted in the Offer were purchased in a fiscal quarter of the Company that began after July 27, 1996, the full Gain Amount will be treated as compensation income to the stockholder. Such income will be taxed to the stockholder at ordinary income rates and will be subject to withholding for U.S. federal income and employment taxes by the Company.

    OPTION SHARES. An option holder who receives cash in the Offer in exchange for Option Shares from either unvested or vested options (including any incentive stock options under the Mail Boxes Etc. option plans) will be treated as receiving compensation income per Share sold equal to the excess of the Offer Price over the exercise price per Share of the options from which the Option Shares are sold in the Offer. Such income will be taxed to the option holder at ordinary income rates and, for current and former employees, will be subject to withholding for income and employment taxes.

    In addition, incentive stock options under the Mail Boxes Etc. option plans that have an exercise price that is lower than the trading price of the Company Common Stock on the Expiration Date may no longer qualify as incentive stock options if they are tendered and not accepted due to proration. (As noted above, all Option Shares actually accepted will be treated the same without regard to whether the options were incentive stock options.) The IRS may also take the position that all incentive stock options that have an exercise price that is lower than the trading price of the Company Common Stock on the Expiration Date, even if not tendered in the Offer, will no longer qualify as incentive stock options as a result of the Offer, because they could have been tendered. Generally, an option holder is not taxed on the exercise of an incentive stock option if the holder satisfies certain holding period requirements (these holding period requirements will not be satisfied if an option holder receives cash in the offer). However, if an option holder's incentive stock option no longer qualifies as an incentive stock option, the option holder will have compensation income at the time the option is exercised in an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price. Furthermore, special tax rules may apply to stockholders who receive cash in the Offer in exchange for Shares that were acquired through the prior exercise of incentive stock options. Holders of incentive stock options or Shares that were acquired through the exercise of incentive stock options should consult their tax advisors with respect to the tax consequences of the Offer.

13. FEES AND EXPENSES

    Morgan Stanley has been retained by the Company to act as Dealer Manager in connection with the Offer. Morgan Stanley has served as financial advisor to the Board of Directors of the Company in connection with the Board of Directors' consideration of the Strategic Restructuring Plan and the Company has agreed to pay Morgan Stanley a transaction fee upon consummation of the transactions comprising the Strategic Restructuring Plan. See "The Strategic Restructuring Plan--Opinion of Financial Advisor" in Annex A. Morgan Stanley will receive no additional fee for its services as Dealer Manager. The Company has agreed to reimburse Morgan Stanley for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify Morgan Stanley against certain liabilities, including certain liabilities arising under the federal securities laws. Morgan Stanley is also serving as a placement agent in the Subordinated Debt Offering and as a co-manager for the equity offering by Workflow Management, Inc. See "The Strategic Restructuring Plan-- Spin-Off Distributions" in Annex A.

    The Company has retained MacKenzie Partners, Inc. to act as Information Agent and First Chicago to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Company also has retained First Chicago to act as agent for holders tendering Option Shares and Pledged Shares in the Offer and American Stock Transfer & Trust Company to act as agent for holders tendering ESPP Shares in the Offer. The Information Agent, First Chicago and American Stock Transfer & Trust Company will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities arising under the federal securities laws. None of the Dealer Manager, First Chicago, the Information Agent or American Stock Transfer & Trust Company has been retained, or is authorized, to make recommendations in connection with the Offer.

    The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent, First Chicago and American Stock Transfer & Trust Company) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

14. MISCELLANEOUS

    The Company is not aware of any jurisdiction in which the making of the Offer or the acceptance for payment of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with such laws or seek to have such laws declared inapplicable to the Offer. If after such good faith effort the Company cannot comply with any such laws, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in any such jurisdictions.

                                          U.S. OFFICE PRODUCTS COMPANY

May 4, 1998

                                                                         ANNEX A

                         CERTAIN INFORMATION CONCERNING
           THE STRATEGIC RESTRUCTURING PLAN, THE COMPANY AND INVESTOR

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

THE STRATEGIC RESTRUCTURING PLAN...........................................................................          1
    Equity Self-Tender.....................................................................................          1
    Spin-Off Distributions.................................................................................          1
    Equity Investment......................................................................................          3
    Background of and Reasons for the Equity Investment....................................................          6
    Reverse Stock Split....................................................................................          8
    Financing Transactions.................................................................................          8
    Agreements with Jonathan Ledecky.......................................................................          9
    Adjustment to Employee Stock Options...................................................................         11
    Opinion of Financial Advisor...........................................................................         12
    Information About the Board of Directors After the Equity Investment...................................         16
    U.S. Federal Income Tax Consequences of the Distributions..............................................         20

RISK FACTORS...............................................................................................         23

THE BUSINESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING...............................................         30
    Company Overview.......................................................................................         30
    Market Overview........................................................................................         31
    Business Strategies....................................................................................         32
    North American Office Products Group...................................................................         33
    Operations Outside of North America....................................................................         36
    Mail Boxes Etc. .......................................................................................         38
    Competition............................................................................................         39
    Employees..............................................................................................         40
    Properties.............................................................................................         40

EXHIBIT 1--OPINION OF MORGAN STANLEY & CO. INCORPORATED....................................................        A-1

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

                            ------------------------

                          NOTE REGARDING DEFINED TERMS

    Capitalized terms used in this Annex without definition have the meanings given them in the accompanying materials.

    As used herein, the following capitalized terms shall have the meanings indicated:

    "Equity Self-Tender" means U.S. Office Products' offer to purchase 37,037,037 shares of Common Stock at a price of $27.00 per share, pursuant to a
Schedule 13E-4 and a Schedule 14D-1 filed with the Securities and Exchange Commission on May 4, 1998.

    "2001 Notes" means U.S. Office Products' outstanding 5 1/2% Convertible Subordinate Notes due 2001.

    "2001 Note Exchange Offer" means U.S. Office Products' offer to exchange shares of its Common Stock for 2001 Notes pursuant to the terms set forth in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 1, 1998 and the accompanying Letter of Transmittal.

    "2003 Notes" means U.S. Office Products' outstanding 5 1/2% Convertible Subordinated Notes due 2003.

    "2003 Note Tender" means U.S. Office Products' offer to purchase any and all of the 2003 Notes for a purchase price equal to 94.5% of the principal amount of the 2003 Notes.

                        THE STRATEGIC RESTRUCTURING PLAN

EQUITY SELF-TENDER

    The Board approved the Equity Self-Tender--and borrowing by U.S. Office Products to finance a substantial portion of the purchase price--to give stockholders the opportunity to receive cash for a portion of their investment in U.S. Office Products. The Equity Self-Tender price of $27.00 per share represents a substantial premium over the trading price of U.S. Office Products Common Stock immediately prior to the announcement of the Strategic Restructuring Plan. The Board decided to allow employees to tender shares underlying options to reduce potential dilution to stockholders of the Company and the Spin-Off Companies as well as to permit employees to participate in the Equity Self-Tender without incurring the cost (and potential tax liability) of exercising their options before they knew whether their options would be accepted in the Equity Self-Tender.

    In the Equity Self-Tender, employees of U.S. Office Products may tender shares underlying vested (but unexercised) or unvested stock options with an exercise price of less than $27.00. U.S. Office Products will allow employees to conditionally exercise unvested options to the extent it purchases shares underlying such unvested options in the Equity Self-Tender, as long as the employee tenders all of his or her vested options. U.S. Office Products will record a non-cash compensation expense to reflect the difference between the tender offer price of $27.00 per share and the exercise price for options that are purchased. The amount of the compensation expense will depend on the number of shares underlying options that are accepted in the Equity Self-Tender and the exercise price of the associated options. If all outstanding shares, plus all shares received in exchange for 2001 Notes (and assuming all 2001 Notes are exchanged for shares in the 2001 Note Exchange Offer) and all shares underlying all outstanding options are tendered, the Company currently estimates that the non-cash expense will be approximately $65.0 million.

SPIN-OFF DISTRIBUTIONS

    GENERAL. After acceptance of shares of Common Stock in the Equity Self-Tender, U.S. Office Products will distribute the common stock of the Spin-Off Companies. These companies will hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, U.S. Office Products' technology solutions (Aztec Technology Partners, Inc.), print management (Workflow Management, Inc.), educational supplies (School Specialty, Inc.) and corporate travel services (Navigant International, Inc.) businesses. Each of the Spin-Off Companies intends to issue additional common stock in an underwritten public offering that is expected to occur at approximately the same time as the Distributions. The Distributions are intended to qualify for tax-free treatment under Section 355 of the Code and will not be completed unless the Company receives an opinion from Wilmer, Cutler & Pickering that the Distributions will receive tax-free treatment. See "--U.S. Federal Income Tax Consequences of the Distributions."

    The Board determined that the separation of the businesses of the Spin-Off Companies and the continuing business of U.S. Office Products as part of the Strategic Restructuring Plan would benefit the stockholders because it would have advantages for the Spin-Off Companies and U.S. Office Products. The advantages that the Board considered included the following:

    - The Distributions will allow each of U.S. Office Products and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries, geographic territories and stages of growth.

    - Each will be able to pursue an independent acquisition program that allows for a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired.

    - Each can be recognized by the financial community as a distinct business that can be evaluated more readily and compared more easily to industry peers.

    - Each can implement more focused incentive compensation packages that respond to specific industry and market conditions and enhance employee retention objectives.

    - After the Distributions, U.S. Office Products will be focused on a more narrow, complementary group of businesses. Each of the Spin-Off Companies will be focused primarily on their individual businesses.

    In considering the Distributions, the Board also took into account that all U.S. Office Products' stockholders remaining after the Equity Self-Tender will receive stock of the Spin-Off Companies. Accordingly, these stockholders will benefit from any appreciation in value of the stocks of the Spin-Off Companies after the Distributions. The Board also considered the diversification opportunities the Distributions would provide stockholders. Stockholders will be able to retain an interest in those Spin-Off Companies they want to retain and to dispose of their interests in the others.

    U.S. Office Products will distribute shares of the Spin-Off Companies to its stockholders remaining after completion of the 2001 Note Exchange Offer and the Equity Self-Tender. U.S. Office Products has not yet determined the number of shares of each of the Spin-Off Companies that will be distributed for each share of Common Stock, but U.S. Office Products will distribute all shares of the Spin-Off Companies it holds. The number of shares of the Spin-Off Companies that a U.S. Office Products' stockholder receives in the Distributions will be based on the number of shares of Common Stock that the stockholder holds after the 2001 Note Exchange Offer and the Equity Self-Tender but prior to the one-for-four reverse stock split.

    Investor will not receive shares of the Spin-Off Companies in the Distributions. At the same time, the Investment Agreement specifies certain terms of the Distributions, and Investor has the right to reasonably approve certain other terms of the Distributions. Investor may require terms of the Distributions (such as responsibility for pre-distribution liabilities) that are less favorable to the Spin-Off Companies than would be the case if Investor also had an interest in the Spin-Off Companies. In addition, U.S. Office Products has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their obligations to U.S. Office Products under certain agreements related to the Distributions.

    In connection with the Distributions, the Company will enter into a series of agreements with each Spin-Off Company to provide mechanisms for an orderly transition and to define certain relationships among the Company and the Spin-Off Companies after the Distributions. These agreements are: a distribution agreement (the "Distribution Agreement") among the Company and the Spin-Off Companies; a tax allocation agreement (the "Tax Allocation Agreement") among the Company and the Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among the Company and the Spin-Off Companies; and a tax indemnification agreement (the "Tax Indemnification Agreement") among the Spin-Off Companies. Each of these agreements is in the process of being negotiated, and is subject to Investor's reasonable approval. There can be no assurance that the terms of these agreements will contain the terms described below.

    DISTRIBUTION AGREEMENT. The Distribution Agreement will provide for the transfer from the Company to the Spin-Off Companies of substantially all of the equity interests in the Company's subsidiaries that are engaged in the business of technology solutions, print management, educational supplies and corporate travel services businesses as well as the transfer, in certain instances, of other assets related to these businesses. The Distribution Agreement will also allocate and provide for the assumption of financial responsibility for certain liabilities (other than taxes and employee benefit matters which will be governed by separate agreements) among the Company and the Spin-Off Companies. It is expected that each Spin-Off Company may be responsible for (i) any liabilities arising out of or in connection with its respective businesses as they were formerly conducted by the Company and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement and related agreements, (iii) its liabilities for its portion of an aggregate of $130.0 million of debt allocated to the Spin-Off Companies plus expenditures by such entities for acquisitions after the date of the Investment Agreement, (iv) certain liabilities under the securities laws and (v) any liabilities of the Spin-Off Company or its subsidiaries. In addition, the Distribution Agreement is expected to provide that each of the Company and the Spin-Off Companies will bear a portion of (i) any liabilities of the Company under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of the Company), (ii) the Company's general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (i.e., liabilities not related to the management or conduct of a particular distributed or retained subsidiary's business) and (iii) a portion of transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by the Company in connection with the Strategic Restructuring Plan equal to $1.0 million in the case of each Spin-Off Company.

    TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT. The Tax Allocation Agreement will provide that each Spin-Off Company is responsible for its respective share of the Company's consolidated tax liability for the years that each such corporation was included in the Company's consolidated U.S. federal income tax return. The Tax Allocation Agreement will also provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions. Under the Tax Allocation Agreement, the Spin-Off Companies will jointly and severally indemnify the Company for any losses associated with taxes ("Distribution Taxes") assessed against the Company that are related to the Distributions if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Further, the Spin-Off Companies, but not the Company, will enter into the Tax Indemnification Agreement which will require the Spin-Off Company that is responsible for the Adverse Tax Act to indemnify the other Spin-Off Companies for any liability to the Company under the Tax Allocation Agreement. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either the Company or any of the Spin-Off Companies, each of the Company and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. However, the Company and the Spin-Off Companies have not agreed to indemnify the Company's stockholders for any taxes resulting from the Distributions failing to qualify for tax-free treatment.

    EMPLOYEE BENEFITS AGREEMENT. In connection with the Distributions, the Company will enter into the Employee Benefits Agreement with the Spin-Off Companies to provide for an orderly transition of benefits coverage between the Company and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while the Company and the businesses which remain part of the Company after the Distributions will retain or assume responsibility for their current and previous employees.

EQUITY INVESTMENT

    Pursuant to the Investment Agreement, the Company will, following the Equity Self-Tender and Distributions, issue and sell Common Stock and warrants to purchase Common Stock to Investor for a purchase price of $270.0 million. As a result of the Equity Investment, Investor will acquire: (a) shares of Common Stock representing 24.9% of the outstanding shares of Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon conversion of any 2001 Notes that remain outstanding after the Strategic Restructuring Plan is completed and certain shares of Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements including the ones referred to in the next sentence; and (c) warrants representing the right to purchase one share of Common Stock for (i) each share of Common Stock purchased by Investor at the date of closing under the Investment Agreement (the "Equity Investment Closing Date") and (ii) each share of Common Stock into which the Special Warrants become exercisable. The Special Warrants will permit Investor to buy additional shares of Common Stock to maintain its 24.9% ownership position in the event that the Company issues additional shares of Common Stock to a former owner of Blue Star Group

Limited ("Blue Star") under the terms of the agreement by which the Company acquired Blue Star. The former owner is entitled to receive up to 3.0 million more shares (prior to any adjustment that may be appropriate to take account of the effect of the Strategic Restructuring Plan) depending on a number of future events, including the future trading price of Common Stock and the consolidated pre-tax earnings of Blue Star and its New Zealand subsidiaries for the fiscal year ending April 1999. In view of the uncertainty of these future events the Company cannot reasonably estimate what portion, if any, of these additional shares may be issued. The Special Warrants are exercisable from and after the Equity Investment Closing Date until the twelfth anniversary thereof, subject to certain limitations, and the warrants described in clause (c) above are exercisable from and after the second anniversary of the Equity Investment Closing Date until such twelfth anniversary thereof. If Investor exercises all of the warrants described in clause (c) above, it will be required to pay the Company an aggregate of $405.0 million. If no currently outstanding stock options are exercised, exercise of these warrants would give Investor ownership of approximately 39.9% of the Common Stock after implementation of the Strategic Restructuring Plan (assuming that all of the 2001 Notes are exchanged in the 2001 Note Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender).

    In accordance with the Investment Agreement, the Company's Board of Directors will consist of nine directors, including the Chief Executive Officer of the Company, three designees of Investor and five persons initially selected by the Company's current Board of Directors. Investor's obligation to consummate the Equity Investment is conditioned on two of the designees to the Company's Board of Directors initially selected by the Company's current Board of Directors being satisfactory to Investor. After closing, for so long as Investor maintains certain levels of ownership of Common Stock, Investor will have the right to nominate three members of the Company's Board of Directors and to designate the Chairman of the Board. Certain Company Board of Directors' decisions will be subject to super-majority voting provisions that, under certain circumstances, may require the concurrence of at least one director nominated by Investor. Investor will be subject to certain restrictions and limitations with respect to transactions in Common Stock. See "--Information About the Board of Directors After the Equity Investment."

    Investor's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) accuracy of the Company's representations and warranties and compliance by the Company with its obligations under the Investment Agreement; (ii) receipt of necessary antitrust and other regulatory clearance; (iii) absence of material litigation; (iv) Company shareholder approval of the issuance of shares in the Equity Investment; (v) consummation of the Distributions in accordance with the Distribution Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by Investor; (vi) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by Investor; (vii) execution of documents relating to financing for the Equity Self-Tender satisfactory in form and substance to Investor; (viii) consummation of the Equity Self-Tender; (ix) execution of a consulting agreement with CD&R providing for payment of an annual consulting fee of $500,000; (x) execution of a registration rights agreement with Investor; (xi) absence of any development since October 25, 1997 that would have a material adverse effect on the Company (after giving effect to the Distributions); (xii) no person or group (other than Investor) acquiring beneficial ownership of 15% or more of the Common Stock and no person or group (other than Investor or its affiliates) having entered into an agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock, or a merger, consolidation or other business combination with or involving the Company; and (xiii) the Company's debt existing immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming exchange of all of the 2001 Notes) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. If the Company does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, Investor can terminate the Investment Agreement and CD&R would receive a termination fee of $25.0 million plus Investor's reasonable fees and expenses. Upon completion of the Equity Investment, CD&R will receive a transaction fee of $15.0 million and Investor will receive reimbursement for expenses it incurs in connection with the transaction.

    Investor or the Company can terminate the Investment Agreement at any time if they both agree in writing. Either one can terminate the agreement if Investor has not purchased the equity securities by September 30, 1998 (if such failure to close is not the result of a breach by the party seeking termination), if the Company's shareholders do not approve the transaction, or if any law or order prohibits the transaction.

    In addition, Investor can terminate the Investment Agreement if (i) the Company materially breaches or makes a material misrepresentation which is not cured within 30 days after notice from Investor; (ii) the Company's Board of Directors withdraws, modifies, or publicly announces the intention to withdraw or modify, its approval of the Investment Agreement or related transactions or recommends an alternative transaction proposal; (iii) the Board of Directors publicly announces that it has decided not to complete the Distributions; (iv) certain conditions--including the accuracy at closing of statements made by the Company in the Investment Agreement--become impossible to fulfill and Investor does not waive the conditions; (v) the Company makes substantive amendments to the agreements setting out the terms of the Distributions or the Equity Self-Tender; or (vi) Investor decides in its good faith reasonable judgment not to proceed with the transaction based on its review of the agreements relating to the Distributions or the Equity Self-Tender.

    The Company can terminate the Investment Agreement if (i) Investor materially breaches or makes a material misrepresentation which is not cured with 30 days after notice from the Company; (ii) certain conditions--including the accuracy at closing of statements made by Investor in the Investment Agreement--become impossible to fulfill and the Company does not waive the conditions or (iii) the Company receives an unsolicited proposal for an investment in the Company or purchase of assets of the Company that meet certain criteria including that the proposal provides consideration that the Board of Directors of the Company determines in good faith contains terms that are financially superior to the Equity Investment.

    The foregoing summary of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, which is hereby incorporated by reference herein.

    Investor is a newly-formed Delaware limited liability company organized in connection with the transactions contemplated by the Investment Agreement. The sole member of Investor is Clayton, Dubilier & Rice Fund V Limited Partnership ("CDR Fund V"). CDR Fund V, a Cayman Islands exempted limited partnership, is a private investment fund managed by CD&R. Amounts contributed to CDR Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CD&R, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. The principal executive offices of Investor and CDR Fund V are 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

    Set forth below is certain historical financial information of CDR Fund V, the parent of Investor, for the years ended December 31, 1996 and 1997 and as at December 31, 1997. The information was derived from the audited financial statements of CDR Fund V which have been audited by Richard A. Eisner & Company, LLP. The information set forth below should be read together with such audited financial statements and related notes included in the Tender Offer Statement on
Schedule 14D-1 filed with the Securities and Exchange Commision in connection with the Equity Self-Tender. See "Available Information" in the Offer to Purchase.

    STATEMENT OF OPERATIONS DATA:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1997            1996
                                                                                    --------------  --------------
        Interest income...........................................................  $      105,305  $      519,600
                                                                                    --------------  --------------
        Net investment loss.......................................................     (12,742,325)    (12,888,446)
        Net unrealized appreciation (depreciation) on investments.................      70,222,058     (33,750,000)
                                                                                    --------------  --------------
        Net income (loss).........................................................  $   57,479,733  $  (46,638,446)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    BALANCE SHEET DATA:

                                                                             DECEMBER 31, 1997
                                                                             -----------------
Investment in leveraged buyouts, at fair value.............................   $   480,643,790
Cash and cash equivalents..................................................         1,303,270
Total assets...............................................................       486,628,721
Partners' capital..........................................................       482,140,192

BACKGROUND OF AND REASONS FOR THE EQUITY INVESTMENT

    U.S. Office Products' Board of Directors and management have from time to time considered strategic alternatives to improve U.S. Office Products' operational performance and enhance stockholder value. In September 1997, CD&R outlined to management the general terms of a possible transaction involving the sale of common stock and warrants, a repurchase of common stock, and the spin-off of certain businesses. The Board of Directors decided at a special meeting on October 1, 1997 not to pursue the CD&R proposal. Management advised CD&R of the Board's decision, and discussions ceased.

    In December 1997, CD&R advised U.S. Office Products' management that it remained interested in investing in U.S. Office Products. On December 17, 1997, the Board of Directors authorized management to undertake discussions with CD&R to determine whether a transaction could be structured on acceptable terms. Two significant developments contributed to the Board's decision in December 1997 to pursue CD&R's proposal after deciding not to pursue the transaction on October 1, 1997. First, in November 1997 Jonathan Ledecky advised the Board that he intended to step down as Chief Executive Officer of U.S. Officer Products. The Board of Directors decided to name Thomas Morgan as the new Chief Executive Officer. With the change in leadership, it became apparent to the Board that U.S. Office Products would begin more quickly to transition toward a new stage of development, less reliant on acquisitions and more focused on operational efficiencies and organic growth. The Board felt that CD&R's operational expertise could help with this transition. Second, the price of U.S. Office Products' common stock declined steadily from the mid-twenties in the beginning of October, to the mid-teens by the middle of December. This happened despite the fact that U.S. Office Products, in early December, announced record earnings and its eleventh consecutive quarter of exceeding market estimates on its performance. As a result, management and the directors considered whether U.S. Office Products needed to simplify operations so that investors could more readily value U.S. Office Products' common stock. Moreover, the Board took into account that CD&R did not change the pricing of its proposal in December, despite the drop in the price of U.S. Office Products' common stock.

    Thereafter, U.S. Office Products, with the assistance of its financial adviser, Morgan Stanley, negotiated with CD&R on the terms of the Equity Investment. They also discussed with CD&R the other elements of the Strategic Restructuring Plan. As a result of this process, the Board of Directors approved the Strategic Restructuring Plan and the Investment Agreement on January 12, 1998.

    Following announcement of the Strategic Restructuring Plan, management, in consultation with CD&R, regularly reviewed the progress of the Strategic Restructuring Plan and issues related to the Strategic Restructuring Plan. In February, the Board authorized management to implement certain modifications to the Strategic Restructuring Plan, including underwritten public offerings by the Spin-Off Companies. Based on additional financial analysis, management also recommended that U.S. Office

Products make the 2001 Note Exchange Offer and the 2003 Note Tender. The Board subsequently decided to make the 2001 Note Exchange Offer and the 2003 Note Tender in order to reduce the potential dilution created by the 2001 Notes and 2003 Notes and to reduce the need to refinance this debt before maturity of U.S. Office Products' new debt.

    In addition, management, together with CD&R, subsequently recommended that U.S. Office Products modify the terms of the Equity Self-Tender to include shares underlying stock options. The Board, after receiving oral confirmation from Morgan Stanley that this change would not affect their January 12, 1998 written opinion as to the fairness from a financial point of view of the transactions comprising the Strategic Restructuring Plan (see "--Opinion of Financial Advisor"), decided to include shares underlying both vested and unvested options in the Equity Self-Tender in order to reduce the substantial potential dilution and future claims on the equity value of U.S. Office Products and the Spin-Off Companies represented by the employee stock options. The Board concluded that U.S. Office Products could decline to adjust the options for the effect of the Equity Self-Tender if the options were included in the Equity Self-Tender, further reducing potential dilution. The Board also considered CD&R's willingness to agree with U.S. Office Products' proposal on the allocation of transaction expenses and certain other matters between U.S. Office Products and the Spin-Off Companies if vested and unvested options were included in the Equity Self-Tender. Two directors abstained with respect to including shares underlying options in the Equity Self-Tender. For information regarding the Board's reasons for the Equity Self-Tender, see "-- Equity Self-Tender."

    On April 14, 1998, a stockholder purporting to represent a class composed of all U.S. Office Products stockholders filed an action in the Delaware Chancery Court. The action claims that the directors breached their fiduciary duty to the stockholders of U.S. Office Products by changing the terms of the Equity Self-Tender to include employee stock options. The complaint seeks injunctive relief, damages, and attorney's fees. U.S. Office Products believes that this lawsuit is without merit and intends to vigorously contest it.

    The Board approved the Equity Investment as part of the Strategic Restructuring Plan. In considering the Strategic Restructuring Plan, the Board took into account a number of considerations, including the opinion of Morgan Stanley (see "--Opinion of Financial Advisor"); the Board's determination that there were operational advantages to separating the businesses of the Spin-Off Companies from U.S. Office Products' core businesses; that the recent trading prices of U.S. Office Products' common stock did not, in the Board's view, adequately reflect the underlying values of U.S. Office Products' businesses; and that U.S. Office Products' remaining operations would benefit from the assistance and support of CD&R.

    The Board concluded that the Equity Investment would benefit U.S. Office Products. The Board recognized that U.S. Office Products was moving into a new stage of development, less reliant on acquisitions and more focused on growth through improvements in and expansion of existing operations. The Board concluded that the Equity Investment in U.S. Office Products, and CD&R's support of the management of U.S. Office Products, would contribute to U.S. Office Products' development. CD&R has substantial experience in providing companies in which its affiliates invest with financial and managerial advisory services aimed at building value and improving operational, marketing and financial performance. CD&R also has substantial experience in advising and assisting companies in managing high levels of debt.

    The Board also considered the terms of the Equity Investment. It concluded, based on an analysis by Morgan Stanley, that the proposed consideration of $270.0 million was fair. The Board noted that the common stock warrants could, if U.S. Office Products' stock were to appreciate sufficiently, provide additional value to Investor. In that event, however, all other stockholders of U.S. Office Products would also benefit from the appreciation. It also considered the rights granted to Investor with respect to corporate governance. While Investor will have certain rights to nominate directors to the Board, and certain decisions will require a "super-majority" of the Board, Investor will not have the power to control Board decisions. Investor will, however, have substantial influence over the affairs of U.S. Office Products, and the fact that certain decisions require a "super-majority" vote means that Investor may be able to prevent some transactions from taking place. Finally, the Board considered the limitations in the Investment Agreement on transactions by Investor in U.S. Office Products' stock. These limitations will preclude Investor from transferring shares in a block to a party seeking to acquire control of U.S. Office Products, unless the Board approves.

REVERSE STOCK SPLIT

    In connection with the Strategic Restructuring Plan and subject to stockholder approval, the Company plans to effect a one-for-four reverse stock split to be effective upon completion of all other elements of the Strategic Restructuring Plan.

FINANCING TRANSACTIONS

    In connection with the Strategic Restructuring Plan, the Company expects to refinance its existing senior bank debt and to borrow additional funds to finance the cost of purchasing shares of Common Stock in the Equity Self-Tender, purchasing 2003 Notes in the 2003 Note Tender, and paying fees and expenses incurred in connection with the Strategic Restructuring Plan.

    NEW CREDIT FACILITY The Company has agreed to and accepted a commitment letter from The Chase Manhattan Bank, Bankers Trust Company, and Merrill Lynch Capital Corporation, as agents, and Chase Securities Inc., BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, for a new bank loan facility (the "Credit Facility") that will provide for an aggregate principal amount of $1.225 billion, consisting of (i) seven-year term loan facilities totaling $300.0 million, (ii) an eight-year term loan in the principal amount of $675.0 million, and (iii) a revolving credit facility in the principal amount of $250.0 million. The Company and the banks may agree to alter the allocated principal amount of two or more of the loan facilities before signing definitive documents depending on market conditions. The Credit Facility will be guaranteed by the Company's material domestic subsidiaries and secured by substantially all assets of the Company and its material domestic subsidiaries. Each loan will bear interest, at the Company's option, at a short-term Eurodollar rate plus a margin of 2.25% or 2.50% (in the case of the eight-year term loan) or a floating alternate base rate plus a margin of 1.25% or 1.50% (in the case of the eight-year term loan). The applicable margins will be subject to agreed upon reductions in the future based on the Company's financial performance. The Company will be required to enter into arrangements to insure that the effective interest rate paid by the Company on at least 50% of its outstanding bank debt and subordinated debt will not exceed a certain rate. The loan documents likely will include financial and other covenants. These will include, among others, restrictions on the Company's ability to incur additional indebtedness, sell assets, pay dividends or engage in certain other transactions, and requirements that the Company maintain certain financial ratios and other provisions customary for loans to highly leveraged companies, including representations by the Company, conditions to funding, cost and yield protections, restricted payment provisions, transfer provisions, amendment provisions and indemnification provisions. The Credit Facility will be subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions. The Commitment will terminate unless definitive loan documents are entered into, and the Strategic Restructuring Plan and Financing Transactions completed, by June 30, 1998. No assurance can be given that the Credit Facility will be completed as contemplated.

    SENIOR SUBORDINATED NOTES The Company also expects to issue Senior Subordinated Notes in a principal amount of at least $400.0 million. These Senior Subordinated Notes will be subordinated in right of payment to the Credit Facility. U.S. Office Products expects to offer these in a private placement. The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The availability of subordinated debt financing will depend on a number of factors, including market conditions and interest rates.

    2001 NOTES AND 2003 NOTES U.S. Office Products also plans to enter into the following transactions related to the 2001 Notes and the 2003 Notes:

    - U.S. Office Products will make an offer to purchase any and all of the 2003 Notes for a purchase price of 94.5% of the principal amount, plus accrued interest. U.S. Office Products will not complete the 2003 Note Tender unless it (i) obtains satisfactory financing for the 2003 Note Tender and the Equity Self-Tender, (ii) obtains any necessary lender consents, and (iii) satisfies relevant conditions to the Equity Investment and the Distributions. The 2003 Note Tender will also be subject to other conditions that are customary in such offers.

    - U.S. Office Products will also make the 2001 Note Exchange Offer to exchange the 2001 Notes for Common Stock at an exchange rate of 61.483 shares per $1,000 principal amount, which effectively reduces the conversion price on the 2001 Notes from $19.00 to $16.17 while the offer is open. Holders of the 2001 Notes who accept the offer will also receive accrued interest through the expiration of the 2001 Note Exchange Offer. The shares of Common Stock issuable on exchange of these notes will be eligible to be tendered in the Equity Self-Tender and receive the Distributions. U.S. Office Products will not complete this offer if the commitment for the Credit Facility has been terminated or if Investor is no longer obligated to complete the Equity Investment. The 2001 Note Exchange Offer will also be subject to other conditions.

    These transactions will reduce debt that will become due before the expected due dates for the Credit Facility and the Senior Subordinated Notes. The 2001 Note Exchange Offer and the 2003 Note Tender are also intended to reduce the number of shares of Common Stock that might be issued after completion of the Strategic Restructuring Plan. Each of the 2001 Notes and the 2003 Notes are convertible into Common Stock. If these notes are purchased or exchanged before completion of the Strategic Restructuring Plan, the number of shares of Common Stock that might be issued after the Strategic Restructuring Plan will be less.

    The indebtedness of the Company after the Strategic Restructuring Plan will include (i) any 2001 Notes that are not exchanged for Common Stock in the 2001 Note Exchange Offer and (ii) any 2003 Notes that are not purchased in the 2003 Note Tender.

AGREEMENTS WITH JONATHAN LEDECKY

    Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of U.S. Office Products, will resign as Chairman of U.S. Office Products when the Distributions are completed. The U.S. Office Products Board and Mr. Ledecky concluded that it will be important for the Spin-Off Companies to have greater access to Mr. Ledecky's skills and experience. Accordingly, U.S. Office Products entered into an agreement with Mr. Ledecky. This agreement will go into effect only if the Distributions are completed. It will replace Mr. Ledecky's existing employment agreement with U.S. Office Products. As a result of this agreement, Mr. Ledecky will remain employed with U.S. Office Products, but his role with U.S. Office Products after the Distributions will be substantially reduced. The principal terms of this agreement, as it is expected to be amended prior to completion of the Distributions, are summarized below.

    The new agreement with Mr. Ledecky governs his continuing obligations to U.S. Office Products. Under that agreement, Mr. Ledecky will report to the U.S. Office Products Board of Directors and will provide high-level acquisition negotiation services and business strategic advice. Under the agreement, Mr. Ledecky will receive an annual salary of $48,000 through June 30, 2001. Mr. Ledecky will also retain his existing U.S. Office Products options; the number of shares subject to these options, and their exercise price, will be adjusted to take account of the Distributions. See "--Adjustment to Employee Stock Options." As a continuing employee, Mr. Ledecky is entitled to retain his options despite his reduction in services to U.S. Office Products. U.S. Office Products can terminate Mr. Ledecky's employment only for "cause." Cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony, (ii) his engaging, despite notice, in conduct demonstrably and materially injurious to U.S. Office Products, or (iii) his violation of the noncompetition agreement as it relates to U.S. Office Products. If Mr. Ledecky resigns or is terminated, he will cease to vest in his U.S. Office Products options and will have 90 days to exercise any vested options (as under his existing options).

    It is expected that each Spin-Off Company will enter into an employment agreement with Mr. Ledecky to implement its assigned portion of the agreement. Under each employment agreement, Mr. Ledecky will report to the respective boards of directors and senior management of the Spin-Off Companies. Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice to each of the Spin-Off Companies. Each Spin-Off Company can require his performance of such services, consistent with his other contractual employment obligations to Consolidation Capital Corporation (of which Mr. Ledecky is the founder, chairman and chief executive officer), U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of each company and will be eligible for each Spin-Off Company's benefit plans in accordance with their terms. Each Spin-Off Company is expected to pay Mr. Ledecky an annual salary of up to $48,000 for up to two years. Each Spin-Off Company may terminate Mr. Ledecky's employment with or without "cause," where cause has the same definition as in the agreement with U.S. Office Products, as modified to refer to the Spin-Off Company. If without cause, the termination would entitle Mr. Ledecky to a severance payment equal to his salary for the lesser of 12 months or the remainder of the contract.

    The agreement with U.S. Office Products provides for non-competition and non-solicitation restrictions that continue for four years after the Distributions have been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business that sells products or services in direct competition with U.S. Office Products or the Spin-Off Companies, within 100 miles of any location where U.S. Office Products or the Spin-Off Companies conduct business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) The agreement prohibits Mr. Ledecky from trying to hire away managerial employees of U.S. Office Products or the Spin-Off Companies, or calling upon customers of U.S. Office Products or the Spin-Off Companies to solicit or sell products or services in direct competition with U.S. Office Products or the Spin-Off Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation (of which Mr. Ledecky is the founder, chairman and chief executive officer) any person then or in the preceding year employed by U.S. Office Products or the Spin-Off Companies. U.S. Office Products is permitted to (and will) assign to the Spin-Off Companies the ability to enforce the non-competition provisions described above as they apply to the Spin-Off Companies' respective businesses, which will then constitute part of his employment agreements with the Spin-Off Companies.

    Mr. Ledecky will receive options from each Spin-Off Company for each of the Spin-Off Companies' common stock on the date of the Distributions. The options are intended to compensate Mr. Ledecky for his services to each of the Spin-Off Companies as an employee. The options will cover up to 7.5% of each of the Spin-Off Companies' outstanding common stock, determined as of the date of the Distributions without regard to any concurrent public offerings. For each Spin-Off Company, the options will have a per-share exercise price equal to the initial public offering price for the Spin-Off Company. The estimated value of these options depends on the initial public offering prices of the Spin-Off Companies and the trading volatility of the Spin-Off Companies. U.S. Office Products cannot make a reliable estimate of the value of these options until it obtains an estimate of the initial public offering prices for the Spin-Off Companies. U.S. Office Products believes that the value of these options will be substantially greater than the annual cash compensation paid to officers of the Spin-Off Companies, but moderate in relation to the total annual expenses of the Spin-Off Companies. An estimate of the dollar value of the options will be included in the information statements relating to each Distribution, which U.S. Office Products will send to stockholders before the Distributions.

    It is expected that, for each Spin-Off Company, Mr. Ledecky's options will be fully vested when granted but will not be exercisable until 12 months after the Distributions are completed. Mr. Ledecky's options from the Spin-Off Companies will all become exercisable immediately if he dies before the option expires or, in the case of a particular Spin-Off Company, if that company accelerates the exercise schedule of options for substantially all management option holders. (In this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders.) All unexercised portions of the option will expire ten years after the date of grant of the option or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with a Spin-Off Company.

ADJUSTMENT TO EMPLOYEE STOCK OPTIONS

    The Company has previously granted stock options to management and employees. The Company expects that the number and exercise price of these options will be adjusted following completion of the Strategic Restructuring Plan to take account of the effects of the Distributions on the underlying value of the Common Stock. Options held after the Equity Self-Tender and Distributions by employees who remain with U.S. Office Products will remain exercisable for shares of Common Stock. Options held after the Equity Self-Tender and Distributions by employees who will become employees of a Spin-Off Company will be converted into options exercisable for shares of that particular Spin-Off Company. The adjustments will be made by a formula that takes account of the difference between the price of the Company's Common Stock before and after the Distributions have been completed (and, in the case of options for Spin-Off Company shares, the price of Spin-Off Company shares in the public offerings expected to be completed by the Spin-Off Companies (the "Spin-Off Company Offering Price")). The formula will not affect when the options vest or when employees can exercise the options. The respective option exercise prices will be adjusted by this formula:

                                                            Trading Price
                                                          Post-Distributions
Exercise Price (New) = Exercise Price                       Trading Price
(Old)                                         X           Pre-Distributions

The respective numbers of shares subject to option will be adjusted by this formula:

                                                            Trading Price
                                                          Pre-Distributions
Option Shares (New) = Option Shares                         Trading Price
(Old)                                         X           Post-Distributions

    For all optionees, the "Trading Price Pre-Distributions" will be the average closing price of the Common Stock for the lesser of the ten business days preceding the Distributions or the business days falling between expiration of the Equity Self-Tender and the completion of the Distributions. For continuing employees of the Company, the "Trading Price Post-Distributions" will be the average closing price of the Common Stock for the ten business days after and including the date on which the Distributions are completed. For employees of a Spin-Off Company, the "Spin-Off Company Offering Price" will be substituted for "Trading Price Post-Distributions" in this formula. The exercise price and number of options will not be adjusted as result of the Equity Self-Tender, but instead are adjusted solely for the Distributiuons and the reverse stock split.

    The number of shares underlying options for continuing employees of the Company will also be adjusted to take account of the reverse stock split; that is, the new number of shares underlying such options will be divided by four and the exercise price will be multiplied by four. The number of shares underlying options for employees of a Spin-Off Company will also be adjusted for the distribution ratio applied in the Spin-Off Company Distributions; that is, the new number of shares underlying options in the Spin-Off Company will be divided by the distribution ratio and the exercise price will be multiplied by the distribution ratio. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distributions and the reverse stock split, and the ratio of exercise price to market price will be no less than the ratio immediately before the Distributions and the reverse stock split.

    As a result of the adjustments, employee stock options will likely represent a greater percentage interest in the Company after these transactions than they did before. At April 20, 1998, the Company's management and employees held options to purchase a total of approximately 22.0 million shares, of which approximately 3.7 million were held by employees that are expected to be employees of a Spin-Off Company. The number of options that will be outstanding after the Strategic Restructuring Plan will depend on the number of shares subject to options that are accepted in the Equity Self-Tender and also on the trading prices of the Common Stock around the time of the Distributions and the offering prices of the Spin-Off Companies' shares. As a result, the ultimate number of such options cannot be determined at this time. The fair value of the options may also change as a result of these adjustments, but the fair value as measured by standard models will depend on the adjusted exercise price, the adjusted number of shares, and the trading prices and volatility of the Common Stock after completion of the Strategic Restructuring Plan. Because the adjustments are designed to compensate for the effects of the transactions in the Strategic Restructuring Plan, U.S. Office Products does not currently expect that the adjustments will have a significant effect on the fair value of the options, but cannot assure stockholders that the change will not be significant.

OPINION OF FINANCIAL ADVISOR

    The Board retained Morgan Stanley to act as its financial adviser in connection with the transactions comprising the Strategic Restructuring Plan (the "Transactions") based upon Morgan Stanley's qualifications, expertise and reputation. On January 12, 1998, Morgan Stanley delivered its opinion (the "Morgan Stanley Opinion") to the Board that, as of such date and subject to certain considerations identified in the written opinion of Morgan Stanley, the Transactions, taken as a whole, are fair from a financial point of view to the Company's stockholders.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT 1 TO THIS ANNEX A. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD AND RELATES TO THE FAIRNESS OF THE TRANSACTIONS, FROM A FINANCIAL POINT OF VIEW, TO THE COMPANY'S STOCKHOLDERS, AND IT DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS ANNEX A IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other business and financial information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and each Spin-Off Company prepared by the management of the Company; (iii) analyzed certain financial forecasts for the Company and each Spin-Off Company prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company and each Spin-Off Company with senior executives of the Company; (v) reviewed the pro forma impact of the Transactions on the Company; and each Spin-Off Company's earnings per share, cash flow, consolidated capitalization and financial ratios; (vi) reviewed the reported prices and trading activity of the Company's Common Stock; (vii) compared the financial performance of each Spin-Off Company with that of certain other companies that are comparable to each Spin-Off Company and have publicly-traded securities; (viii) compared the financial performance of the Company (excluding the Spin-Off Companies) with that of certain other comparable companies with publicly-traded securities; (ix) reviewed the financial terms, to the extent publicly available, of certain transactions involving minority investments in publicly traded companies; (x) reviewed and discussed with the Board certain expertise of CD&R and the strategic, financial and operational benefits anticipated from the Transactions; (xi) participated in discussions and negotiations among representatives of the Company and CD&R and their respective legal advisers; and (xii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and each Spin-Off Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company or any Spin-Off Company nor was Morgan Stanley furnished with any such appraisal. The Morgan Stanley Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion. Morgan Stanley further assumed that no spin-off will be a taxable transaction to the Company, any Spin-Off

Company or the Company's stockholders under U.S. federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of the Spin-Off Companies). In rendering its opinion, Morgan Stanley, with the Board's consent, did not consider the effect of any terms of any commercial, allocation or other arrangements between the Company and any Spin-Off Company.

    Morgan Stanley noted that trading in Shares of the Company's Common Stock commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Distributions may involve a redistribution of shares of the Company's Common Stock and the shares of the Spin-Off Companies' common stock among the Company's shareholders and other investors. Accordingly, during such period, the Company's Common Stock and the Spin-Off Companies' common stock may trade at prices below those at which they would trade on a fully distributed basis after the Distributions. In rendering its opinion, Morgan Stanley did not opine as to the price at which the Company's Common Stock or any Spin-Off Company's common stock will trade after the Transactions are effected.

    The following is a brief summary of the analyses performed by Morgan Stanley and reviewed with the Board that were material to the preparation of the Morgan Stanley Opinion and to its presentation to the Board:

    EQUITY MARKET PERFORMANCE. Morgan Stanley presented the Board an analysis of the Company's Common Stock performance as background material to a discussion of the Transactions. This analysis consisted of a historical analysis of: closing prices and trading volumes from February 16, 1995, the date of the Company's initial public offering ("IPO"), to January 9, 1998; the Company's indexed price performance from January 9, 1996 to January 9, 1998 relative to Corporate Express, Incorporated ("Corporate Express"), BT Office Products International, Incorporated ("BT Office"), Boise Cascade Office Products Corporation ("Boise") and Standard & Poor's industrial average of 400 stocks (the "S&P 400"); and the Company's next twelve-month price-to-earnings ("P/E") multiple from January 5, 1996, to January 9, 1998, relative to Corporate Express, BT Office, Boise and the S&P 400. Morgan Stanley observed that the high price and the low price for the Company's Common Stock from the time of the IPO to January 9, 1998, were $29.92 per share and $6.67 per share, respectively. From January 9, 1996 to January 9, 1998, Morgan Stanley noted that the S&P 400 increased by 51%, while the P/E multiples for the Company increased by 7%, Boise decreased by 27%, Corporate Express decreased by 34% and BT Office decreased by 46%. Morgan Stanley also observed that the next twelve-month P/E multiples for the Company, Corporate Express, BT Office and Boise generally declined from January 5, 1996 to January 9, 1998, while the next twelve-month P/E multiple for the S&P 400 generally increased.

    COMPARABLE COMPANY ANALYSIS. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of certain companies that may be considered comparable to the Company after the Transactions and each Spin-Off Company. No company utilized in the comparable company analysis as a comparison is identical to either the Company after the Transactions or the Spin-Off Companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

    The Company after the Transactions was compared to Corporate Express, BT Office and Boise, which had estimates for the calendar year 1999 P/E multiple ranging from 10x to 12x, as of January 9, 1998. Due to the limited universe of publicly-traded companies in its specific sector, the spin-off of the school specialty business was compared to a group of industrial consolidators including the Company, White Cap Industries, Incorporated, Industrial Distribution Group, Incorporated and U.S.A. Floral Products, Incorporated, which had estimates for the calendar year 1999 P/E multiple ranging from 10x to 19x, as of January 9, 1998. The spin-off of the corporate travel services business was compared to Travel Services International, Incorporated, the most significant publicly traded company in its sector, which had an estimate for the calendar year 1999 P/E multiple of 18x, as of January 9, 1998. The spin-off of the print management business was compared to American Business Products, Incorporated, Ennis Business Forms,

Incorporated, John H. Harland Company, Moore Corporation Limited, New England Business Service, Incorporated, The Standard Register Company and Wallace Computer Services, Incorporated, which had estimates for the calendar year 1999 P/E multiple ranging from 10x to 15x, as of January 9, 1998. The spin-off of the technology solutions business was compared to Cambridge Technology Partners, Incorporated, Claremont Technology Group, Incorporated, International Network Services, Sapient Corporation, System Software Associates, Incorporated, Technology Solutions Company, Whittman-Hart, Incorporated and XLConnect Solutions, Incorporated, which had estimates for the calendar year 1999 P/E multiple ranging from 9x to 38x, as of January 9, 1998. Morgan Stanley indicated to the Board that the Company after the Transactions and the spin-off of the print management business could trade at multiples of P/E and earnings before interest, taxes, depreciation and amortization ("EBITDA") slightly above the Company's current multiples. Morgan Stanley further indicated to the Board that the spin-offs of the school specialty business, corporate travel services business and technology solutions business could trade at multiples of P/E and EBITDA above the Company's current multiples. The Company had an estimate for the calendar year 1999 P/E multiple of 10x, as of January 9, 1998.

    PRO FORMA ANALYSIS OF THE TRANSACTIONS. Morgan Stanley prepared an analysis of the pro forma financial impact of the Transactions to the Company's stockholders. Based on financial information and projections provided to Morgan Stanley by the management of the Company, Morgan Stanley analyzed pro forma projected earnings per share ("EPS"), cash flow, consolidated capitalization and financial ratios of the Company after the Transactions and of each of the Spin-Off Companies. By applying the multiple ranges identified through the comparable company analysis to the pro forma projected EPS statistics for the Company after the Transactions and each of the Spin-Off Companies, Morgan Stanley was able to calculate a range of equity values based on the assumptions in its analysis for the Company after the Transactions and for each of the Spin-Off Companies on a fully-distributed basis. Morgan Stanley indicated to the Board that the value that the Company's stockholder would receive in the Transactions would be composed of equity interests in each of the Company after the Transactions and the four Spin-Off Companies and cash received in the Equity Self-Tender. Assuming each Share of the Company's Common Stock outstanding after giving effect to the Equity Self-Tender receives one share of each Spin-Off Company and assuming that holders of the Company's Common Stock participate pro rata in the Offer, subject to the qualifications and limitations described in the next paragraph, Morgan Stanley indicated to the Board that the weighted value of cash and equity interests in the Company after the Transactions and in each Spin-Off Company which a holder of a share of the Company's Common Stock would receive on a fully-distributed basis could range from $19.78 to $23.21.

    Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Furthermore, Morgan Stanley noted that trading in Shares of the Company's Common Stock commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Distributions may involve a redistribution of Shares of the Company's Common Stock and the shares of the Spin-Off Companies' common stock among the Company's stockholders and other investors and accordingly, during such period, Shares of the Company's Common Stock and the shares of the Spin-Off Companies' common stock may trade at prices below those at which they would trade on a fully distributed basis after the Distributions. In rendering its opinion, Morgan Stanley did not opine as to the price at which Shares of the Company's Common Stock or shares of each Spin-Off Company's common stock will trade after the Transactions are effected.

    ANALYSIS OF OTHER STRATEGIC ALTERNATIVES. At the Board's request, utilizing the methodology described in Pro Forma Analysis of the Transactions, Morgan Stanley also prepared an analysis of two alternatives to the Transactions: (i) spin-offs without additional leverage (borrowings) or an investment by Investor ("Spin-Offs/No Leverage") and (ii) spin-offs with additional leverage but without an investment by Investor ("Spin-Offs/Leverage/No Investor"). Morgan Stanley assumed the Company would use the additional leverage to finance a tender offer to purchase a portion of its Shares. Assuming each Share outstanding after giving effect to any tender offer receives one Share of each Spin-Off Company and assuming that the Company's stockholders participate pro rata in any tender offer, Morgan Stanley indicated to the Board that the weighted value of cash and equity interests in the Company after the Transactions and in each Spin-Off Company which a holder of a Share of the Company's Common Stock would receive on a fully-distributed basis could range from $17.08 to $21.71 for the Spin-Offs/No Leverage alternative and from $19.12 to $22.86 for the Spin-Offs/Leverage/No Investor alternative compared to a range of $19.78 to $23.21 for the Transactions.

    ANALYSIS OF EQUITY INVESTMENT. Morgan Stanley analyzed the value of the equity securities Investor would acquire in "New USOP," that is, in the Company after it increased debt and used it to repurchase shares in the Tender Office and after it made the Distributions. Because the Transactions result in "New USOP" being a smaller, more highly leveraged company than it was before, the price Investor is paying for 24.9% of the Company cannot be compared to the consideration being paid by the Company to repurchase a portion of its outstanding shares in the Tender Offer.

    Morgan Stanley started with the $270.0 million Investor was paying for the equity securities. It subtracted from that amount an estimated value for the warrants, which it determined by first calculating the theoretical option value using the Black-Scholes model (a standard methodology for valuing warrants) and then adjusting the theoretical Black-Scholes value downward to reflect the likely illiquidity of the warrants in trading markets. Morgan Stanley then estimated the per share price being paid by Investor by dividing the difference by the number of "New USOP" shares it estimated Investor would buy. Finally, Morgan Stanley compared this estimated per share value being paid by Investor to possible equity values for "New USOP" common stock. As discussed above in Pro Forma Analysis of the Transactions, Morgan Stanley developed a range of equity values for "New USOP." It multiplied pro forma projected EPS by possible trading multiples for "New USOP" developed in the comparable company analysis. Subject to the qualifications and limitations described above in Pro Forma Analysis of the Transactions, Morgan Stanley concluded that this range was lower than the estimated per share price being paid by Investor. Accordingly, Morgan Stanley indicated to the Board its view that Investor would be paying a mean premium of 23% for its shares of "New USOP" stock.

    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, a selection of any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis should not be taken to be Morgan Stanley's view of the actual value.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or Investor. As noted above, the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration from a financial point of view to the Company's stockholders and were provided to the Board in connection with the delivery of Morgan Stanley's written opinion of January 12, 1998. The analyses do not purport to be appraisals or reflect the prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, none of the Company, Investor, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, Morgan Stanley's opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Transactions.

    The Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to the Company and have received customary fees for the rendering of these services.

    Pursuant to a letter agreement, dated December 18, 1997, between the Company and Morgan Stanley, the Company has agreed to pay Morgan Stanley a transaction fee, payable upon consummation of the Transactions. At the time of the execution of the Investment Agreement, the transaction fee payable to Morgan Stanley was estimated at approximately $9.0 million. The Company has also agreed to reimburse Morgan Stanley for its expenses related to the engagement and to indemnify and hold harmless Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including liabilities under U.S. federal securities laws, incurred in connection with its services. All fees will be paid by the Company to Morgan Stanley only after consummation of the Transactions.

    Morgan Stanley has also been retained by the Company to act as Dealer Manager in connection with the Equity Self-Tender. See Section 13 of the Offer to Purchase. In addition, Morgan Stanley is serving as a placement agent in the Subordinated Debt Offering and as a co-manager for the equity offering by Workflow Management, Inc. See "The Strategic Restructuring Plan--Spin-Off Distributions" in this Annex A.

INFORMATION ABOUT THE BOARD OF DIRECTORS AFTER THE EQUITY INVESTMENT

    Investor has the right to designate three members of the Board of Directors of the Company who will serve from the Equity Investment Closing Date until the next annual meeting of stockholders. In addition, the Chief Executive Officer of the Company, Thomas Morgan, will be a director. Two of the remaining directors at closing must be satisfactory to Investor. Investor has informed the Company that it intends to designate Charles P. Pieper, Kevin J. Conway and Brian D. Finn as the three directors it is entitled to designate. Investor has the right to designate the Chairman of the Board so long as it retains a specified percentage of shares it acquires in the Equity Investment. Mr. Pieper will serve as Chairman of the Board after closing. In addition, Michael Dooling, Timothy J. Flynn, Jonathan J. Ledecky, Clifton B. Phillips and John A. Quelch have advised the Board that they intend to resign as Directors of the Company effective as of the Equity Investment Closing Date. The Board intends to appoint Frank P. Doyle and L. Dennis Kozlowski as two new independent directors, and Investor has advised the Company that it approves of them. Milton H. Kuyers, Allon H. Lefever, Edward J. Mathias and Thomas Morgan will remain as directors of the Company after the Equity Investment Closing Date.

    Set forth below is information about the directors of the Company after consummation of the Strategic Restructuring Plan:

NAME                              TITLE             AGE                          BUSINESS EXPERIENCE
--------------------------  ------------------      ---      -----------------------------------------------------------
Kevin J. Conway...........  Director                    39   Mr. Conway will be named a director of U.S. Office Products effective upon completion of the Strategic Restructuring
                                                             Plan. Mr. Conway has been a principal and a director of
                                                             Clayton, Dubilier & Rice since 1994 and March 1998,
                                                             respectively. Prior to joining Clayton, Dubilier & Rice in
                                                             1994, Mr. Conway worked for 10 years at Goldman, Sachs &
                                                             Co., an investment banking firm. He also serves as a
                                                             director of Riverwood Inernational Corporation and North
                                                             American Van Lines, Inc., companies in which CD&R Fund V
                                                             has an

NAME                              TITLE             AGE                          BUSINESS EXPERIENCE
--------------------------  ------------------      ---      -----------------------------------------------------------
                                                             investment. Mr. Conway is a graduate of Amherst College,
                                                             Columbia University School of Business and Columbia Law
                                                             School.

Frank P. Doyle............  Director                    66   Mr. Doyle will be named a director of U.S. Office Products effective upon completion of the Strategic Restructuring
                                                             Plan. Mr. Doyle is a private consultant who retired from
                                                             his position as Executive Vice President of General
                                                             Electric Company on January 1, 1996. As Executive Vice
                                                             President, he was one of a three member Corporate Executive
                                                             Office to which all of GE's operating businesses and staff reported. Mr. Doyle served as Executive Vice president of
                                                             GE from 1991, and prior to that time he was Senior Vice
                                                             President at GE with responsibility for Corporate Marketing and Advertising from 1981. Mr. Doyle is a director of
                                                             Digital Equipment Corporation, Paine Webber Group, Roadway
                                                             Express and Educational Testing Service.

Brian D. Finn.............  Director                    37   Mr. Finn will be named a director of U.S. Office Products
                                                             effective upon completion of the Strategic Restructuring
                                                             Plan. Mr. Finn has been a principal and a director of
                                                             Clayton, Dubilier & Rice since June 1997 and March 1998,
                                                             respectively. Prior to joining Clayton, Dubilier & Rice in
                                                             1997, Mr. Finn worked for 15 years at Credit Suisse First
                                                             Boston, an investment banking firm, most recently as
                                                             co-head of the Mergers and Acquisitions division. He holds a B.S. in Economics from the University of Pennsylvania's
                                                             Wharton School.

L. Dennis Kozlowski.......  Director                    51   Mr. Kozlowski is Chairman and Chief Executive Officer of
                                                             Tyco International Ltd., a multinational company involved
                                                             in manufacturing, distribution and servicing of fire
                                                             protection and security systems, disposable medical
                                                             products, flow control and electronic products worldwide.
                                                             He has served as Chief Executive Officer of Tyco since July
                                                             1, 1992 and as Chairman since January 1, 1993. Prior to
                                                             July 1992, he was President and Chief Operating Officer of
                                                             Tyco since 1989 and a director of Tyco since 1987. Mr.
                                                             Kozlowski is a direcor of RJR Nabisco, Applied Power and
                                                             Raytheon Corp.

Milton H. Kuyers..........  Director                    60   Mr. Kuyers has been a director of the Company since April
                                                             1995. He is a part owner and executive officer of a number of privately held companies including: Zero Zone, Inc., a
                                                             manufacturer of commercial refrigeration units; Desert Air
                                                             Corp., a manufacturer of commercial dehumidification
                                                             equipment; Northwest Coatings, Inc., a manufacturer of
                                                             coating products; Grayline, Inc., a manufacturer of tubing used in the appliance and

NAME                              TITLE             AGE                          BUSINESS EXPERIENCE
--------------------------  ------------------      ---      -----------------------------------------------------------
                                                             electrical industries; Digicorp Inc., a distributor of
                                                             business telephone systems and cellular telephones; and
                                                             Faustel, Inc., a manufacturer of custom coating equipment.
                                                             Prior to 1993, Mr. Kuyers served as the President of Star
                                                             Sprinkler Corp., a manufacturer of sprinkler heads for fire protection systems. Mr. Kuyers previously served on the
                                                             board of Medical Advances, Inc., a manufacturer of parts
                                                             for medical diagnostic applications, until its sale in
                                                             March 1997. Prior to its acquisition by the Company, Mr.
                                                             Kuyers also served as a director of The H.H. West Company, a wholly owned subsidiary of the Company. Mr. Kuyers holds an undergraduate degree in business administration and an
                                                             M.B.A. from the University of Michigan.

Allon H. Lefever..........  Director                    50   Mr. Lefever has served as a director of the Company since
                                                             February 1995. He has been Vice President of the Affiliated
                                                             Companies for High Industries, Inc., since April 1988. From
                                                             1988 until its acquisition by the Company, Mr. Lefever
                                                             served as the Chairman of the Board and Chief Executive
                                                             Officer of The Office Works, Inc., and he currently serves on the boards of directors of several private companies. In addition, he is a director of Red Rose SuperNet and
                                                             Goodville Insurance Co. and serves on the Business Advisory
                                                             Board of Millersville State University. Mr. Lefever
                                                             received his undergraduate degree from Millersville State
                                                             University and a Masters in Economics from Pennsylvania
                                                             State University.

Edward J. Mathias.........  Director                    55   Mr. Mathias has been a director of the Company since
                                                             February 1995. Currently, Mr. Mathias is a Managing
                                                             Director of The Carlyle Group, a merchant bank based in
                                                             Washington, D.C. From 1971 through 1993, Mr. Mathias was
                                                             employed by T. Rowe Price Associates, Inc., a major
                                                             investment management organization, most recently as a
                                                             Managing Director. Mr. Mathias presently serves on the
                                                             boards of directors of Sirrom Capital Corporation,
                                                             Pathogenesis and The Fortress Group, Inc. as well as on the boards of directors of several private companies. Mr.
                                                             Mathias holds an undergraduate degree from The University
                                                             of Pennsylvania and an M.B.A. from Harvard Business School.

Thomas Morgan.............  President, Chief            44   Mr. Morgan joined the Company in February 1997 as President
                            Executive Officer                of the Company' North American Office Products Group. He
                            and Director                     was promoted to Chief Operating Officer in June 1997 and to
                                                             Chief Executive Officer in November 1997. Before joining
                                                             the Company, he spent more than 20 years with Genuine Parts
                                                             Company

NAME                              TITLE             AGE                          BUSINESS EXPERIENCE
--------------------------  ------------------      ---      -----------------------------------------------------------
                                                             where he was most recently Executive Vice President of S.P.
                                                             Richards Company.

Charles P. Pieper           Chairman of the             51   Mr. Pieper will be named Chairman of U.S. Office Products
                            Board of Directors               effective upon completion of the Strategic Restructuring
                                                             Plan. Mr. Pieper has been a principal and a director of
                                                             Clayton, Dubilier & Rice since March 1997 and March 1998,
                                                             respectively. Previously, Mr. Pieper was President and
                                                             Chief Executive Office of GE Lighting Europe and GE Japan,
                                                             GE Korea, GE Taiwan, GE Medical Systems Asia, Yokogawa
                                                             Medical Systems and GE Trading Co. Mr. Pieper is Chairman
                                                             of North American Van Lines, Inc., a corporation in which
                                                             CD&R Fund V has an investment, and a director of Alliant
                                                             Foodservice, Inc. and its parent CDRF Holding, Inc., a
                                                             corporation in which a Clayton Dubilier & Rice-managed
                                                             investment fund has an investment.

    Pursuant to the Investment Agreement, three-fourths of the directors must approve certain transactions. These are: (i) the sale by the Company of equity securities, other than (A) a specified amount made available under employee benefit plans, such as option plans, or (B) a specified amount issued to acquire companies or issued in public offerings; (ii) any merger, tender offer or sale, lease, or disposition of all or substantially all of the Company's assets, or other business combination involving the Company, unless the consideration for such sale is all cash or is freely tradable common stock of a public company with a specified level of market capitalization; (iii) any major recapitalization; (iv) certain amendments to shareholder rights plans; (v) any dissolution or partial liquidation of the Company; or (vi) any modification to the Company's charter or by-laws that is inconsistent with Investor's rights under the Investment Agreement or the other agreements described in this Annex
A. The effect of this provision is that so long as Investor can nominate three directors, at least one of them must vote in favor of any of these actions in order for it to be approved.

    This table shows Investor's rights with respect to the nomination of directors and how they will change if Investor disposes of equity securities. This table also shows when the three-fourths majority requirement will apply.

                   SUMMARY OF CORPORATE GOVERNANCE PROVISIONS

                                                                         NUMBER OF
                                                                     DIRECTORS INVESTOR             THREE-FOURTHS
                                                                             IS                        BOARD
                    PORTION OF SHARES ACQUIRED                          ENTITLED TO      RIGHT TO   APPROVAL FOR
                      AT CLOSING RETAINED BY                              NOMINATE       DESIGNATE    CERTAIN
                           INVESTOR (1)                                (OUT OF NINE)     CHAIRMAN   TRANSACTIONS
-------------------------------------------------------------------  ------------------  ---------  ------------
66 2/3% to 100%....................................................        Three            Yes         Yes

33 1/3% to 66 2/3%.................................................         Two             Yes         Yes
Less than 33 1/3% but Investor
  holds at least 5% of the then-
  outstanding voting stock.........................................         One             No           No
Less than 5% of the then-
  outstanding voting stock.........................................         None            No           No

------------------------------

(1) This includes shares Investor can acquire by exercising special warrants.

    Investor can approve one additional nominee to the Board if the Chief Executive Officer of the Company is not a member of the Board or is not a Board nominee. The Company can increase the size of the Board of Directors to as many as 12 persons, but the number of persons Investor can nominate will increase at least proportionally. For example, if there are 12 members, Investor could nominate four directors (assuming it still held all of its shares). Investor also will be entitled to at least proportionate representation on all Board committees, unless it is precluded from such membership by law or stock exchange rules.

    All of Investor's corporate governance rights will expire on the earlier of the fifth anniversary of closing or if Investor ever acquires more than 50% of the voting power represented by the Company's then-outstanding voting securities.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS

    EFFECT ON THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY. Wilmer, Cutler & Pickering expects to deliver an opinion (the "Spin-Off Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. The Company will not complete the Distributions unless it receives the Spin-Off Opinion. The Spin-Off Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.

    The Spin-Off Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Spin-Off Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.

    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e) no gain or loss will be recognized by the Company or the stockholders of the Company (except with respect to cash received in lieu of fractional shares) as a result of the Distributions.

    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Spin-Off Opinion is not binding on the IRS or the courts. Stockholders should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Spin-Off Opinion.

    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. The Company will represent that the Distributions were motivated, in whole or substantial part, to allow the Company and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow the Company and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment, which the Board of Directors of the Company concluded would contribute to the Company's development, based on the skills and experience of CD&R. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver at the time of the Distributions an opinion that each Distribution satisfies the business purpose requirement of Section 355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.

    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant International, Inc. ("Navigant")) to qualify as a tax-free spin-off under Section 355 both the Spin-Off Company and the Company must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel Corporation ("Professional Travel"), and Professional Travel and the Company must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of the Company and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver at the time of the Distributions an opinion that each Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.

    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of the Company or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of the Company and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver at the time of the Distributions an opinion that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either the Company or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.

    If a Distribution fails to qualify under Section 355 as a tax-free spin-off, each holder of Common Stock on the record date of the Distributions will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Spin-Off Companies' common stock distributed to such holder of Common Stock, including fractional shares. In addition, the Company will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company (on the Distribution Date). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or a series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or a series of related transactions. Based on the representations of the Company, the Spin-Off Companies and Investor, and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of the Company or of any Spin-Off Company, Wilmer, Cutler & Pickering expects to deliver at the time of the Distributions an opinion that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that any or all of the Distributions are taxable under
Section 355(e).

    If the Distributions are taxable under Section 355(e), the Company will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company (on the Distribution Date). However, no gain or loss will be attributable to holders of Common Stock (except with respect to cash received in lieu of fractional shares). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

    The Company, but not the holders of the Common Stock, will be indemnified by the Spin-Off Companies if the actions or omissions of the Spin-Off Companies materially contribute to a determination that the Company is subject to a tax liability in connection with the Distributions. See "--Distributions-- Tax Allocation Agreement and Tax Indemnification Agreement." However, there can be no assurance that the Company will be successful in recovering the full amount of such tax liability under the indemnification arrangements with the Spin-Off Companies.

                                  RISK FACTORS

    HOLDERS OF COMMON STOCK WHO ARE CONSIDERING TENDERING THEIR SHARES OF COMMON STOCK IN THE EQUITY SELF-TENDER SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION INCLUDED IN THE ACCOMPANYING DOCUMENTS OR INCORPORATED THEREIN BY REFERENCE, IN EVALUATING WHETHER TO DO SO.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY; ABILITY TO SERVICE DEBT

    The Company will incur substantial indebtedness in connection with the Strategic Restructuring Plan and the Financing Transactions and will thereby become highly leveraged. At January 24, 1998, the Company had outstanding approximately $714.5 million in indebtedness consisting of bank loans, convertible subordinated notes, and capital leases. As a result of the Strategic Restructuring Plan and the Financing Transactions, the Company's total indebtedness will increase by approximately $441.0 million to approximately $1,155.5 million, assuming that all 2001 Notes are exchanged in the 2001 Note Exchange Offer and all 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender. Any 2001 Notes that remain outstanding after the 2001 Note Exchange Offer will increase the amount of outstanding debt.

    The Company's high leverage could have material consequences to the Company, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired or any such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be required for debt service and, as a result, will not be available for its operations and other purposes; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements or force it to modify its operations or sell assets; (iv) the Company's ability to withstand competitive pressures may be limited; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, and reduce its flexibility in responding to changing business and economic conditions. In addition, the Company's borrowings under the Credit Facility are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates. If the Company is unable to service its indebtedness, it may be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. The Company's management does not have experience to date operating a business with a substantial amount of leverage.

    Historically, the Company has funded its capital requirements by debt financings and the sale of Common Stock. Future sales of Common Stock may be subject to limitations on the number of shares the Company can issue without jeopardizing the tax-free treatment for the Distributions. See "--Potential Limitations on Stock Issuances" and "--Potential Liability for Taxes Related to the Distributions." In addition, the Credit Facility and the indenture governing the Senior Subordinated Notes are expected to contain restrictions on the incurrence of additional indebtedness. See "--Risks Arising from Restrictions in Agreements Relating to Indebtedness."

    The ability of the Company to meet its debt service and other obligations (including compliance with financial covenants) will be dependent upon the future performance of the Company and its cash flow from operations, which will be subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. These factors could include general economic conditions, operating difficulties, increased operating costs, product pricing pressures, potential revenue instability arising from cost savings initiatives or other factors, labor relations, the response of competitors or customers to the Company's business strategy or projects and delays in implementation of the Company's business strategy.

RISKS ARISING FROM RESTRICTIONS IN AGREEMENTS RELATING TO INDEBTEDNESS

    The Credit Facility and the indenture governing the Senior Subordinated Notes are expected to impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and certain types of indebtedness, create liens, engage in transactions with stockholders and affiliates, sell assets, issue capital stock of subsidiaries or engage in mergers or acquisitions. In addition, the Credit Facility is expected to require that the Company maintain certain financial ratios. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities.

RISKS RELATED TO CHANGE IN STRATEGIC FOCUS AND BUSINESS AND GROWTH STRATEGIES

    The Company was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. Since that time, the Company has grown primarily through an aggressive acquisition strategy. The Company is now transitioning into a new stage of development, less reliant on acquisitions and more focused on operational efficiencies, organic growth and improved profit margins. The Company's ability to achieve these objectives will depend on a number of factors, including its ability to generate increased revenues and margins in existing businesses, its ability to continue to integrate existing operations and new acquisitions without substantial delays or other problems, and achievement of operating improvements and cost reductions. In particular, the Company's ability to achieve operating improvements will depend on successful implementation of its plans to establish District Fulfillment Centers in the United States. There can be no assurance that these efforts to achieve operating improvements will be successful or will result in anticipated levels of cost savings and efficiencies or growth in revenues and margins. See "Business of U.S. Office Products After the Restructuring--Business Strategies."

CHALLENGES OF BUSINESS INTEGRATION; RISKS RELATED TO ACQUISITIONS

    Historically, the Company has grown substantially through acquisitions. The Company's aggressive acquisition program has produced a significant increase in revenues, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially require additional expenditures to expand operational and financial systems and corporate management administration. Because of the various costs and possible cost-saving strategies, historical operating results may not be indicative of future performance. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect efforts to implement cost-saving and integration strategies and to manage operations and acquisitions profitably. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon the Company. Delays in implementing planned integration and consolidation strategies, or the failure of such strategies to achieve anticipated cost savings, also could have a material adverse effect on the Company's results of operations and financial condition. In addition, there can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increasing size and scope of the Company's operations and its continuing acquisition activity.

    The Company intends to pursue selected acquisition opportunities; however, no assurance can be given that the Company will identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions, if completed, will be successful. Moreover, the amount of capital stock the Company can issue as consideration for future acquisitions without jeopardizing the tax-free treatment of the Distributions will be limited in the near-term. See "--Potential Liability for Taxes Related to the Distributions". The Company will likely incur additional debt to finance any additional acquisitions. In addition, acquired companies may not achieve future revenues and profitability levels that justify the prices that the Company paid to acquire them. Acquisitions also may involve a number of risks that could have a material adverse effect on future operations and financial performance, including diversion of management's attention; unanticipated declines in revenues or profitability following acquisitions; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated business problems or legal liabilities; and the amortization of acquired intangible assets, such as goodwill.

RISKS RELATING TO INABILITY TO USE POOLING-OF-INTEREST ACCOUNTING TREATMENT FOR
  FUTURE ACQUISITIONS

    As a result of the Equity Self-Tender and the Distributions, the Company will be precluded from completing business combinations under the pooling-of-interests accounting method for a period up to 6-9 months. Any business combinations that the Company completes during this period will have to be accounted for under the purchase method. Under the purchase method of accounting, the Company will have to record goodwill for each such acquisition, in an amount equal to any excess of the purchase price paid for the acquired company over the fair market value of the acquired company's net assets. Under the pooling-of-interests method, no goodwill is recorded in connection with the acquisition of a pooled company, and there is no corresponding expense associated with the amortization of such goodwill.

HIGHLY COMPETITIVE MARKETS

    The Company operates in a highly competitive environment. It generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the United States, the North American Office Products Group of the Company competes with five large office products companies, each of which may have greater financial resources than the Company. Several of the Company's large competitors operate in many of its geographic and product markets, and other competitors may choose to enter its geographic and product markets in the future. In addition, as a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures in the pricing of products, the Company's revenues or margins may decline. The highly leveraged nature of the Company after the Strategic Restructuring Plan and the Financing Transactions could limit the Company's ability to continue to make necessary or desirable investments or capital expenditures, to compete effectively and to respond to market conditions.

    The Company faces significant competition to acquire additional businesses as the office products industry undergoes continuing consolidation. Competition is expected to increase in the domestic and international markets that the Company serves or is planning to enter as consolidation occurs (or accelerates) in those markets. A number of the Company's major competitors are actively pursuing acquisitions on a global basis.

FOREIGN OPERATIONS; EXCHANGE RATE FLUCTUATIONS

    Management intends to continue to focus significant attention and resources on international operations and expects foreign revenues to continue to represent a significant portion of the Company's total revenues. The factors described in this section that apply to the Company's domestic operations generally may also affect the Company's foreign operations. In addition, the Company's foreign operations are subject to a number of other risks, including fluctuations in currency exchange rates; new and different legal and regulatory requirements in local jurisdictions; tariffs and trade barriers; potential difficulties in staffing and managing local operations; credit risk of local customers and distributors; potential difficulties in protecting intellectual property; potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. There can be no assurance that one or a combination of these factors will not have a material adverse impact on the Company's ability to maintain or increase its foreign sales or on its business, financial condition or results of operations.

    Over 34% of the Company's consolidated revenues for the nine months ended January 24, 1998 were generated from the Company's international operations and are denominated in currencies other than United States dollars. The Company's results of operations have been and may continue to be impacted by the exchange rate of the international operations' currencies into United States dollars. Devaluation has adversely affected the return on the Company's investment in its New Zealand and Australian operations. If the exchange rates stabilize at current rates or continue to decline, the Company's return on assets and equity from its New Zealand and Australian operations will continue to be depressed. The Company expects that it will incur additional costs with respect to accessing cash flows from international operations, including such items as New Zealand and Australian withholding taxes and other taxes and foreign currency hedging costs. In addition, the Company's results of operations could be further impacted by fluctuations in the New Zealand and Australian exchange rates as a result of the structure of certain financing alternatives currently being evaluated by the Company.

    Substantially all of the Company's indebtedness is denominated in U.S. dollars. As a result, declines relative to the U.S. dollar in the value of the currencies in which the Company's revenues are generated may materially adversely affect the Company's business, financial condition and results of operations and the ability of the Company to meet its obligations under agreements relating to its indebtedness.

RISKS RELATING TO DEPENDENCE OF MAIL BOXES ETC. ON BUSINESS OF UPS AND FRANCHISE
  RELATIONSHIPS

    Various factors may affect the Company's Mail Boxes Etc. ("MBE") business. The Company estimates that a significant percentage of the gross sales of a typical MBE retail center in the United States are attributable to services provided by United Parcel Service ("UPS"). In addition, the Company estimates that the vast majority of general ground shipping from MBE retail centers in the United States is done through UPS. As such, UPS is a key vendor for MBE. If UPS were to raise its prices to MBE or otherwise materially adversely change the terms on which it provides shipping services for MBE Retail Centers or if UPS cannot provide service or provides limited services as it did during a 1997 strike by UPS employees, the revenues of MBE could be materially and adversely affected. MBE conducts its business principally through franchisees or licensees, with the result that MBE has limited control over franchisee operations and is subject to significant government regulation of its legal relationships with franchisees that limits the control that MBE has over its franchisees. MBE also faces growing competition from the United States Postal Service as it establishes postal service centers located in shopping centers and other locations to compete against MBE and other similar retail service centers.

RELIANCE ON KEY PERSONNEL

    The Company's operations will depend on the continued efforts of its senior executive officers, including Thomas Morgan, President and Chief Executive Officer, and the senior management of certain of its subsidiaries. If any of these individuals becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company intends to obtain key person life insurance covering Thomas Morgan, but does not intend to obtain key person life insurance covering any other members of senior management.

INTANGIBLE ASSETS

    As of January 24, 1998, approximately $917.0 million, or 45.4% of the Company's total assets on a pro forma basis to reflect the Equity Self-Tender, the Distributions, the Equity Investment, the Financing Transactions and purchase acquisitions completed subsequent to January 24, 1998 as if such transactions had occurred on January 24, 1998, represented intangible assets, the substantial majority of which was goodwill. As a result, a substantial portion of the value of the Company's assets may not be available to repay creditors in the event of a bankruptcy or dissolution of the Company.

INCREASE IN OUTSTANDING SHARES AND INABILITY TO DETERMINE CONVERSION PRICE

    To the extent that 2001 Notes are exchanged for Common Stock, the number of shares of Common Stock outstanding will increase. At March 26, 1998, there were approximately 133.2 million shares of Common Stock outstanding. If all 2001 Notes are exchanged, the total shares outstanding will increase by approximately
8.9 million to 142.1 million. If those shares are tendered in the Equity Self-Tender, that in turn will decrease the percentage of all outstanding shares that will be accepted in the Equity Self-Tender. The increase in number of shares outstanding resulting from the exchange will also increase the number of shares of each Spin-Off Company that will be issued in the Distributions, which could result in a reduction in the trading prices of the shares of the Spin-Off Companies as compared to the trading prices that might have been realized if no exchanges had occurred before the Distributions. On the other hand, to the extent 2001 Notes are not exchanged prior to the Equity Self-Tender and the Distributions, then the number of shares into which they can be converted will be increased as a result of the anti-dilution provisions in the Indenture. The number of shares of Common Stock issuable upon conversion of the 2003 Notes outstanding after the 2003 Note Tender will similarly be adjusted. Accordingly, the number of shares represented by convertible notes after completion of the Strategic Restructuring Plan and Financing Transactions cannot be determined at this time and will not be determined prior to the Expiration Date of the Equity Self Tender.

    Even if the Strategic Restructuring Plan is not completed, the exchange of 2001 Notes pursuant to the 2001 Note Exchange Offer will result in a dilution of earnings per share and a potential adverse impact on the trading price of the Common Stock. This dilution will be greater than would otherwise result if the 2001 Notes were converted at the Existing Conversion Price.

    As a result of the Strategic Restructuring Plan, the number and exercise price of existing stock options held by the Company's employees will be adjusted pursuant to a formula based on the market prices of the Common Stock around the time of the Distributions and cannot be determined at this time. Nevertheless, the Company expects that the adjustment will increase the percentage interests represented by such options. See "The Strategic Restructuring Plan--Adjustment to Employee Stock Options." However, the Company's employees are eligible to tender shares underlying options (both vested and unvested) in the Equity Self-Tender and, to the extent shares underlying tendered options are purchased, the percentage interest represented by options outstanding after the Strategic Restructuring Plan will be less than it otherwise would have been.

IMPACT OF THE STRATEGIC RESTRUCTURING PLAN ON TRADING PRICES OF COMMON STOCK

    There can be no assurance as to the prices at which the Common Stock will trade after the Strategic Restructuring Plan is completed. The plan consists of a number of elements that involve major changes to the assets and capital structure of the Company. Upon completion of these transactions, the trading price of the Common Stock is likely to be substantially lower to reflect the cash distributions that will occur in the Equity Self-Tender and the distribution of assets in the Distributions. The actual adjustment that will be made by the market based on its valuation of the parts of the Strategic Restructuring Plan cannot be predicted. The Company expects that an active market for its Common Stock will continue on the Nasdaq National Market System, but the trading prices may be affected in the short or long run by a number of factors in addition to those that typically affect the trading prices of stocks. These special factors may include: reduced public float, trades by investors seeking to change their relative ownership positions in the stock of the Company and each Spin-Off Company, uncertainty in the marketplace about the impact of the Strategic Restructuring Plan on the Company's future operating results, possible trading strategies by investors seeking to arbitrage disparities in pricing between the Common Stock and the stock of each Spin-Off Company, and increased market volatility resulting from market uncertainty or confusion about the transactions or their impact on the Company.

EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of Common Stock. Investor will hold shares of Common Stock representing 24.9% of shares outstanding after the issuance of such shares to Investor, and warrants to purchase an equal number of shares (plus additional shares in certain circumstances). The Investment Agreement restricts Investor's ability to sell these shares or warrants, but when these restrictions expire (or if they are waived) Investor may sell these shares or warrants. Additional shares may be issued either in connection with acquisitions by the Company or upon exercise of outstanding options, options that may be issued in the future, and warrants. The sale of shares upon exercise of options or by Investor, or the perception that such sales could occur, may have an adverse effect on the trading price of the Common Stock if a significant number of shares become available over a limited period of time.

ABILITY OF INVESTOR TO INFLUENCE MANAGEMENT

    As part of the Strategic Restructuring Plan, Investor will acquire shares of Common Stock amounting to 24.9% of the outstanding shares of the Common Stock after giving effect to the Equity Self-Tender and to the issuance of such shares. Investor will also purchase various warrants that give it the right to acquire additional shares of Common Stock in the future. Such warrants will include warrants that will give it the right to buy one share of Common Stock of the Company for each share purchased by Investor in the Equity Investment. If no currently outstanding stock options are exercised, exercise of these warrants would give Investor ownership of approximately 39.9% of the Common Stock of the Company after implementation of the Strategic Restructuring Plan (assuming that all of the 2001 Notes are exchanged in the 2001 Note Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender). Investor will have, among other things, the right (subject to certain conditions) to nominate three of the nine members of the Company's Board of Directors, including the Chairman of the Board. Investor will retain the right to nominate three members of the Board and to designate the Chairman of the Board until Investor's level of ownership of Common Stock declines by more than one-third. In addition, certain Board decisions will be subject to super-majority voting provisions that, in certain circumstances, may require the concurrence of at least one director nominated by Investor. The super-majority voting provisions require the affirmative vote of three-fourths of the Board for certain decisions such as sale of certain equity securities; any merger, tender offer involving the Company's equity securities or sale, lease or disposition of all or substantially all of the Company's assets or other business combination involving the Company; any dissolution or partial liquidation of the Company; and certain changes to the Company's charter and by-laws. These super-majority Board voting requirements may give Investor the ability to block the approval of certain actions requiring the super-majority vote of the Board. In addition, Investor's significant ownership of the Common Stock may permit Investor to influence significantly matters requiring the approval of the Company's stockholders. See "The Strategic Restructuring Plan---Equity Investment."

POTENTIAL LIABILITY FOR CERTAIN LIABILITIES OF THE SPIN-OFF COMPANIES

    As part of the Strategic Restructuring Plan, the Spin-Off Companies are expected to indemnify the Company for certain liabilities that the Company could incur relating to the Distributions, the operations of the Spin-Off Companies and other matters. There can be no assurance that the Spin-Off Companies will be able to satisfy any such indemnities, and the Company may therefore incur such liabilities even if they arose out of the activities of the Spin-Off Companies. The Company could be adversely affected if in the future the Spin-Off Companies are unable to satisfy these obligations. See "The Strategic Restructuring Plan--Spin-Off Distributions--Distribution Agreement." In addition, the Company has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their indemnity obligations to the Company. In addition, the Company has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their indemnity obligations, to the Company.

POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS

    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Spin-Off Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes, the Distributions will qualify as tax-free spin-offs under Section 355 of the Code, and will not be taxable under Section 355(e). The Company will not complete the Distributions unless it receives the Spin-Off Opinion. The Spin-Off Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary. See "The Strategic Restructuring Plan--U.S. Federal Income Tax Consequences of the Distributions."

    The Spin-Off Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Spin-Off Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Spin-Off Opinion.

    If a Distribution fails to qualify as a tax-free spin-off under Section 355 of the Code, the Company will recognize gain equal to the difference between the fair market value of the Spin-Off Company's common stock on the Distribution Date and the Company's adjusted tax basis in the Spin-Off Company's common stock on the Distribution Date. In addition, each stockholder of the Company will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Spin-Off Company's common stock distributed to such stockholder. If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

    If a Distribution is taxable under Section 355(e), but otherwise satisfies the requirements for a tax-free spin-off, the Company will recognize gain equal to the difference between the fair market value of the Spin-Off Company's common stock on the Distribution Date and the Company's adjusted tax basis in the Spin-Off Company common stock on the Distribution Date. However, no gain or loss will be recognized by holders of Common Stock (except with respect to cash received in lieu of fractional shares). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

POTENTIAL LIMITATIONS ON STOCK ISSUANCES

    Certain limitations under Section 355 of the Code may restrict U.S. Office Products' ability to issue capital stock after the Distributions. As described above under "The Strategic Restructuring Plan -- U.S. Federal Income Tax Consequences of the Distributions," these limitations will generally prevent U.S. Office Products from issuing capital stock to the extent the issuance is part of a plan or series of related transactions that includes one or more of the Distributions and pursuant to which one or more persons acquire capital stock of U.S. Office Products that represents 50% or more of the voting power or 50% or more of the value of U.S. Office Products' capital stock. These limitations may restrict U.S. Office Products' ability to undertake transactions involving issuances of capital stock of U.S. Office Products that management otherwise believes would be beneficial.

YEAR 2000 COMPLIANCE

    The Company is currently reviewing the year 2000 compliance of software that it uses in its business. The Company's Trinity System, which it is currently installing throughout its North American Office Products Group operations as the core operations system, is year 2000 compliant. However, the Company's operating subsidiaries are, in some cases, using billing or other software that is not year 2000 compliant. Based upon information that the Company has collected from its operating subsidiaries, it expects to be able to achieve year 2000 compliance in 1999 and does not expect that the cost of making necessary adaptations will be material to the Company. If the Company cannot make the necessary adaptations on a timely basis, or if the costs are greater than expected, the Company's business could be adversely affected.

          THE BUSINESS OF U.S. OFFICE PRODUCTS AFTER THE RESTRUCTURING

    After the Distributions, U.S. Office Products will continue to conduct its office supply, office furniture, and office coffee, beverage and vending services businesses (which will operate as the North American Office Products Group), its MBE business, and its New Zealand and Australia operations. U.S. Office Products also will continue to own its 49% interest in Dudley Stationery Limited (a U.K. contract stationer). The Spin-Off Companies will operate U.S. Office Products' educational supplies, corporate travel services, print management, and technology solutions businesses.

    The businesses that U.S. Office Products will operate after it completes the Strategic Restructuring Plan are described below.

COMPANY OVERVIEW

    U.S. Office Products is one of the world's leading suppliers of a broad range of office products and business services to corporate customers. Through its North American Office Products Group ("NAOPG"), U.S. Office Products provides office supplies, office furniture and office coffee, beverage and vending services primarily to middle market companies (25 to 500 employees). Based on current sales, NAOPG is one of the largest contract stationers in the United States. Outside North America, U.S. Office Products' Blue Star Group Limited ("Blue Star") is a leading supplier of office products and services in New Zealand and Australia, and U.S. Office Products owns a 49% interest in Dudley Stationery Limited ("Dudley"), the second largest contract stationer in the United Kingdom. With its November 1997 acquisition of MBE, U.S. Office Products has expanded into the high growth small office and home office ("SOHO") market. MBE is the world's largest franchisor of local postal, packaging, business and communications service centers with approximately 3,600 outlets worldwide.

    Since its founding in October 1994, U.S. Office Products has grown primarily through an aggressive acquisition program, which has included the purchase of more than 230 businesses in the United States and internationally. U.S. Office Products has focused on acquiring successful, established companies with experienced management and sales presence in specific geographic, product or service markets. It adheres to a rigorous due diligence and financial review process in acquiring target companies.

    U.S. Office Products is now transitioning into a new stage of development, less reliant on acquisitions and more focused on operational efficiencies, organic growth and improved profit margins. To execute this new strategy U.S. Office Products is implementing new product, sales and marketing programs to leverage its extensive sales force and existing distribution channels. U.S. Office Products continues to pursue strategic alliances with well-known companies to enable U.S. Office Products to increase sales by offering a broader selection of services and products, such as its arrangement to distribute Starbucks-Registered Trademark- coffee in the North American office market. In addition, U.S. Office Products is centralizing a number of common business functions, such as purchasing, distribution, inventory management and information systems. Furthermore, U.S. Office Products is systematically consolidating the operations of businesses located within the same geographic areas into large, centrally-located regional warehouses known as district fulfillment centers ("DFCs"). Through DFCs, U.S. Office Products believes it can achieve greater regional efficiencies and economies of scale in purchasing, distribution and asset utilization. At the same time, U.S. Office Products continues to encourage entrepreneurial innovation and management of customer relationships at the local level. U.S. Office Products believes that its organizational structure combines the best elements of both centralized and decentralized management for its business.

MARKET OVERVIEW

UNITED STATES

    The office products and business services market in the United States includes office supplies, office furniture, and office coffee, beverage and vending services. Business customers can be generally divided into three segments: (i) large corporate (more than 500 employees), (ii) middle market (25 to 500 employees) and (iii) SOHO (fewer than 25 employees). Set forth below is an overview of the major business products supplied by U.S. Office Products and the customer segments for which it competes.

    OFFICE SUPPLIES. According to independent research reports, the office supplies market in the United States generates over $60.0 billion in annual sales. Office supplies include a broad array of products including desktop accessories, writing instruments, paper products, computer consumables and business machines. Historically, office supplies have been sold through three distribution channels: (i) traditional retailers (which now include discount superstores); (ii) mail order (or direct mail) marketers; and (iii) direct-to-business suppliers ("contract stationers" such as U.S. Office Products' NAOPG). Independent estimates indicate that retailers generate approximately $30.0 billion in annual revenues, and contract stationers generate approximately $30.0 billion in annual revenues.

    In recent years, as industry participants have sought to take advantage of economies of scale, the retail and contract stationer distribution channels have undergone significant consolidation with several large companies emerging in each channel. Additionally, while most office supply businesses traditionally operated in just one of the three distribution channels, more recently U.S. Office Products and many of its large competitors have sought to enter more than one of these channels as a way of expanding their revenues and customer bases. Despite recent consolidation and "cross channel" activity, the office supplies market remains highly fragmented, with more than 4,300 independent suppliers representing approximately 50% of the U.S. market. With pro forma revenues of $1.1 billion in office supplies for the twelve-month period ended January 24, 1998, U.S. Office Products has approximately 3.7% of the approximately $30.0 billion U.S. contract stationer market.

    OFFICE FURNITURE. The U.S. office furniture market generates approximately $12.0 billion in annual revenues and can be divided into three segments: catalog, middle market and contract furniture. Catalog furniture items include such office commodities as low-priced chairs, file cabinets and computer stands. Such furniture is sold by direct marketers, retailers and contract stationers through catalog mailings. Middle-market furniture is of higher quality and functionality than commodity furniture items and is available through retailers and contract stationers. Contract furniture is high quality, includes customized office configurations, often involves a service component and is usually purchased on a project basis when offices are opened or remodeled. Contract furniture is typically sold through dealers affiliated with furniture manufacturers. U.S. Office Products believes that thousands of companies sell office furniture to the corporate market. With pro forma revenues of approximately $570.0 million in office furniture for the twelve month period ended January 24, 1998, U.S. Office Products has approximately a 4.0% share of the U.S. market.

    OFFICE COFFEE, BEVERAGE AND VENDING SERVICES. U.S. Office Products believes that the office coffee services industry in the United States generates approximately $3.0 billion in annual sales and is highly fragmented. U.S. Office Products had pro forma revenues in this segment for the twelve-month period ended January 24, 1998 of approximately $110.0 million (including approximately $30.0 million in vending services revenues), giving it approximately a 3.7% share of this market.

    BUSINESS RELATED SERVICES. Superstores and a variety of specialty companies provide business-related services such as copying, graphic arts, printing, packaging, delivery, fax and computer services. The business services market, targeted mainly at middle market and SOHO customers, is highly fragmented and includes many medium- to small-sized independent outlets.

    BUSINESS CUSTOMERS. Customers for office supplies, office furniture and office coffee can be divided into three segments: middle market corporate, large corporate and SOHO.

    The middle market corporate segment has been the primary focus of NAOPG's sales efforts because U.S. Office Products believes that it offers greater growth potential and higher margins than the large corporate segment. U.S. Office Products believes that, as compared to large corporate customers, middle market companies place a relatively higher value on the quality of service, including order fill rates and dependable delivery.

    Historically, contract stationers have been the primary providers of office supplies to middle market customers, with mail order marketers and traditional retail dealers playing secondary roles. Superstore chains and mail order marketers have attempted to gain market share in this segment by providing delivery services and allowing credit card purchases. However, U.S. Office Products believes that superstores and mail order marketers have achieved only limited penetration because they do not provide the level of service often requested by customers in this segment.

    Businesses in the large corporate segment often negotiate contract pricing on many of the office products they routinely purchase, and U.S. Office Products believes that this segment places a relatively higher value on low product pricing. As a result, the large corporate segment tends to generate lower gross profit margins for suppliers. The large corporate segment has historically been served by contract stationers, and U.S. Office Products believes that this segment is currently the primary focus of several of its largest competitors.

    The SOHO segment consists of home offices, telecommuters and small businesses. The SOHO market has grown from 25 million people in 1993 to approximately 47 million people in 1997. According to the U.S. Bureau of Labor Statistics, the SOHO market for office supplies and related business services is currently a $54.0 billion market, and is expected to continue to grow. In addition to office supplies, SOHO customers purchase a variety of business services such as printing, packaging, fax and computer services. This market is highly fragmented with products and services offered by superstores, mail order marketers, medium to small independent outlets, and specialty service providers such as copy centers and quick print centers. MBE specifically targets this high growth customer segment.

INTERNATIONAL

    U.S. Office Products has operations in New Zealand and Australia and a 49% ownership interest in Dudley in the United Kingdom. The business products market is more consolidated in New Zealand and Australia than in the United States. Additionally, given the relatively small size of these economies, suppliers of business products often offer a broader range of complementary products and services than in the United States. Blue Star is the largest office products supplier in New Zealand and the second largest in Australia. With pro forma revenues of approximately $1.0 billion for the twelve-month period ended January 24, 1998, Blue Star has a significant share of the office products market in New Zealand and Australia. In the United Kingdom, contract stationers offer a similar product offering to that of their counterparts in the United States. Office products superstores in the United Kingdom have a relatively smaller share of the office products market than do office products superstores in the United States. As a result of several recent acquisitions, Dudley currently has annualized revenues of over $200.0 million, and U.S. Office Products believes that Dudley is the second largest contract stationer in the United Kingdom.

BUSINESS STRATEGIES

    U.S. Office Products' goal is to be the leading provider of office products and business services in the United States and select international markets with an emphasis on serving middle market businesses and expanding its role in serving the high-growth SOHO market. Key elements of U.S. Office Products' strategies in pursuit of this goal include the following:

    IMPROVE PROFIT MARGINS AND ASSET UTILIZATION. To achieve greater operating efficiencies, profit margins and asset utilization, U.S. Office Products intends to:

    - Consolidate and eliminate redundant facilities, operating systems and business functions by developing DFCs to service defined geographic territories; rationalize overlapping operations; and combine general and administrative corporate functions.

    - Develop and implement strategic pricing plans and improve inventory selection and turnover, control and distribution systems to reduce handling, storage and overhead costs.

    - Integrate operating, distribution and information systems among business entities through continued implementation of U.S. Office Products' proprietary Trinity 2.0 software and other information technology improvements.

    - Continue to seek additional volume discounts and rebates from third-party vendors through increased sales.

    - Dispose of or sublease surplus real estate and fixed assets.

    FOCUS ON ORGANIC GROWTH. U.S. Office Products intends to pursue aggressively the following initiatives to increase sales through organic growth:

    - Expand U.S. Office Products' product lines and services in certain markets through broadened catalog offerings and development of "greenfield" (start-up) operations.

    - Develop customized catalogs, target product offerings and expand catalog distribution to promote overall revenue growth and the sale of higher margin products.

    - Pursue cross-selling opportunities both within and across business groups through customer referrals and marketing programs.

    - Promote wide-spread use of U.S. Office Products' trade name, both exclusively and in conjunction with its subsidiaries' local and regional trade names, to realize the full benefits of a national identity and reputation.

    - Pursue additional strategic alliances with third-party vendors as a way of enhancing U.S. Office Products' product offerings and fostering additional cross-selling opportunities.

    PURSUE TARGETED ACQUISITIONS AND EXPAND MBE NETWORK. U.S. Office Products will continue to:

    - Grow NAOPG by selectively acquiring additional businesses, focusing primarily on smaller companies that provide competitive benefits.

    - Evaluate and pursue select international acquisition opportunities to increase its international presence.

    - Grant additional MBE master licenses in foreign countries and expand the MBE network in the United States.

NORTH AMERICAN OFFICE PRODUCTS GROUP

    NAOPG is a leading supplier of office supplies, office furniture, and office coffee, beverage and vending services to corporate customers in the United States. NAOPG's pro forma revenues for the twelve-month period ended January 24, 1998 were approximately $1.7 billion, accounting for the largest portion of U.S. Office Products' revenues among its business groups. NAOPG has focused primarily on middle market businesses which it believes tend to place relatively greater value on the quality of service than large corporate businesses.

    In late 1997, NAOPG was reorganized into 29 districts divided among four geographic regions. A district president oversees each district and reports to a regional vice president who manages each region. NAOPG has continued to centralize common business functions and has accelerated its efforts to implement a hybrid organizational structure that uses centralized and decentralized management. Management believes that this structure allows U.S. Office Products to achieve certain economies of scale associated with a large organization while maintaining the kind of flexible and responsive level of service to its customers that is characteristic of a smaller organization. Through U.S. Office Products' centralized management (located at corporate headquarters, larger operating subsidiaries or within the DFCs), U.S. Office Products can leverage its size and scale in the areas of purchasing, inventory management and distribution, accounting, human resources and management information systems. Customer-oriented functions, including sales, marketing, customer service, credit and collections, are decentralized and managed locally.

PRODUCTS AND SERVICES

    NAOPG offers the following categories of products:

    OFFICE SUPPLIES. In the contract stationery market, NAOPG offers over 33,000 different items such as desktop accessories, writing instruments, paper products, computer consumables and business machines. U.S. Office Products believes that it offers a broader assortment of office supplies than any of its contract stationer competitors. NAOPG also operates approximately 30 retail outlets, primarily in Northern California under the McWhorter's name, that sell office supplies, gifts and related products, primarily to consumers and to the SOHO market.

    U.S. Office Products generally provides next-day delivery of ordered items and, on request, same-day delivery. This "just in time" service enables customers to reduce overhead cost by reducing inventory and associated personnel and space requirements. U.S. Office Products obtains office products from many sources, including manufacturers and wholesalers, and maintains and warehouses certain frequently ordered items.

    OFFICE FURNITURE. NAOPG sells catalog, middle-market, contract and remanufactured furniture and provides other related furniture services. Both contract stationer businesses and specialized dealers principally serve the office furniture market. NAOPG focuses on products and services that traditionally have higher profit margins, such as middle-market furniture, refurbished and remanufactured furniture, moving and storage services, furniture installation services, furniture rentals and asset management. In 1997, NAOPG initiated an office furniture rental program which offers customers a limited catalog selection of lower to medium-priced furniture for rental. This program is currently being implemented in test markets and is expected to be expanded nationwide within approximately 12 months.

    OFFICE COFFEE, BEVERAGE AND VENDING SERVICES. NAOPG provides and installs coffee brewing equipment in a customer's office at no charge but requires customers to purchase, on an ongoing basis, a minimum volume of coffee and related items. NAOPG generally also offers a wide assortment of both coffee and related products, including creamers, sugar, stirrers, teas, sodas, juices and bottled waters, as well as snack items and all other items that are likely to be found in an employee "breakroom" or lunch room, including plastic flatware, napkins, paper cups, straws and similar items. NAOPG also installs, stocks and maintains a variety of food and beverage vending machines for business customers.

    In September 1996, U.S. Office Products signed an agreement with Starbucks to act as a major distributor of Starbucks-Registered Trademark- coffee in the North American office coffee and beverage services market for five years subject to, among other things, satisfaction of certain minimum purchase requirements. U.S. Office Products has developed promotional materials (including materials for its office products catalogs), and its employees have received training from Starbucks in connection with this strategic alliance. U.S. Office Products believes that this strategic alliance strengthens its position in the office coffee and beverage services market and will enhance its ability to cross-sell products and services to its clients.

SALES AND MARKETING

    NAOPG sells primarily through direct contact with customers through its approximately 2,200 sales representatives. U.S. Office Products generally establishes and maintains its relationships with customers by assigning a sales representative to each customer. Many of U.S. Office Products' representatives conduct targeted, business segment-specific marketing in their respective sales areas. U.S. Office Products intends to leverage the skills and relationships of its sales representatives by encouraging them to cross-sell multiple product lines to customers.

    U.S. Office Products' catalog is a primary marketing tool used by U.S. Office Products' sales representatives. U.S. Office Products distributed over
1.4 million catalogs in fiscal 1997. Sales materials, including certain catalogs, are tailored to address customer and market requirements and to take advantage of pricing and marketing programs intended to maximize gross margins by product type. U.S. Office Products does not conduct significant mass-market advertising.

    Customer orders are received by U.S. Office Products' sales personnel primarily by telephone or facsimile. In addition, U.S. Office Products uses an electronic data interchange ("EDI") system between U.S. Office Products and certain of its customers. U.S. Office Products has recently developed OFIS NET, which includes data order capabilities through its web site on the Internet. Using such systems, customers are able to place orders directly into U.S. Office Products' computer systems, manage their own inventory and generate customized usage reports and invoices. Orders to be filled are routed electronically to either U.S. Office Products' local warehouse or, if the ordered item is not stocked by U.S. Office Products at its local warehouse, to a wholesaler.

OPERATING AND GROWTH STRATEGIES

    NAOPG's operating and growth strategies include: (i) integrating and consolidating business operations through establishment of DFCs; (ii) installing operating and technology systems designed to improve its operations; (iii) implementing cross-selling programs to leverage its 2,200 person national sales force, (iv) continuing to pursue targeted acquisitions; and (v) developing "greenfield" (or start-up) operations.

    DFCS. DFCs are large centralized warehouses conducting operations that service entire geographic territories previously served by multiple smaller business operations. U.S. Office Products believes that the establishment of DFCs will improve profit margins and asset utilization. U.S. Office Products' first DFC, opened in Orlando, Florida in late 1997, supports ten NAOPG operating companies. Within the next 12 months, U.S. Office Products plans to open and/or reconfigure at least six new DFCs to support multiple operating units. Ultimately, U.S. Office Products expects to establish approximately 24 DFCs. DFCs will enhance U.S. Office Products' ongoing efforts to rationalize redundant facilities and functions, thereby improving profit margins. Additionally, through proprietary information systems which are being introduced throughout its operations, U.S. Office Products will be able to identify high-turnover items and optimize inventory management on a regional basis at DFCs. By using DFCs and relying on wholesalers to stock and supply slower moving items, U.S. Office Products believes it can continue to offer the broadest merchandise assortment in the industry while also reducing inventories of low turnover products and increasing profit margins on high turnover products.

    TECHNOLOGY. The Systems House, Inc. subsidiary of U.S. Office Products has developed proprietary operating and technology systems including computerized inventory management and order processing systems, computerized quotation and job costing systems and computerized logistics and distribution systems. U.S. Office Products is currently installing Trinity 2.0, an operating system developed by The Systems House, Inc., and management expects that by the end of fiscal 1999, more than half of the 29 NAOPG districts will be connected to this common operating system. NAOPG is also incorporating industry-standard technology platforms, including frame relay networks, bar coding and radio frequency technologies, at its existing and planned DFCs. Trinity 2.0 and other technologies will allow U.S. Office Products to process orders and track inventory and order fulfillment on a real-time basis, forecast demand by specific inventory item or stock keeping unit and generate customized usage and billing reports for its customers. Management believes that implementation of these systems throughout U.S. Office Products' operations will significantly increase the speed and accuracy of order processing and fulfillment, thereby improving customer satisfaction, while also increasing inventory turns.

    CROSS-SELLING. U.S. Office Products expects that its "cross-selling" program will generate internal growth by increasing sales to existing NAOPG customers. "Cross-selling" is the practice of having different businesses sell their products and services to each other's customers. For example, office supply companies within NAOPG encourage their customers to buy office furniture and office coffee, beverage, and vending services from other NAOPG companies and vice-versa. Within NAOPG, management is implementing programs to encourage customers to buy a full range of products and services from NAOPG companies. NAOPG programs include customer referrals, joint marketing efforts, and other efforts designed to demonstrate to customers the advantages of purchasing multiple lines of products and services from NAOPG companies. At the end of 1997, U.S. Office Products introduced an expanded catalog that promotes cross-selling and is part of an overall marketing strategy to offer customers a broader selection of products. NAOPG's cross-selling efforts also include providing sales representatives with training and selling tools to help them introduce customers to the broad line of products that is available through U.S. Office Products.

    ACQUISITIONS. U.S. Office Products has historically grown through acquisitions. Management believes that the vast majority of companies now available to be acquired are relatively small, with annual revenues of $20.0 million or less. While U.S. Office Products intends to continue to expand NAOPG by acquiring additional businesses, in the United States it expects to target primarily smaller companies that are profitable and desirable because of their geographic location, their customer base, or their management or sales personnel. Substantially all of NAOPG's operations are in the United States with the exception of three vending operations in Canada. Although U.S. Office Products does not expect to acquire significant additional businesses in Canada in the near future, it will evaluate other opportunities for expansion in other parts of North America, such as Mexico.

    GREENFIELD OPERATIONS. U.S. Office Products also expects to continue to develop "greenfield" operations where management believes an attractive acquisition target does not exist to enter a strategic geographic market or where management believes it can expand sales in an existing market by adding a new line of business (such as opening a coffee and beverage operation in a market where U.S. Office Products already has a successful office supply company). Management believes that this second approach is consistent with, and will be supported by, U.S. Office Products' cross-selling efforts. U.S. Office Products expects to continue to focus its greenfield efforts in the office coffee and beverage operations and the new furniture rental program. As of January 24, 1998, U.S. Office Products had opened approximately 20 office coffee and beverage greenfield operations serving approximately 25 markets in the United States and Canada.

OPERATIONS OUTSIDE OF NORTH AMERICA

    U.S. Office Products' operations outside of North America accounted for approximately 35% of its pro forma revenues in the 12 months ended January 24, 1998. U.S. Office Products sells office products and business services and certain other products and services in New Zealand and Australia through Blue Star and its subsidiaries. U.S. Office Products acquired 51% of Blue Star in February 1996 and the remaining 49% in June 1996. Since its acquisition by U.S. Office Products, Blue Star has completed 37 acquisitions to become the largest office products company in New Zealand and the second largest in Australia. In addition to Blue Star, U.S. Office Products acquired its interest in Dudley in November 1996.

PRODUCTS AND SERVICES--BLUE STAR

    OFFICE SUPPLIES AND FURNITURE. Blue Star sells office supplies, office furniture, stationery, packaging supplies and similar products to corporate, commercial and SOHO customers in New Zealand and Australia. In addition to its corporate contract stationery business, Blue Star operates more than 250 retail book and stationery stores throughout New Zealand and Australia (approximately 90 of which are franchises). These stores operate primarily under the Whitcoulls and Angus & Robertson brand names.

    BUSINESS MACHINES AND PERSONAL COMPUTERS. Blue Star's Business Solutions Group offers a range of office automation products, such as personal computers and servers, telephone systems, fax machines and photocopiers, as well as office-related services such as systems integration, project management and consulting. U.S. Office Products believes that Blue Star is one of New Zealand's leading direct sellers of personal computers, with Blue Star's consumer market accounting for the largest portion of sales. Blue Star expects to rationalize its product offerings in this part of its business and to focus on services and solutions-based products that respond to customers' particular needs.

    COMMERCIAL PRINTING. Blue Star's Print Group has a large commercial print company in New Zealand. It offers a range of printed products and related services, including commercial sheet-fed and offset printing, label manufacturing, and digital and reprographic printing. The group also provides specialized products and services for certain large customers, such as printing all of New Zealand's telephone directories and handling the pre-press printing and distribution of bills, acts and other legislative materials for the New Zealand Parliament.

PRODUCTS AND SERVICES--DUDLEY

    OFFICE SUPPLIES. Dudley sells office products and related business services throughout the United Kingdom. With annualized revenues of over $200.0 million, Dudley is the second largest contract stationer in the United Kingdom. Dudley serves as stationer to Her Majesty the Queen and the Prince of Wales.

SALES AND MARKETING

    Blue Star currently employs approximately 2,100 sales representatives in New Zealand and Australia. Blue Star promotes sales primarily through direct marketing by its sales representatives. Blue Star is actively pursuing cross-selling initiatives to increase product sales across business groups.

OPERATING AND GROWTH STRATEGIES

    Blue Star intends to leverage its sales force to cross-sell products to its corporate and consumer customer base. To service its large corporate customers, Blue Star is establishing a unit to fulfill the single-point procurement requirements of such customers. Blue Star also will evaluate business opportunities with governments and additional large corporate accounts. Blue Star also expects to expand its retail store business through a variety of strategies, including opening new stores in selected locations, re-branding certain businesses, refurbishing certain outlets, expanding product offerings, and introducing coffee shops in selected store locations. Blue Star management expects that in the near term it will focus primarily on integrating the operations of several recent acquisitions, expanding product offerings, and developing joint marketing plans across business units.

    U.S. Office Products expects to continue to make strategic acquisitions in New Zealand and Australia and to evaluate opportunities to enter other foreign markets. Dudley is continuing to expand through acquisitions in the United Kingdom, using the funds invested by U.S. Office Products.

MAIL BOXES ETC.

    MBE is the world's largest franchisor of local postal, packaging, business and communication retail service centers ("MBE Centers"). With approximately 3,600 MBE Centers in 55 countries, MBE's network is approximately ten times larger than the network of its next largest competitor. MBE's primary sources of revenues are (i) royalty and marketing fees paid by existing franchisees, (ii) fees paid by buyers of new franchises, and (iii) sales of supplies and equipment to MBE Centers.

    There are approximately 3,000 MBE Centers operating throughout the United States and approximately 600 MBE Centers serving customers outside the United States. MBE has granted master licenses in more than 55 countries abroad which allow the licensee to control the development of MBE franchises in designated territories in those countries. MBE's global network of MBE Centers sold a total of approximately $1.3 billion of products and services during fiscal 1997, a substantial amount of which was generated by SOHO customers. While MBE's revenues include only a small percentage of this amount (in the form of royalty and marketing fees paid to MBE on the sale of products and services), U.S. Office Products believes that the volume of business which MBE transacts and its extensive distribution network make it a an important supplier to the SOHO market.

FRANCHISE ARRANGEMENTS

    MBE offers both individual franchises and area franchises in the United States and master licenses in foreign countries. U.S. area franchisees are granted the exclusive right to sell individual MBE franchises in their respective areas and also provide start-up assistance and continuing support for such individual franchisees. Master licenses in foreign countries provide the licensee with the exclusive right to develop and operate MBE Centers in designated territories in those countries and the right to sell individual MBE franchises to others. MBE provides its franchisees and licensees valuable services including, among other things, instruction at MBE University, operational guidance, assistance in site selection, marketing, and advertising programs.

PRODUCTS AND SERVICES

    A typical MBE Center offers mail and parcel receiving, packaging, and shipping services through a number of carriers and provides small businesses with a wide range of products and services. These products and services generally include telephone message service, word processing, copying and printing, office supplies and communication services. Communications services typically include fax, voice mail, pagers, and wire transfers of funds. In addition, MBE Centers usually offer convenience items such as stamps, packaging supplies, stationery supplies, notary, passport photos, and money orders. Large corporations that need a national distribution system use MBE as communication centers for their field-based employees.

SALES AND MARKETING

    MBE conducts national advertising campaigns that are designed to market the MBE brand, including televised ad campaigns during three consecutive Super Bowls (1996-1998). MBE's marketing strategies are based upon extensive market research and include campaigns directed at both the consumer and business-to-business markets. MBE is also developing programs to encourage existing MBE franchisees to acquire additional MBE franchises. U.S. Office Products is also developing a program to offer MBE Center customers the convenience of on-site ordering of office supplies from NAOPG catalogs.

OPERATING AND GROWTH STRATEGIES

    MBE's operating and growth strategies include: (i) broadening its product and services offerings; (ii) growing organically through additional strategically-located express service centers and improved technology systems to better serve customers; and (iii) increasing its franchise base both domestically and internationally.

    PRODUCTS AND SERVICES MBE is pursuing several new programs to increase same-store sales in MBE Centers. First, MBE is developing with NAOPG a special office products catalog for use in MBE Centers and by MBE customers. Customers will be able to use the catalog to order office products for delivery to their local MBE Center, to their offices, or to their homes. Second, MBE is developing a series of new products related to computer and Internet technology. MBE expects that these products will have applications both within MBE Centers and in customers' homes and offices and that they can be developed without material expense. Third, MBE is pursuing a program that will allow franchise owners to purchase office supplies, copy paper and other consumables more efficiently. Management believes this program will allow MBE franchisees to offer their customers a broader range of competitively priced office products. Fourth, MBE has entered into strategic alliances with UPS, Spiegel, Microsoft and Bank/One to offer MBE Center customers a broader range of products and services. MBE receives fees directly from strategic partners or from franchisees (in the form of a royalty on sales of products and services offered as a result of the strategic alliances).

    EXPRESS SERVICE CENTERS MBE has recently introduced MBE Business Express-TM- sites, which are 24-hour self-serve, credit card-activated business centers designed to serve customers in hotels and hospitality centers, airports, convention centers, military retail outlets, and academic settings. The MBE Business Express sites include computer (including Internet access), copying, printing, and facsimile services. The sites also will allow users to connect with MBE Centers via direct-dial telephone to order or arrange for additional services such as package receipt or delivery or document reproduction.

    FRANCHISE BASE The global network of MBE Centers has grown dramatically, with the number of MBE Centers in the United States increasing by 250 to 300 each year since 1991. MBE has implemented several new programs to market its franchises. These programs include the Conversion Store Program, which targets potential independent operators in the industry to convert to a MBE franchise; the Host Store concept, which locates MBE Centers within another retail environment; the Corporate Tour Program, in which potential franchise owners are invited to attend a tour of MBE's headquarters in San Diego and receive formal presentations by key departments; and a multiple center ownership program which is designed to encourage existing successful MBE franchisees to purchase additional centers.

    INTERNATIONAL EXPANSION MBE plans to continue to expand the number of master licensees outside of the United States, and to continue to explore opportunities for new relationships in other countries. MBE expects that international growth will account for an increasingly significant proportion of the total growth of MBE Centers. Approximately 600 MBE Centers are currently open outside the United States, with another 40 MBE Centers under contract as new foreign outlets.

COMPETITION

    NAOPG

    NAOPG operates in a highly competitive market. U.S. Office Products estimates that its NAOPG contract stationery operations have attained approximately a 3.7% share of the $30.0 billion of annual sales of all contract stationers in the United States. U.S. Office Products believes that it has five major competitors and that the combined market share of all five of these competitors is less than 35%. U.S. Office Products' five major competitors include: Boise Cascade Office Products Corporation; Corporate Express, Inc.; Office Depot; BT Office Products International, Inc.; and Staples, Inc. Two of these five competitors are divisions of discount superstore chains and two others are primarily owned by large manufacturers of office products. As the office products industry has undergone rapid consolidation, many smaller office supply companies have been acquired by larger companies or have closed. Nevertheless, the market remains highly fragmented, with more than 4,300 independent suppliers representing approximately 50% of the U.S. market.

    In the contract stationery market, as well as the other markets that it serves or may in the future seek to serve, U.S. Office Products believes that customers not only are concerned with the overall reduction of their office products costs, but also place an emphasis on dependability, superior levels of service and flexible delivery capabilities. U.S. Office Products believes that it competes favorably with its five largest competitors in the contract stationery market on the basis of service and price. However, some of these companies have greater financial resources than U.S. Office Products.

    INTERNATIONAL

    The markets in which Blue Star operates are extremely competitive. In New Zealand, U.S. Office Products believes that its three main competitors are Corporate Express, Warehouse and Office Products Depots, which together with Blue Star serve the vast majority of the market. Independent operators and retail bookstore chains are the primary outlets serving the remaining market.

    In Australia, Corporate Express, Boise Cascade and Viking Office Products, Inc. are Blue Star's major competitors. However, the market remains highly fragmented with a large number of independent operators.

    MAIL BOXES ETC.

    The market for ancillary services and products served by MBE, including office supplies, telecopy and copying services, is highly fragmented with products and services being provided by national chains, medium to small independent outlets, and specialty service providers such as copy centers, quick print centers and office supply companies. In the United States, the U.S. Postal Service is the primary competitor in the SOHO market for mailing and packaging, particularly its postal service centers located in shopping centers and other locations. A growing segment of other domestic business is also being captured by discount outlets such as Staples and Office Depot. In addition, approximately 10,000 other independent or franchised postal and business service centers are operating in the United States and compete with MBE.

EMPLOYEES

    Upon completion of the Strategic Restructuring Plan, U.S. Office Products will have more than 15,000 full-time employees, a small number of which are members of labor unions. In general, U.S. Office Products considers its relations with its employees to be satisfactory.

PROPERTIES

    Upon completion of the Strategic Restructuring Plan, U.S. Office Products will operate 801 facilities in various states and in New Zealand, Australia and Canada, including one facility located in Washington, D.C. for its corporate headquarters. Of these facilities, 753 are leased and 48 are owned. The facilities are used for retail, warehouse and office purposes, or a combination of these functions. The aggregate square footage for all facilities is approximately 9.4 million square feet, consisting of approximately 2.1 million square feet for retail use, approximately 5.5 million square feet for warehouse use and approximately 1.8 million square feet for office use.

    The terms on U.S. Office Products' leases are from one month to 20 years, with the majority of the terms ranging from five to ten years. U.S. Office Products generally pays market rates for its leases. U.S. Office Products leases approximately 7.7 million square feet and owns approximately 1.7 million square feet. Approximately 280 leases, representing approximately 29% of U.S. Office Products' total leased space, will expire in the next 12 months. Many of these leases contain renewal options. Where necessary,

U.S. Office Products intends to seek to renew or extend such expiring leases, and U.S. Office Products believes that it will be able to do so on terms that are acceptable to it. When no renewal option exists or the property is no longer a desirable location for operational purposes, U.S. Office Products will evaluate the local real estate market and seek to identify alternative space in sufficient time to negotiate an acceptable lease agreement prior to the expiration of the existing lease. U.S. Office Products has generally been able to renew or extend its expiring leases, and enter into new leases where necessary, on acceptable terms.

    U.S. Office Products believes that its facilities are and will be suitable for their respective purposes and have adequate productive capacity for U.S. Office Products' present and anticipated needs.

    The principal executive offices of U.S. Office Products are 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007.

            EXHIBIT 1--OPINION OF MORGAN STANLEY & CO. INCORPORATED

MORGAN STANLEY

                                                            MORGAN STANLEY & CO.
                                                                    INCORPORATED
                                                                   1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                                  (212) 761-4000

                                January 12, 1998

Board of Directors
U.S. Office Products Company
1025 Thomas Jefferson Street, NW
Suite 600 East
Washington, DC 20007

Members of the Board:

We understand that U.S. Office Products Company (the "Company"), proposes to engage in a series of transactions (collectively, the "Transactions") in which the Company will:

    (i) distribute 100% of the common stock of each of the newly formed subsidiaries of the Company (each distribution, a "Spin-Off") which will hold, respectively, the Company's education, travel, technology and printing divisions (each, a "Spin-Off Company") to the holders of shares of common stock, par value $.001 per share (the "Shares"), of the Company, on a pro rata basis;

    (ii) offer to purchase up to 37.0 million of the currently outstanding Shares at a price of $27 per Share (the "Tender Offer"); and

   (iii) sell to Clayton, Dubilier & Rice Inc. (the "Investor"), upon the terms and subject to the conditions set forth in the Agreement dated January 12, 1998 between the Investor and the Company, (a) newly issued Shares representing 24.9% of the outstanding Shares immediately following consummation of the Transactions (the "Originally Issued Shares") and warrants to purchase a number of Shares equal to the difference between
         (i) the Originally Issued Shares and (ii) 24.9% of the Shares outstanding immediately following consummation of the Transactions (assuming conversion of all of the Company's 5 1/2% Convertible Subordinated Notes due 2001) (the "Special Warrant Issued Shares") and
         (b) warrants to purchase that number of Shares equal to the number of Originally Issued Shares and Special Warrant Issued Shares.

You have asked for our opinion as to whether the proposed Transactions, taken as a whole, are fair, from a financial point of view, to the holders of the Shares.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and each Spin-Off Company prepared by the management of the Company;

   (iii) analyzed certain financial forecasts for the Company and each Spin-Off Company prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company and each Spin-Off Company with senior executives of the Company;

    (v) reviewed the pro forma impact of the Transactions on the Company's and each of the Spin-Off Company's earnings per share, cash flow, consolidated capitalization and financial ratios;

    (vi) reviewed the reported prices and trading activity for the Shares;

   (vii) compared the financial performance of each Spin-Off Company with that of certain other companies that are comparable to each Spin-Off Company and have publicly-traded securities;

  (viii) compared the financial performance of the Company (excluding the Spin-Off Companies) with that of certain other comparable companies with publicly-traded securities;

    (ix) reviewed the financial terms, to the extent publicly available, of certain transactions involving minority investments in publicly traded companies;

    (x) reviewed and discussed with the Board of Directors certain expertise of the Investor and the strategic, financial and operational benefits anticipated from the Transactions;

    (xi) participated in discussions and negotiations among representatives of the Company and the Investor and their respective legal advisors; and

   (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and each Spin-Off Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or each Spin-Off Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have further assumed that no Spin-Off will be a taxable transaction to the Company, any Spin-Off Company or the holders of the Shares under federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of each Spin-Off Company). In rendering our opinion, we have, with your consent, not considered the effect of any terms of any commercial, allocation or other arrangements between the Company and any Spin-Off Company.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party, other than the Investor, with respect to any such transaction.

We note that trading in Shares commencing with the public announcement of the Transactions and continuing for a period of time following completion of the Spin-Offs may involve a redistribution of the Shares and the shares of the Spin-Off Companies among the Company's stockholders and other investors and, accordingly, during such period, the Shares and the shares of the Spin-Off Companies may trade at prices below those at which they would trade on a fully distributed basis after the Spin-Offs. In rendering our opinion, we are not opining as to the price at which the common stock of the Company or each Spin-Off Company will trade after the Transactions are effected.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee contingent upon the completion of the Transactions. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Transactions. In addition, we express no opinion and make no recommendation as to how the holders of the Shares should vote at the stockholders' meeting held in connection with the Transactions.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the proposed Transactions, taken as a whole, are fair from a financial point of view to the holders of the Shares.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED
                                          By: /s/ R. Bradford Evans
                                             R. Bradford Evans
                                             Managing Director

                          U.S. OFFICE PRODUCTS COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Introduction to Selected Financial Data...................................................................        F-2
Selected Financial Data...................................................................................        F-3
Management's Discussion and Analysis of Financial Position and Results of Operations......................        F-5
Pro Forma Combined Financial Information of U.S. Office Products Company
  Introduction to Pro Forma Combined Financial Statements.................................................       F-21
  Pro Forma Combined Balance Sheet as of January 24, 1998 (unaudited).....................................       F-23
  Pro Forma Combined Statement of Income for the nine months ended January 24, 1998 (unaudited)...........       F-25
  Pro Forma Combined Statement of Income for the nine months ended January 25, 1997 (unaudited)...........       F-26
  Pro Forma Combined Statement of Income for the fiscal year ended April 26, 1997
    (unaudited)...........................................................................................       F-27
  Notes to Pro Forma Combined Financial Statements........................................................       F-28
Consolidated Financial Statements of U.S. Office Products Company
  Report of Price Waterhouse LLP, Independent Accountants.................................................       F-32
  Report of Ernst & Young LLP, Independent Accountants....................................................       F-33
  Report of BDO Seidman, LLP, Independent Accountants.....................................................       F-34
  Report of KPMG Peat Marwick LLP, Independent Accountants................................................       F-35
  Report of KPMG Peat Marwick LLP, Independent Accountants................................................       F-36
  Report of Rubin, Koehmstedt and Nadler, Independent Accountants.........................................       F-37
  Report of Deloitte & Touche LLP, Independent Accountants................................................       F-38
  Report of Hertz, Herson & Company, LLP, Independent Accountants.........................................       F-39
  Report of Hertz, Herson & Company, LLP, Independent Accountants.........................................       F-40
  Consolidated Balance Sheet as of April 30, 1996, April 26, 1997 and January 24, 1998 (unaudited)........       F-41
  Consolidated Statement of Income for the fiscal years ended April 30, 1995 and 1996, April 26, 1997 and
    the nine months ended January 25, 1997 (unaudited) and January 24, 1998 (unaudited)...................       F-42
  Consolidated Statement of Stockholders' Equity for the fiscal years ended April 30, 1995 and 1996, April
    26, 1997 and the nine months ended January 24, 1998 (unaudited).......................................       F-43
  Consolidated Statement of Cash Flows for the fiscal years ended April 30, 1995 and 1996, April 26, 1997
    and the nine months ended January 25, 1997 (unaudited) and January 24, 1998 (unaudited)...............       F-45
  Notes to Consolidated Financial Statements..............................................................       F-47
Consolidated Financial Statements of Mail Boxes Etc.
  Report of Ernst & Young LLP, Independent Auditors.......................................................       F-74
  Consolidated Balance Sheets as of April 30, 1997 and 1996...............................................       F-75
  Consolidated Statements of Income for the fiscal years ended April 30, 1997, 1996 and 1995..............       F-76
  Consolidated Statement of Shareholders' Equity for the fiscal years ended April 30, 1997, 1996 and
    1995..................................................................................................       F-77
  Consolidated Statements of Cash Flows for fiscal years ended April 30, 1997, 1996 and 1995..............       F-78
  Notes to Consolidated Financial Statements..............................................................       F-80
  Condensed Consolidated Balance Sheet as of October 31, 1997 (unaudited).................................       F-91
  Condensed Consolidated Statements of Operations for three months and six months ended October 31, 1997
    (unaudited) and October 31, 1996 (unaudited)..........................................................       F-92
  Condensed Consolidated Statements of Cash Flows for the six months ended October 31, 1997 (unaudited)
    and October 31, 1996 (unaudited)......................................................................       F-93
  Notes to Condensed Consolidated Financial Statements (unaudited)........................................       F-94

                    INTRODUCTION TO SELECTED FINANCIAL DATA

    Set forth below is certain selected financial data for U.S. Office Products Company (the "Company"). The historical Statement of Income Data for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 and the Balance Sheet Data at April 30, 1996 and April 26, 1997 have been derived from the Company's consolidated audited financial statements and are included elsewhere in this Proxy Statement. The historical Statement of Income Data for the years ended April 30, 1993 and 1994 and the Balance Sheet Data at April 30, 1993, 1994, and 1995 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Proxy Statement. The Selected Financial Data for the nine months ended January 25, 1997 and January 24, 1998 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Proxy Statement. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. The financial data have been restated from prior presentations as a result of the Company's adoption of the Strategic Restructuring Plan.

    The pro forma financial data gives effect, as applicable, to the Strategic Restructuring Plan, the offer to exchange the 2001 Notes for common stock at a reduced conversion price (the "2001 Note Offer"), the tender offer for the 2003 Notes (the "2003 Note Tender"), the offering of senior subordinated notes ("Note Offering") and borrowings under the new senior secured credit facilities (the "Credit Facility"; borrowings under the Note Offering and the Credit Facility are referred to as the "New Borrowings") and the acquisitions completed by the Company after May 1, 1996 as if all such transactions had been consummated on May 1, 1996 for balance sheet purposes as if such transactions had occurred on January 24, 1998 and for income statement purposes as if such transactions had occurred at the beginning of the relevant period. In addition, the pro forma information is based on available information and certain assumptions and adjustments.

    The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes thereto, the unaudited pro forma financial information, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Proxy Statement.

                          SELECTED FINANCIAL DATA (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                               FISCAL YEAR ENDED                                 ENDED
                                    ------------------------------------------------------------------------  -----------
                                                                                                  PRO FORMA
                                     APRIL 30,    APRIL 30,    APRIL 30,   APRIL 30,  APRIL 26,   APRIL 26,   JANUARY 25,
                                       1993         1994         1995        1996       1997      1997 (2)       1997
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $ 486,763    $ 523,755    $ 658,494   $1,061,528 $2,115,954  $2,794,009   $1,498,320
Cost of revenues..................     350,647      377,494      485,955     789,436  1,518,287   1,988,315    1,077,408
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Gross profit..................     136,116      146,261      172,539     272,092    597,667     805,694      420,912

Selling, general and
  administrative expenses.........     124,065      132,320      152,176     231,569    488,215     646,867      344,474
Amortization expense..............         601          733          801       2,711     12,416      25,138        8,072
Non-recurring acquisition costs...                                             8,057      8,001       8,001        7,316
Restructuring costs...............                                               682      4,201       4,201
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Operating income..............      11,450       13,208       19,562      29,073     84,834     121,487       61,050

Interest expense..................       2,914        2,519        3,401       8,132     36,047     103,996       27,540
Interest income...................        (327)        (411)        (675)     (3,506)    (6,857)                  (6,048)
Other income......................      (1,463)      (1,315)      (1,456)       (684)    (4,233)     (7,150)      (4,073)
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      10,326       12,415       18,292      25,131     59,877      24,641       43,631
Provision for income taxes........       1,594        1,727        2,800       6,032     27,939      18,481       18,238
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before extraordinary items......       8,732       10,688       15,492      19,099     31,938   $   6,160       25,393
                                                                                                 -----------
                                                                                                 -----------
Income from discontinued
  operations, net of income taxes
  (3).............................       2,824       10,953       15,675      15,778     26,800                   20,411
                                    -----------  -----------  -----------  ---------  ---------               -----------
Income before extraordinary
  items...........................      11,556       21,641       31,167      34,877     58,738                   45,804
Extraordinary items, net of income
  taxes (4).......................                                               701      1,450                      612
                                    -----------  -----------  -----------  ---------  ---------               -----------
Net income........................   $  11,556    $  21,641    $  31,167   $  34,176  $  57,288                $  45,192
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Weighted average common shares
  outstanding
    Basic.........................      44,260       44,260       45,562      67,545     90,026     146,331(5)     85,978
    Diluted.......................      44,260       44,260       45,704      68,374     91,761     148,066(5)     87,824

Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.30
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.24       0.31                     0.24
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.51  $    0.64                $    0.53
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.29
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.23       0.29                     0.23
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.50  $    0.62                $    0.51
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Ratio of earnings to fixed charges
  (6).............................        2.1x         2.3x         2.5x        1.9x       2.0x        1.2x         2.0x


                                                  PRO FORMA    PRO FORMA
                                    JANUARY 24,  JANUARY 25,  JANUARY 24,
                                       1998       1997 (2)     1998 (2)
                                    -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $1,930,113   $2,087,861   $2,070,655
Cost of revenues..................   1,390,855    1,487,711    1,481,421
                                    -----------  -----------  -----------
    Gross profit..................     539,258      600,150      589,234
Selling, general and
  administrative expenses.........     436,037      483,908      467,356
Amortization expense..............      13,830       18,415       18,433
Non-recurring acquisition costs...                    7,316
Restructuring costs...............
                                    -----------  -----------  -----------
    Operating income..............      89,391       90,511      103,445
Interest expense..................      27,534       77,997       77,997
Interest income...................      (1,545)
Other income......................      (6,369)      (6,730)      (6,711)
                                    -----------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      69,771       19,244       32,159
Provision for income taxes........      32,535       14,433       20,903
                                    -----------  -----------  -----------
Income from continuing operations
  before extraordinary items......      37,236    $   4,811    $  11,256
                                                 -----------  -----------
                                                 -----------  -----------
Income from discontinued
  operations, net of income taxes
  (3).............................      25,464
                                    -----------
Income before extraordinary
  items...........................      62,700
Extraordinary items, net of income
  taxes (4).......................
                                    -----------
Net income........................   $  62,700
                                    -----------
                                    -----------
Weighted average common shares
  outstanding
    Basic.........................     114,758      146,331(5)    146,331(5)
    Diluted.......................     117,185      148,177(5)    148,757(5)
Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.23
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.55
                                    -----------
                                    -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.22
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.54
                                    -----------
                                    -----------
Ratio of earnings to fixed charges
  (6).............................        2.5x         1.2x         1.4x

                                                                                                                       JANUARY
                                                                               APRIL 30,                              24, 1998
                                                               ------------------------------------------  APRIL 26,  ---------
                                                                 1993       1994       1995       1996       1997      ACTUAL
                                                               ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..............................................  $  13,609  $  51,344  $  70,153  $ 274,124  $ 233,986  $ 107,120
Net assets of discontinued operations........................     19,199     26,879     33,514     33,674    171,122    461,042
Total assets.................................................    130,666    172,656    259,904    805,978  1,706,991  2,469,442
Long-term debt, less current portion.........................      2,414     15,112     18,841    176,230    380,209    381,844
Stockholders' equity.........................................     27,986     77,735    128,512    394,746    921,148  1,472,922


                                                               PRO FORMA (7)
                                                               -------------
BALANCE SHEET DATA:
Working capital..............................................   $   396,609
Net assets of discontinued operations........................
Total assets.................................................     2,006,085
Long-term debt, less current portion.........................     1,155,509
Stockholders' equity.........................................       590,792

------------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") have been included from the dates of their respective acquisitions. The pro forma financial data reflect purchase acquisitions completed by the Company through March 20, 1998.

(2) Gives effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the purchase acquisitions completed by the Company since May 1, 1996 as if such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future operating results.

(3) The results of the companies included in the Distributions are reflected as discontinued operations for all periods presented in the Company's consolidated statement of income.

(4) Extraordinary items represent the losses associated with the early terminations of credit facilities, net of the related income tax benefits.

(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, see Notes to Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement.

(6) In computing the ratio of earnings to fixed charges: (i) earnings are based on income from continuing operations before provision for income taxes and extraordinary items and fixed charges; and (ii) fixed charges consist of interest expense from continuing and discontinued operations, amortization of deferred financing costs and the estimated interest component of rent expense.

(7) Gives effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the purchase acquisitions completed by the Company subsequent to January 24, 1998 as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future financial position.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
                           AND RESULTS OF OPERATIONS

    THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "INTEND," "MAY," "WILL," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW UNDER THE HEADINGS "EFFECTS OF THE PROPOSED SALE OF EQUITY SECURITIES AND THE STRATEGIC RESTRUCTURING PLAN" WITHIN THE BODY OF THE PROXY STATEMENT, AND "FACTORS AFFECTING THE COMPANY'S BUSINESS" BELOW.

INTRODUCTION

    The following discussion should be read in conjunction with the consolidated historical financial statements and the pro forma combined financial statements of the Company, including the related notes to each thereto, appearing elsewhere in this Proxy Statement. The discussion of the Company's pro forma results of operations is based on the assumptions and conditions described in the Pro Forma Combined Financial Statements and the Notes thereto. The Company's audited consolidated financial statements have been restated to reflect (i) the results of the businesses to be spun off to shareholders in the Company's recently announced Strategic Restructuring Plan as discontinued operations; and (ii) the change in accounting treatment of the 22 business combinations completed during the nine months ended January 24, 1998, from the pooling-of-interests method to the purchase method.

    In January 1998, the Company's Board of Directors approved the Strategic Restructuring Plan. The principal elements of the Strategic Restructuring Plan are (1) the Tender Offer and the incurrence of debt to pay a portion of the purchase price in the Tender Offer; (2) after acceptance of shares in the Tender Offer, the Distributions; and (3) the Equity Investment by Investor following acceptance of shares in the Tender Offer and the record date for the Distributions. In conjunction with the Strategic Restructuring Plan, the Company plans to undertake the 2001 Note Offer, the 2003 Note Tender and the New Borrowings. (Capitalized terms not defined herein shall have the meaning given such term in the text of the Proxy Statement.)

    As a result of the Strategic Restructuring Plan, the Company's consolidated financial statements reflect the results of those companies to be owned by the Spin-Off Companies (and thus included in the Distributions) as discontinued operations. Assuming completion of the transactions contemplated by the Strategic Restructuring Plan, the Company's continuing operations will consist of its North American Office Products Group (which includes office supply, office furniture, and coffee, beverage, and vending service businesses), its Mail Boxes Etc. subsidiary (acquired in late November 1997), its operations in New Zealand and Australia, and its 49% interest in Dudley Stationery Limited, a U.K. contract stationer ("Dudley"). The Company's North American Office Products Group operates primarily in the United States; it also includes three coffee and beverage businesses located in Canada.

    Except where specifically noted, the discussion of financial condition and results of operations that appears below covers only the Company's continuing operations, assuming completion of the transactions contemplated by the Strategic Restructuring Plan. For additional information about the results of discontinued operations, see Note 4 of the Company's Notes to Consolidated Financial Statements.

    The Company's continuing operations derived revenues primarily from the sale of a wide variety of office supplies, office furniture, and other office products (including coffee, beverage, and vending products and services) to corporate, commercial and industrial customers. Cost of revenues represents the purchase price for office supplies, office furniture and other office products and includes occupancy and delivery costs and is reduced by rebates and discounts on purchases.

    The Company's financial condition and results of operations have changed dramatically from the Company's inception in October 1994 to January 24, 1998 as a result of the Company's aggressive acquisition program. The Company completed 165 business combinations (144 related to continuing operations and 21 related to discontinued operations) from its inception through the end of fiscal 1997, 54 of which were accounted for under the pooling-of-interests method (39 related to continuing operations and 15 related to discontinued operations). During the nine months ended January 24, 1998, the Company completed an additional 60 business combinations (40 related to continuing operations and 20 related to discontinued operations). As a result of the Board's adoption of the Strategic Restructuring Plan, all 60 business combinations completed during the nine months ended January 24, 1998 are accounted for under the purchase method. Prior to the adoption of the Strategic Restructuring Plan, 22 of these 60 business combinations were accounted for under the pooling-of-interests method (12 related to continuing operations and 10 related to discontinued operations). Following adoption of the Strategic Restructuring Plan, the Company restated its historical consolidated financial statements to account for these 22 business combinations under the purchase method (including the Company's acquisition of Mail Boxes Etc.) The Company's consolidated financial statements give retroactive effect to the business combinations accounted for under the pooling-of-interests method during the fiscal year ended April 26, 1997 and include the results of companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates.

    Due to the Company's growth through acquisitions, year-to-year comparisons of the historical results of the Company's operations have been affected primarily by the addition of acquired companies. In most instances, these dollar increases in the various revenues and expense components of the Company's results are due primarily to growth from acquisitions. Neither the magnitude nor the source of such year-to-year changes is necessarily indicative of changes that will occur in the future. As a result of the Strategic Restructuring Plan, the Company expects to focus more on improving and expanding existing operations, and less on acquisitions as a means of growth. In any event, the Company expects that the impact of acquisitions on the future results of the Company's continuing operations will decrease because the size of companies that it expects to be available for acquisition will be smaller than in prior periods and the Company's existing operations are larger than in prior years.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, as well as for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998 on a pro forma basis reflecting the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender, the New Borrowings and the results of the companies acquired between May 1, 1996 and March 20, 1998 in business combinations accounted for under the purchase method as if such transactions had occurred on May 1, 1996.

                                                FISCAL YEAR ENDED                                 NINE MONTHS ENDED
                               ----------------------------------------------------  -------------------------------------------
                                                                        PRO FORMA                                    PRO FORMA
                                APRIL 30,    APRIL 30,    APRIL 26,     APRIL 26,     JANUARY 25,    JANUARY 24,    JANUARY 25,
                                  1995         1996         1997          1997           1997           1998           1997
                               -----------  -----------  -----------  -------------  -------------  -------------  -------------
Revenues.....................       100.0%       100.0%       100.0%        100.0%         100.0%         100.0%         100.0%
Cost of revenues.............        73.8         74.4         71.8          71.2           71.9           72.1           71.2
                                    -----        -----        -----         -----          -----          -----          -----
  Gross profit                       26.2         25.6         28.2          28.8           28.1           27.9           28.8

Selling, general and
  administrative expenses....        23.1         21.8         23.1          23.2           23.0           22.6           23.2
Amortization expense                  0.1          0.3          0.6           0.9            0.5            0.7            0.9
Non-recurring acquisition
  costs......................                      0.7          0.4           0.3            0.5                           0.3
Restructuring charges........                      0.1          0.1           0.1
                                    -----        -----        -----         -----          -----          -----          -----
  Operating income...........         3.0          2.7          4.0           4.3            4.1            4.6            4.4

Interest expense, net........         0.4          0.4          1.4           3.7            1.5            1.3            3.8
Other income (loss)..........        (0.2)        (0.1)        (0.2)         (0.3)          (0.3)          (0.3)          (0.3)
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........         2.8          2.4          2.8           0.9            2.9            3.6            0.9
Provision for income taxes...         0.4          0.6          1.3           0.7            1.2            1.7            0.7
                                    -----        -----        -----         -----          -----          -----          -----
Income from continuing
  operations before
  extraordinary items........         2.4          1.8          1.5           0.2%           1.7            1.9            0.2%
                                                                            -----                                        -----
                                                                            -----                                        -----
Discontinued operations, net
  of income taxes............         2.3          1.5          1.3                          1.4            1.3
                                    -----        -----        -----                        -----          -----
Income before extraordinary
  items......................         4.7          3.3          2.8                          3.1            3.2
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............                      0.1          0.1                          0.1
                                    -----        -----        -----                        -----          -----
Net income...................         4.7%         3.2%         2.7%                         3.0%           3.2%
                                                 -----        -----                        -----          -----
                                    -----        -----        -----                        -----          -----
                                    -----

                                 PRO FORMA
                                JANUARY 24,
                                   1998
                               -------------
Revenues.....................        100.0%
Cost of revenues.............         71.5
                                     -----
  Gross profit                        28.5
Selling, general and
  administrative expenses....         22.6
Amortization expense                   0.9
Non-recurring acquisition
  costs......................
Restructuring charges........
                                     -----
  Operating income...........          5.0
Interest expense, net........          3.8
Other income (loss)..........         (0.3)
                                     -----
Income from continuing
  operations before provision
  for income taxes and
  extraordinary items........          1.5
Provision for income taxes...          1.0
                                     -----
Income from continuing
  operations before
  extraordinary items........          0.5%
                                     -----
                                     -----
Discontinued operations, net
  of income taxes............
Income before extraordinary
  items......................
Extraordinary items - losses
  on early terminations of
  credit facilities, net of
  income taxes...............
Net income...................

PRO FORMA RESULTS OF OPERATIONS

    The Company's pro forma results of operations for the fiscal year ended April 26, 1997 and the nine months ended January 25, 1997 and January 24, 1998 reflect significant decreases in net income and net income per share from the amounts reported in the Company's historical consolidated financial statements. The significant decreases can be attributed primarily to (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisition of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense. The pro forma results do not purport to represent the results the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or of the future results of the Company.

CONSOLIDATED RESULTS OF OPERATIONS

    NINE MONTHS ENDED JANUARY 24, 1998 COMPARED TO NINE MONTHS ENDED JANUARY 25,
     1997

    Consolidated revenues increased 28.8%, from $1,498.3 million for the nine months ended January 25, 1997, to $1,930.1 million for the nine months ended January 24, 1998. This increase was primarily due to acquisitions. Revenues for the nine months ended January 24, 1998 include revenues from 111 companies acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997 (the "Fiscal 1997 and 1998 Purchased Companies"). Revenues for the nine months ended January 25, 1997 include revenues from 54 of the Fiscal 1997 and 1998 Purchased Companies for a portion of such period. This increase was partially offset by the effect on international revenues of the devaluation of the New Zealand and Australian dollars versus the USD. Because revenues generated in New Zealand and Australia contributed approximately one-third of the Company's consolidated revenues during the nine months ended January 24, 1998, management estimates that currency devaluation had the effect of reducing the Company's reported consolidated revenues (in U.S. dollar terms) by approximately 3.8%.

    International revenues increased 36.5%, from $488.8 million, or 32.6% of consolidated revenues, for the nine months ended January 25, 1997, to $667.4 million, or 34.6% of consolidated revenues, for the nine months ended January 24, 1998. The increase in international revenues was primarily due to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from 31 companies that were acquired in business combinations accounted for under the purchase method after the beginning of fiscal 1997, the most significant of which was Whitcoulls Group Limited, which the Company's wholly-owned subsidiary Blue Star Group Limited acquired in July 1996. Revenues from 14 of such companies were included in international revenues for a portion of the nine months ended January 25, 1997. The growth in international revenues was partially reduced by a decline in the exchange rates of the New Zealand and Australian dollars against the USD. The following table details the declines in the average exchange rates of the New Zealand and Australian dollars versus the USD for the nine months ended January 24, 1998 and January 25, 1997:

                                                                                  AVERAGE EXCHANGE RATES FOR
                                                                                    THE NINE MONTHS ENDED
                                                                                 ----------------------------
                                                                                  JANUARY 24,    JANUARY 25,
                                                                                     1998           1997         DECLINE
                                                                                 -------------  -------------  -----------
New Zealand dollar.............................................................    $     .64      $     .70     $    (.06)
Australian dollar..............................................................    $     .72      $     .79     $    (.07)

    International revenues in New Zealand and Australia, calculated in their local currencies, increased 49.4% for the nine months ended January 24, 1998, as compared to the nine months ended January 25, 1997. This increase was due primarily to the inclusion, in the revenues for the nine months ended January 24, 1998, of revenues from the acquired companies discussed above.

    Gross profit increased 28.1%, from $420.9 million for the nine months ended January 25, 1997, to $539.3 million for the nine months ended January 24, 1998. Gross profit as a percentage of revenues decreased from 28.1% for the nine months ended January 25, 1997 to 27.9% for the nine months ended January 24, 1998. The slight decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily as a result of acquisitions, to revenues from traditionally lower margin products and services, partially offset by improved purchasing and rebate programs negotiated with vendors. The Company expects to continue to negotiate favorable purchasing and rebate programs with vendors. However, the Company does not believe that it will be able to continue to improve these programs at the same rates as in the past, as significant progress has already been made with vendors.

    Selling, general and administrative expenses increased 26.6%, from $344.5 million for the nine months ended January 25, 1997, to $436.0 million for the nine months ended January 24, 1998 primarily due to the inclusion of the results of the Fiscal 1997 and 1998 Purchased Companies. Selling, general and administrative expenses as a percentage of revenues decreased from 23.0% for the nine months ended January 25, 1997 to 22.6% for the nine months ended January 24, 1998. The decrease in selling, general and administrative expenses as a percentage of revenues was due to several factors, including (i) a shift in revenue mix, primarily as a result of acquisitions, to revenues from products and services traditionally having lower selling, general and administrative expenses; (ii) reductions in selling, general and administrative expenses by the Company through the consolidation of certain redundant facilities and job functions; and (iii) reductions in the costs of many general and administrative expenses incurred by the Company through the negotiation of national or other large-scale contracts with the providers of certain services affecting these general and administrative expenses.

    Amortization expense increased 71.3%, from $8.1 million for the nine months ended January 25, 1997, to $13.8 million for the nine months ended January 24, 1998. This increase is due exclusively to the increase in the number of purchase acquisitions, including the 12 acquisitions that were originally planned to be accounted for under the pooling-of-interests method but were restated as purchase acquisitions as a result of the Strategic Restructuring Plan, included in the results for the nine months ended January 24, 1998 versus the nine months ended January 25, 1997.

    The Company incurred non-recurring acquisition costs of approximately $7.3 million during the nine months ended January 25, 1997, in conjunction with business combinations that were accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal and investment banking fees, real estate and environmental assessments and appraisals, various regulatory fees and recognition of transaction related obligations. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method. In accordance with generally accepted accounting principles, the Company will be unable to utilize the pooling-of-interests method to account for acquisitions for a period of up to 6-9 months following the completion of the Strategic Restructuring Plan. During this period, the Company will not reflect any non-recurring acquisition costs in its results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration.

    Consistent with the objectives of the Strategic Restructuring Plan and as part of the Company's increased focus on operational matters, the Company expects to undertake cost reduction measures including the elimination of duplicative facilities, the consolidation of certain operating functions, and the deployment of common information systems. The implementation of the cost reduction measures may involve the incurrence by the Company of certain restructuring costs. However, at the present time, no formal plans to implement any restructuring have been developed. Once developed, any such plans will necessarily require review by the Company's senior management and the implementation of such plans would not be initiated prior to the receipt of proper authorization of the Company's Board of Directors. Based on the additional time and resources expected to be involved in the development, review and approval of any such restructuring plans, the Company cannot presently predict if a restructuring charge will be incurred and, if incurred, the timing or overall magnitude of such a charge.

    Interest expense, net of interest income, increased 20.9% from $21.5 million for the nine months ended January 25, 1997, to $26.0 million for the nine months ended January 24, 1998. This was due primarily to a reduction in interest income during the nine months ended January 24, 1998. The Company earned interest income on the proceeds from the issuance of an aggregate of $230.0 million of convertible subordinated notes in May and June of 1996 (the first quarter of fiscal 1997). These proceeds were subsequently used to fund a portion of the cash consideration used in business combinations. Interest expense has remained relatively consistent, as steadily increasing borrowings and a declining cash position have been offset by the repayment of debt from the proceeds of a stock offering in January 1997 and declining interest rates.

    Other income increased 56.4%, from $4.1 million for the nine months ended January 25, 1997, to $6.4 million for the nine months ended January 24, 1998. Other income for the nine months ended January 24, 1998 of $6.4 million consisted primarily of a $4.7 million marketing fee, a gain on the sale of an investment and the Company's 49% share of the net income of the Company's 49% equity investment in Dudley. The Company acquired its 49% interest in Dudley in November 1996. Other income for the nine months ended January 25, 1997 of $4.1 million consisted primarily of a foreign currency gain of $3.4 million. Although management is pursuing additional opportunities to generate other income from arrangements with third parties that desire access to the Company's distribution network and customer base, management can not predict whether or when such opportunities will be realized, or what amount of other income might be available to the Company.

    YEAR ENDED APRIL 26, 1997 COMPARED TO THE YEAR ENDED APRIL 30, 1996

    Consolidated revenues increased 99.3%, from $1,061.5 million in fiscal 1996, to $2,116.0 million in fiscal 1997. This increase was primarily due to the inclusion in fiscal 1997 revenues of revenues from the 91 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchased Companies") from their respective dates of acquisition and revenues from the 31 companies related to continuing operations that were acquired in business combinations accounted for under the purchase method during fiscal 1996 (the "Fiscal 1996 Purchased Companies") for the entire year. Revenues in fiscal 1996 include revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996, to $708.4 million, or 33.5% of consolidated revenues in fiscal 1997. International revenues consisted primarily of revenues from New Zealand and Australia, with the balance from Canada. The increase in international revenues was primarily due to the inclusion, in the revenues for fiscal 1997, of revenues from 15 companies that were acquired in business combinations accounted for under the purchase method during fiscal 1997. Fiscal 1996 international revenues include the results of two companies for the entire year and the results of two companies acquired in fiscal 1996 in business combinations accounted for under the purchase method.

    Gross profit increased 119.7%, from $272.1 million, or 25.6% of revenues, in fiscal 1996, to $597.7 million, or 28.2% of revenues, in fiscal 1997. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues in traditionally higher margin products and services, primarily as a result of the increase in products sold in New Zealand and Australia and as a result of improved purchasing and rebate programs negotiated with vendors. The Company expects to continue to negotiate favorable purchasing and rebate programs with vendors. However, the Company does not believe that it will be able to continue to improve these programs at the same rates as in the past, as significant progress has already been made with vendors.

    Selling, general and administrative expenses increased 110.8%, from $231.6 million, or 21.8% of revenues, in fiscal 1996, to $488.2 million, or 23.1% of revenues, in fiscal 1997. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues from products and services with traditionally higher selling, general and administrative expenses, such as products sold in New Zealand and Australia.

    The Company has historically utilized grants of employee stock options as a method of incentivizing employees by increasing their ownership interests in the Company, which also has the effect of more closely aligning their interests with the interests of stockholders of the Company. As a result, if the Company had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by SFAS 123, the Company's income from continuing operations for the fiscal year ended April 26, 1997 would have been reduced by approximately $12.6 million or 39.6%. The Company believes that the adjustments to the employee stock options as a result of the Strategic Restructuring Plan will result in a significant increase in the number of stock options outstanding which may limit the number of stock options available for grant to employees in the future. The Company believes that it offers its employees market competitive compensation packages and does not expect that a reduction in the number of stock options available to employees in the future will have a material impact on the Company's ability to retain and attract qualified employees.

    Amortization expense increased from $2.7 million in fiscal 1996 to $12.4 million in fiscal 1997. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1997 versus fiscal 1996.

    The Company incurred non-recurring acquisition costs of $8.1 million and $8.0 million during fiscal 1996 and 1997, respectively, in conjunction with business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs reflect the completion of 14 and 25 business combinations accounted for under the pooling-of-interests method during fiscal 1996 and fiscal 1997, respectively. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations.

    The Company also incurred restructuring costs of approximately $682,000 and $4.2 million during fiscal 1996 and 1997, respectively. These costs represent the external costs and liabilities to close redundant Company facilities, severance costs related to the Company's employees and other costs associated with the Company's restructuring plans. The Company expects to incur similar costs in the future as the Company continues to review its operations. On a regional level, the Company is implementing regional consolidation and integration plans for its office supply, office coffee and beverage services and office furniture divisions through which the Company has established and expects to continue to establish district fulfillment centers ("DFCs"). The DFCs are intended to enable certain operational activities, such as inventory management, purchasing, accounting and human resources, to be shared among hubs and spokes located within the same geographic area. This regional approach is intended to permit the elimination of duplicative facilities and costs and promote integration of the operations within each region.

    Interest expense, net of interest income, increased 531.0%, from $4.6 million in fiscal 1996, to $29.2 million in fiscal 1997. This increase was due primarily to the increase in the Company's borrowings through the issuance of an aggregate of $373.75 million of 5 1/2% Convertible Subordinated Notes (the "Notes") during the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 and an increase in the outstanding balance under the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings under the credit facility were used primarily to fund the cash portion of the consideration in certain business combinations accounted for under the purchase method and to refinance indebtedness assumed in business combinations.

    Other income increased 518.9%, from $684,000 in fiscal 1996, to $4.2 million in fiscal 1997. Fiscal 1997 other income consists primarily of foreign currency gains and equity in the net income of the Company's 49% investment in Dudley, the largest independent office products dealer in the United Kingdom. The Company anticipates that the income from its equity investment will increase as the fiscal 1997 amount represented earnings from November 14, 1996, the date of the Company's investment, through April 26, 1997.

    Provision for income taxes increased from $6.0 million in fiscal 1996 to $27.9 million in fiscal 1997, reflecting effective income tax rates of 24.0% and 46.7%, respectively. The low effective income tax rate in fiscal 1996, compared to the federal statutory rate of 35.0%, was primarily due to the fact that several of the companies included in the results for such year, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company. In fiscal 1997, this effect was offset by the increase in nondeductible expenses, including amortization of goodwill and non-recurring acquisition costs.

    Income from discontinued operations increased 69.9% from $15.8 million in fiscal 1996 to $26.8 million in fiscal 1997. See Note 4 of the Company's Notes to Consolidated Financial Statements.

    During fiscal 1997, the Company incurred extraordinary items totaling $1.5 million, which represent the aggregate expenses, net of the expected tax benefit, associated with the early termination of the Company's $50 million credit facility with First Bank National Association and the early termination of credit facilities at two companies acquired in transactions accounted for under the pooling-of-interests method during fiscal 1997.

    YEAR ENDED APRIL 30, 1996 COMPARED TO THE YEAR ENDED APRIL 30, 1995

    Consolidated revenues increased 61.2%, from $658.5 million in fiscal 1995, to $1,061.5 million in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from the Fiscal 1996 Purchased Companies from their respective dates of acquisition and revenues from five companies that were acquired in business combinations accounted for under the purchase method during fiscal 1995 (the "Fiscal 1995 Purchased Companies") for the entire year. Revenues in fiscal 1995 include revenues from the Fiscal 1995 Purchased Companies from their respective dates of acquisition.

    International revenues increased from $35.7 million, or 5.4% of consolidated revenues, in fiscal 1995, to $84.8 million, or 8.0% of consolidated revenues, in fiscal 1996. This increase was primarily due to the inclusion in the revenues for fiscal 1996 of revenues from two companies for the entire year and two companies that were acquired in business combinations accounted for under the purchase method during fiscal 1996.

    Gross profit increased 57.7%, from $172.5 million, or 26.2% of revenues, in fiscal 1995, to $272.1 million, or 25.6% of revenues, in fiscal 1996. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in traditionally lower gross margin products and services.

    Selling, general and administrative expenses increased 52.2%, from $152.2 million, or 23.1% of revenues, in fiscal 1995, to $231.6 million, or 21.8% of revenues, in fiscal 1996. The decrease in selling, general and administrative expenses as a percentage of revenues was due primarily to a shift in revenue mix, primarily resulting from acquisitions, to revenues in products and services traditionally lower in selling, general and administrative expenses.

    Amortization expense increased 238.5%, from $801,000 in fiscal 1995 to $2.7 million in fiscal 1996. This increase is due exclusively to the increase in the number of purchase acquisitions included in the results for fiscal 1996 versus fiscal 1995.

    The Company incurred non-recurring acquisition costs of approximately $8.1 million in fiscal 1996, in conjunction with 14 business combinations accounted for under the pooling-of-interests method. The non-recurring acquisition costs in fiscal 1996 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction-related compensation obligations. During fiscal 1996, the Company also recorded restructuring charges of $682,000 related to the discontinuation of the printing division at one subsidiary.

    Interest expense, net of interest income, increased 69.7% from $2.7 million, in fiscal 1995, to $4.6 million in fiscal 1996. This increase was due primarily to the increase in the Company's borrowings through the issuance of $143.75 million of Notes during the fourth quarter of fiscal 1996 and an increase in the outstanding balance on the Company's credit facility. The proceeds from the issuance of the Notes and the additional borrowings from the credit facility were used to fund the cash portion of the consideration in business combinations and to refinance indebtedness assumed in such business combinations.

    Provision for income taxes increased from $2.8 million in fiscal 1995 to $6.0 million in fiscal 1996 reflecting effective income tax rates of 15.3% and 24.0%, respectively. The low effective income tax rates in fiscal 1995 and 1996, compared to the federal statutory rate of 35.0%, are primarily due to the fact that several companies included in the results for fiscal 1995 and 1996, which were acquired in business combinations accounted for under the pooling-of-interests method, were not subject to federal income taxes on a corporate level as they had elected to be treated as subchapter S corporations prior to being acquired by the Company.

    Income from discontinued operations increased from $15.7 million in fiscal 1995 to $15.8 million in fiscal 1996.

    During fiscal 1996, the Company incurred an extraordinary item of $701,000, which represented the aggregate expenses, net of the expected tax benefit, associated with the early termination of a credit facility at a company acquired in a business combination accounted for under the pooling-of-interests method.

    Basic and diluted income from continuing operations per share decreased $.06 from fiscal 1995 to fiscal 1996. These decreases are primarily the result of the fact that U.S. Office Products began operations in February 1995 and the majority of the results included prior to that date represented the results of companies acquired in business combinations accounted for under the pooling-of-interests method, many of which were subchapter S corporations. This resulted in an effective income tax rate of 15.3% in fiscal 1995 versus 24.0% in fiscal 1996. In addition, the Company incurred $8.1 million in non-recurring acquisition costs and $682,000 in restructuring costs during fiscal 1996 compared to no such costs in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    On a pro forma as adjusted basis, at January 24, 1998, the Company had working capital of $396.6 million, long-term debt of $1,155.5 million and capitalization of $1.7 billion. Such pro forma amounts give effect to the Strategic Restructuring Plan, the 2001 Note Offer, the 2003 Note Tender and the New Borrowings to be undertaken in conjunction with the Strategic Restructing Plan and purchase acquisitions completed subsequent to January 24, 1998, and through March 20, 1998, as if such transactions had occurred on January 24, 1998.

    The Company anticipates that after the Strategic Restructuring Plan is completed, its cash on hand, cash flow from operations and borrowings available from its expected refinancing of its existing bank credit facility will be sufficient to meet its liquidity requirements for its operations and capital expenditures and for its additional debt service obligations for the remainder of the calendar year. The Company does not currently anticipate that any possible restructuring costs related to the Company's planned cost reduction measures, coupled with the effects of such cost reduction measures, would have a significant adverse effect on the Company's financial position, liquidity or cash flows. The Company anticipates capital expenditures of approximately $40.0 million in both fiscal 1999 and fiscal 2000.

    The existing credit facility provides the Company with a $500 million line of credit, bearing interest, at the Company's option, at the bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. At March 20, 1998, the Company had approximately $362.0 million outstanding under the Credit Facility, at an annual interest rate of approximately 6.5%, and $138.0 million available under the Credit Facility for acquisition and working capital purposes. Because certain elements of the Strategic Restructuring Plan would violate covenants in the Credit Facility, that facility will either have to be modified with the lenders' consent or refinanced. The Company currently expects to finance the aggregate cost of purchasing shares in the Tender Offer with the proceeds of the Equity Investment, additional senior secured bank debt, and the net proceeds from the issuance of subordinated debt securities. In connection with the completion of the Strategic Restructuring Plan, the Company expects to incur approximately $500 million of additional indebtedness. The Company also expects to incur significant transaction (including financing) costs and expenses.

    U.S. Office Products has agreed to and accepted a commitment letter from The Chase Manhattan Bank, Bankers Trust Company, and Merrill Lynch Capital Corporation, as agents, and Chase Securities Inc., BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, for a new bank loan facility that will provide for an aggregate principal amount of $1,225.0 million, consisting of (i) seven-year term loan facilities totaling up to $300.0 million, (ii) an eight-year term loan in the principal amount of $675.0 million, and (iii) a revolving credit facility in the principal amount of $250.0 million. U.S. Office Products and the banks may agree to alter the allocated principal amount of two or more of the loan facilities before signing definitive documents depending on market conditions. The loan facilities will be guaranteed by U.S. Office Products' material domestic subsidiaries and secured by substantially all of the assets of U.S. Office Products and its material domestic subsidiaries. U.S. Office Products will be required to enter into arrangements to insure that the effective interest rate paid by U.S. Office Products on at least 50% of its outstanding bank and subordinated debt will not go above a certain rate. The loan documents will likely include financial and other covenants. These will include, among others, restrictions on U.S. Office Products' ability to incur additional indebtedness, sell assets, pay dividends or engage in certain other transactions, and requirements that U.S. Office Products maintain certain financial ratios, and other provisions customary for loans to highly leveraged companies, including representations by U.S. Office Products, conditions to funding, cost and yield protections, restricted payment provisions, transfer provisions, amendment provisions and indemnification provisions. The loan facilities will be subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions. The commitment will terminate unless definitive loan documents are entered into, and the Strategic Restructuring Plan and Financing Transactions are completed, by June 30, 1998. As a result of the Company's increased indebtedness, a portion of the cash flows from the Company's international operations, will be required to service debt and interest payments. The Company expects that it will incur additional costs with respect to accessing cash flows from international operations including such items as New Zealand and Australian withholding and other taxes and foreign currency hedging costs. In addition, the results of operations could be further impacted by fluctuations in the New Zealand and Australian exchange rates as a result of the structure of certain financing alternatives being evaluated by the Company. The Company also expects to issue $400.0 million principal amount senior subordinated notes in a private placement but has not received any commitment with respect to such issuance.

    The Company expects that the indenture governing the senior subordinated notes will also place restrictions on the Company's ability to incur indebtedness, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of its assets to, or merge or consolidate with, another entity.

    On a historical basis, the Company's working capital was $286.0 million at April 26, 1997 and $134.0 million at January 24, 1998. Long-term debt was $380.2 million and $381.8 million at April 26, 1997 and January 24, 1998, respectively. The decline in working capital was due primarily to an increase in the Company's borrowings under its Credit Facility from $140.1 million at April 26, 1997 to $330.0 million at January 24, 1998. The increase in the borrowings under the Credit Facility was primarily to fund the purchase price of acquisitions and to repay higher-cost debt assumed in acquisitions. Long-term debt increased during the fiscal year ended April 26, 1997 as a result of the sales, in an offshore offering and in a concurrent private placement in the United States, of the 2003 Notes in the principal amount of $230.0 million. The net proceeds were used for working capital and acquisition purposes. In addition, the Company completed the public sale, at a gross price of $22.00 per share, of approximately 13.0 million shares of common stock. The net proceeds to the Company were approximately $275.7 million and were used to repay a portion of the balance outstanding under the Company's Credit Facility.

    During the nine months ended January 24, 1998, the New Zealand and Australian dollars weakened against the USD. The New Zealand exchange rate declined from $0.69 USD at April 27, 1997 to $0.58 USD at January 24, 1998. The Australian exchange rate declined from $0.78 USD at April 27, 1997 to $0.66 USD at January 24, 1998. This resulted in a reduction in stockholders' equity, through a cumulative translation adjustment, of approximately $105.5 million, reflecting the impact of the declining exchange rate on the Company's investments in its New Zealand and Australian subsidiaries. In addition, the devaluation has adversely affected the return on the Company's investment in its New Zealand and Australian operations. If the exchange rates stabilize at current rates or continue to decline, the Company's return on assets and equity from its New Zealand and Australian operations will continue to be depressed.

    Subsequent to April 26, 1997 and through March 20, 1998, the Company completed 67 business combinations (45 related to continuing operations and 22 related to discontinued operations) for an aggregate purchase price of $774.7 million, consisting of approximately $190.8 million of cash and 27.8 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $583.9 million.

    During the nine months ended January 24, 1998, net cash provided by operating activities was $34.9 million. Net cash used in investing activities was $97.6 million, including $33.6 million used for acquisitions, $28.2 million used for additions to property and equipment and $40.8 million paid to Dudley to satisfy the remaining commitment related to the Company's 49% equity investment in Dudley. Net borrowings increased $62.6 million during the nine months ended January 24, 1998, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the remaining equity investment in Dudley. Discontinued operations used $3.8 million of cash during the nine months ended January 24, 1998.

    During the nine months ended January 25, 1997, net cash used in operating activities was $9.2 million which resulted primarily from a decrease in accounts payable due to the Company's aggressive policy of taking negotiated cash discounts. Net cash used in investing activities was $390.5 million, including $323.8 million used for acquisitions, $15.9 million used for additions to property and equipment and $41.3 million paid to Dudley as the initial payment related to the Company's 49% equity investment in Dudley. Net borrowings increased $244.7 million during the nine months ended January 25, 1997, primarily to fund the purchase prices of acquisitions, to repay higher-cost debt assumed in acquisitions and to fund the initial equity investment in Dudley. The Company also received $41.9 million in cash as a result of the sale of common stock during the period. Discontinued operations used $3.2 million of cash during the nine months ended January 25, 1997.

    During fiscal 1997, net cash provided by operating activities was $15.8 million. Net cash provided by operating activities was impacted by the Company's aggressive cash payment policies related to bringing current the accounts payable balances at all acquired companies and earning all available cash discounts offered by vendors for paying balances on reduced payment terms. Net cash used in investing activities was $424.0 million, including $345.3 million for acquisitions, $34.0 million for additions to property and equipment and $41.3 million to make an equity investment in Dudley. Net cash provided by financing activities was $277.4 million. The Company received net proceeds from the sale of shares of its common stock of $318.9 million and approximately $225.4 million from the issuance of the Notes. These net proceeds were used primarily to fund acquisitions and repay higher interest rate debt assumed in acquisitions. Net cash used in discontinued operations was $8.2 million.

    During fiscal 1996, net cash provided by operating activities was $19.2 million. Net cash used in investing activities was $120.1 million, including $89.2 million used for acquisitions and $17.9 million used for additions to property and equipment. Net cash provided by financing activities was $257.8 million. The Company received net proceeds from the sale of shares of its common stock of $180.2 million and net proceeds from the issuance of the Notes of approximately $139.0 million. These net proceeds were used primarily to fund acquisitions, including the repayment of higher interest rate debt assumed in business combinations. Net cash provided by discontinud operations was $1.7 million.

    During fiscal 1995, net cash provided by operating activities was $7.7 million. Net cash used in investing activities was $26.2 million, including $16.0 million used for acquisitions and $11.0 million used for additions to property and equipment. Net cash provided by financing activities was $22.3 million, representing net proceeds from the initial public offering, partially offset by the payment of $11.3 million to the stockholders of four of the companies acquired simultaneously with the completion of the Company's initial public offering and the payment of dividends to certain of the companies acquired in business combinations accounted for under the pooling-of-interests method of $7.7 million. Net cash provided by discontinued operations was $3.5 million.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of the Company's other operations, which have expanded through acquisitions. For example, the revenues and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold, general economic conditions and the retroactive restatement in accordance with generally accepted accounting principles of the Company's consolidated financial statements for acquisitions accounted for under the pooling-of-interests method. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following tables set forth certain unaudited consolidated quarterly financial data for the fiscal years ended April 30, 1996 and April 26, 1997 and the fiscal year ending April 25, 1998 (in thousands, except for per share amounts). The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                   FISCAL 1996 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  205,940  $  246,956  $  268,645  $  339,987  $  1,061,528
Gross profit.......................................      50,976      60,487      66,742      93,887       272,092
Operating income...................................       1,484       6,666       8,115      12,808        29,073
Income from continuing operations before
  extraordinary items..............................       1,460       4,629       5,789       7,221        19,099
Income (loss) from discontinued operations.........       3,387       5,550       7,727        (886)       15,778
Net income.........................................       4,847      10,179      13,516       5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.24
    Net income.....................................        0.08        0.15        0.20        0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.02        0.07        0.09        0.09          0.28
    Income (loss) from discontinued operations.....        0.06        0.08        0.11       (0.01)         0.23
    Net income.....................................        0.08        0.15        0.20        0.07          0.50

                                                                   FISCAL 1997 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  364,195  $  537,334  $  596,791  $  617,634  $  2,115,954
Gross profit.......................................      98,299     153,284     169,329     176,755       597,667
Operating income...................................      12,909      22,473      25,668      23,784        84,834
Income from continuing operations before
  extraordinary items..............................       6,855       9,771       8,767       6,545        31,938
Income from discontinued operations................       9,475       8,933       2,003       6,389        26,800
Net income.........................................      16,330      18,092      10,770      12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.31
    Net income.....................................        0.20        0.21        0.12        0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.10        0.06          0.35
    Income from discontinued operations............        0.12        0.10        0.02        0.06          0.29
    Net income.....................................        0.20        0.20        0.12        0.12          0.62

                                                                   FISCAL 1998 QUARTERS (UNAUDITED)
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  614,814  $  649,340  $  665,959              $  1,930,113
Gross profit.......................................     170,782     179,256     189,220                   539,258
Operating income...................................      23,802      28,300      37,289                    89,391
Income from continuing operations before
  extraordinary items..............................       9,035      12,770      15,431                    37,236
Income from discontinued operations................      10,951      11,428       3,085                    25,464
Net income.........................................      19,986      24,198      18,516                    62,700

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items..........................        0.09        0.12        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.03                      0.23
    Net income.....................................        0.19        0.22        0.15                      0.55
  Diluted:
    Income from continuing operations before
      extraordinary items..........................        0.08        0.11        0.12                      0.32
    Income from discontinued operations............        0.10        0.10        0.02                      0.22
    Net income.....................................        0.18        0.21        0.14                      0.54

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations during fiscal 1995, 1996 or 1997 or during the nine months ended January 24, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. SFAS No. 128 requires restatement of all prior period EPS data presented. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data.

    REPORTING COMPREHENSIVE INCOME. In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in the fiscal year ending April 24, 1999.

FACTORS AFFECTING THE COMPANY'S BUSINESS

    A number of factors, including those discussed below, may affect the Company's future operating results. Where indicated, the following discussion addresses factors that management believes will be applicable to the Company's business upon completion of the Strategic Restructuring Plan.

    Historically, U.S. Office Products has grown substantially through acquisitions. U.S. Office Products' aggressive acquisition program has produced a significant increase in sales, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially require additional costs and expenditures to expand operational and financial systems and corporate management administration. Because of the various costs and possible cost-savings strategies, historical operating results may not be indicative of future performance. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect efforts to implement cost-savings and integration strategies and to manage operations and acquisitions profitably. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon U.S. Office Products. Delays in implementing planned integration and consolidation strategies, or the failure of such strategies to achieve anticipated cost savings, also could adversely affect the Company's results. In addition, there can be no assurance that U.S. Office Products' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the continuing increase in the size and scope of the Company's operations and acquisition activity.

    U.S. Office Products intends to pursue future acquisition opportunities; however, no assurance can be given that U.S. Office Products will identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions, if completed, will be successful. U.S. Office Products will likely incur additional debt to finance any additional acquisitions. In addition, acquired companies may not achieve future sales and profitability levels that justify the prices that U.S. Office Products paid to acquire them. Acquisitions also may involve a number of special risks that could have a material adverse effect on future operations and financial performance, including diversion of management's attention; unanticipated declines in revenues or profitability following acquisitions; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated business problems or legal liabilities; and the amortization of acquired intangible assets, such as goodwill. Tax considerations may also restrict the amount of stock that U.S. Office Products can use for acquisitions. See "Effect of the Proposed Sale of Equity Securities and the Strategic Restructuring Plan--We may be Unable to Issue Additional Stock in Some Circumstances."

    As a result of the Tender Offer and the Distributions, U.S. Office Products will be precluded from completing business combinations under the pooling-of-interests accounting method for a period up to 6-9 months. Any business combinations that U.S. Office Products completes during this period will have to be accounted for under the purchase method. Under the purchase method of accounting, U.S. Office Products will have to record goodwill for each such acquisition, in an amount equal to any excess of the purchase price paid for the acquired company over the fair market value of the acquired company's net assets. Under the pooling-of-interests method, no goodwill is recorded in connection with the acquisition of a pooled company, and there is no corresponding expense associated with the amortization of such goodwill.

    Approximately $917.0 million, or 45.7% of the Company's pro forma total assets as of January 24, 1998, represents intangible assets, the substantial majority of which is goodwill. This amount will increase to the extent that U.S. Office Products acquires additional companies under the purchase method of accounting. The Company amortizes goodwill on a straight-line method over a period of up to 40 years. The amount amortized in a particular fiscal period is a non-cash expense that reduces the Company's net income. As a result of the accounting for the acquisition of Mail Boxes Etc. ("MBE") under the purchase method (rather than the pooling-of-interests method that had been intended at the time of the acquisition), the Company's amortization charge will increase by approximately $6.5 million annually. The substantial majority of goodwill also is not a deductible expense for U.S. federal income tax purposes. The Company expects that its effective tax rate will be higher than the federal statutory rate, because its net earnings will be reduced by a significant amount of non-deductible goodwill charges.

    The Company is currently reviewing the year 2000 compliance of software that it uses in its business. The Company's Trinity system, which it is currently installing throughout its North American Office Products Group operations as the core operations system, is year 2000 compliant. However, the Company's operating subsidiaries are, in some cases, using billing or other software that is not year 2000 compliant. Based upon information that the Company has collected from its operating subsidiaries, it expects to be able to achieve year 2000 compliance in 1999 and does not expect that the cost of making necessary adaptations will be material to the Company. If the Company cannot make the necessary adaptations on a timely basis, or if the costs are greater than expected, the Company's business could be adversely affected.

    Management intends to continue to focus significant attention and resources on international operations and expects foreign sales to continue to represent a significant portion of U.S. Office Products' total sales. The factors described in this section that apply to U.S. Office Products' domestic operations also may affect U.S. Office Products' foreign operations. In addition, U.S. Office Products' foreign operations are subject to a number of other risks, including currency exchange rates; new and different legal and regulatory requirements in local jurisdictions; tariffs and trade barriers; potential difficulties in staffing and managing local operations; credit risk of local customers and distributors; potential difficulties in protecting intellectual property, potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. There can be no assurance that one or a combination of these factors will not have a material adverse impact on U.S. Office Products' ability to maintain or increase its foreign sales or on its business, financial condition or results of operations. See "Managements' Discussion and Analysis of Financial Position and Results of Operations--Liquidity and Capital Resources."

    U.S. Office Products expects to incur substantial additional borrowings in connection with the Tender Offer. See Note 1 of the Company's Notes to Consolidated Financial Statements and "--Liquidity and Capital Resources." This substantial increase in U.S. Office Products' leverage could have material consequences to U.S. Office Products and the holders of common stock, including, but not limited to, the following: (i) U.S. Office Products' ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired, (ii) a substantial portion of U.S. Office Products' cash flow will be required for debt service and, as a result, will not be available for other purposes; and (iii) U.S. Office Products' level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, it is expected that the Company's financing agreements will contain covenants that may restrict its ability to take certain actions (such as buying or selling assets, paying dividends, making capital expenditures, or engaging in other transactions). If U.S. Office Products is unable to service its indebtedness, it will be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. The Company's management does not have experience operating a business with a substantial amount of leverage.

    U.S. Office Products operates in a highly competitive environment. It generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in North America, the North American Office Products Group competes with five large office products companies, each of which has significant financial resources. No assurances can be give that competition will not have an adverse effect on the Company's business.

    U.S. Office Products acquired MBE in November 1997. Various factors may affect MBE's business, including recent changes in MBE's senior management, the reliance of MBE franchisees on United Parcel Service for ground shipping services, the limited control that MBE has over its franchisees, the impact of government regulation of MBE as a franchisor, the historically litigious nature of franchise relationships and the growing competition from the United States Postal Service.

    As part of the Strategic Restructuring Plan, it is expected that Investor will acquire shares of U.S. Office Products common stock representing 24.9% of the outstanding shares of the Company's common stock after giving effect to the issuance of such shares. Investor also will purchase various warrants that give it the right to acquire additional shares of common stock in the future. Under the Investment Agreement that Investor and the Company signed on January 12, 1998 (the "Investment Agreement"), Investor will have, among other things, the right (subject to certain conditions) to nominate three of the nine members of the U.S. Office Products Board of Directors, including the Chairman of the Board, and certain Board decisions will be subject to super-majority voting provisions that, in certain circumstances, may require the concurrence of at least one director nominated by Investor. Matters subject to super-majority Board approval include (i) the issuance of new shares in excess of certain amounts specified in the Investment Agreement, (ii) certain business combinations, (iii) a disposition by the Company of all or substantially all of its assets, (iv) a major recapitalization, dissolution, or liquidation of the Company, or (v) an amendment of the Company's charter or by-laws that is inconsistent with the terms of the Investment Agreement. Investor's significant ownership of U.S. Office Products common stock may permit Investor to influence significantly matters requiring the approval of the Company's stockholders. The super-majority Board voting requirements may give Investor the ability to block the approval of certain actions requiring the super-majority vote of the Board. Together, this ownership position and the Board voting requirements may have the effect of discouraging (or possibly preventing) a future change in control of U.S. Office Products. In addition, the super-majority Board voting requirement may have the effect of limiting the Company's future use of equity to acquire businesses, raise capital, or provide employees with long-term incentives.

TAX CONSEQUENCES OF THE DISTRIBUTIONS

    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Tax Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. The Company will not complete the Distributions unless it receives the Tax Opinion. The Tax Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary. See "Tax Consequences of the Distributions" in the Proxy Statement.

    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by the Company or the Company's stockholders (except with respect to cash received in lieu of fractional shares) as a result of the Distributions.

    If a Distribution fails to qualify as a tax-free spin-off under Section 355, the Company will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company. In addition, holders of U.S. Office Products common stock will be treated as having received a taxable corporate distribution in an amount equal to the fair market value of the common stock of the Spin-Off Company that you receive in the Distribution. If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

    If any Distribution is taxable under Section 355(e), but otherwise qualifies as a tax-free spin-off, the Company will recognize gain equal to the difference between the fair market value of the common stock of the Spin-Off Company and the Company's adjusted tax basis in the common stock of the Spin-Off Company. However, no gain or loss will be attributable to holders of U.S. Office Products' common stock as the result of a Distribution being taxable under
Section 355(e). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

    Certain limitations under Section 355 may restrict the Company's ability to issue capital stock after the Distributions. These limitations will generally prevent the Company from issuing capital stock to the extent the issuance is part of a plan, which includes a Distribution, pursuant to which one or more people or organizations acquire capital stock of the Company that represents 50% or more of the voting power or 50% or more of the value of the Company's capital stock. These limitations may restrict the Company's ability to undertake transactions involving issuances of capital stock of the Company that management otherwise believes would be beneficial.

                          U.S. OFFICE PRODUCTS COMPANY

            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to (i) the Equity Self-Tender, (ii) the Distributions, and (iii) the Equity Investment contemplated by the Strategic Restructuring Plan, (iv) the 2001 Note Offer, (v) the 2003 Note Tender, (vi) the New Borrowings to be undertaken in conjunction with the Strategic Restructuring Plan and (vii) all acquisitions completed through March 20, 1998. The unaudited pro forma combined financial statements do not give effect to the allocation of corporate overhead to the Spin-Off Companies.

    The pro forma combined balance sheet gives effect to (i) the Equity Self-Tender, (ii) the Distributions, (iii) the Equity Investment, (iv) the 2001 Note Offer, (v) the 2003 Note Tender, (vi) the New Borrowings and (vii) the businesses acquired by the Company after January 24, 1998 in business combinations accounted for under the purchase method (the "Post January 24, 1998 Purchase Acquisitions"), as if all such transactions had occurred as of the Company's most recent balance sheet date, January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to (i) the Equity Self-Tender; (ii) the Distributions;
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; and (vii) the business combinations accounted for under the purchase method during fiscal 1998 (the "Fiscal 1998 Purchase Acquisitions"), as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 is comprised of (i) the unaudited financial information of the Company for the nine months ended January 24, 1998; and (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through their respective acquisition dates, except for the financial information of the Post January 24, 1998 Purchase Acquisitions which is included through January 24, 1998.

    The pro forma combined statement of income for the nine months ended January 25, 1997 gives effect to (i) the Equity Self-Tender; (ii) the Distributions;
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; (vii) the business combinations accounted for under the purchase method during fiscal 1997 (the "Fiscal 1997 Purchase Acquisitions"); and (viii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the nine months ended January 25, 1997 is comprised of (i) the unaudited financial information of the Company for the nine months ended January 25, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through the earlier of January 25, 1997 or their respective dates of acquisition; and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through January 25, 1997.

    The pro forma combined statement of income for the fiscal year ended April 26, 1997 gives effect to (i) the Equity Self-Tender; (ii) the Distributions,
(iii) the Equity Investment; (iv) the 2001 Note Offer; (v) the 2003 Note Tender;
(vi) the New Borrowings; (vii) the Fiscal 1997 Purchase Acquisition; and (viii) the Fiscal 1998 Purchase Acquisitions, as if all such transactions had occurred on May 1, 1996. The pro forma combined statement of income for the year ended April 26, 1997 is comprised of (i) the audited financial information of the Company for the fiscal year ended April 26, 1997; (ii) the unaudited financial information of the Fiscal 1997 Purchase Acquisitions for the period from May 1, 1996 through their respective dates of acquisition and (iii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from May 1, 1996 through April 26, 1997.

    The historical financial statements of the Company give retroactive effect to the results of the 25 companies (related to continuing operations) acquired by the Company during the fiscal year ended

                          U.S. OFFICE PRODUCTS COMPANY

            INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

April 26, 1997 which were acquired in business combinations accounted for under the pooling-of-interests method of accounting. The results of the companies included in the Spin-Off Companies have been reflected as discontinued operations in the Company's historical statement of income.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the Company's audited consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY
                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 24, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                           POST
                              U.S.      JANUARY 24,                  PRO FORMA ADJUSTMENTS
                             OFFICE        1998       ---------------------------------------------------
                            PRODUCTS     PURCHASE      PURCHASE            EQUITY
                            COMPANY    ACQUISITIONS   ACCOUNTING         SELF-TENDER        DISTRIBUTIONS
                           ----------  -------------  -----------       -------------       -------------
                                                               ASSETS
Current assets:
  Cash and cash
    equivalents..........  $  45,258       $  108      $(22,754)(a)     $   907,388(b)        $
                                                                             70,000(b)
                                                                         (1,000,000)(b)
  Accounts receivable,
    net..................    324,976        5,077
  Inventory, net.........    239,043        2,035
  Prepaid and other
    current assets.......    103,624           94                            (1,447)(b)
                           ----------  -------------  -----------       -------------       -------------
      Total current
        assets...........    712,901        7,314       (22,754)            (24,059)

Property and equipment,
  net....................    217,228        6,144
Intangible assets, net...    903,722                     13,255(a)
Other assets.............    174,549          317                            (3,739)(b)
Net assets of
  discontinued
  operations:
  Amounts to become
    receivable upon the
    Distributions........    114,959                                                           (114,959)(c)
  All other net assets...    346,083                                                           (346,083)(d)
                           ----------  -------------  -----------       -------------       -------------
      Total assets.......  $2,469,442      $13,775     $ (9,499)        $   (27,798)          $(461,042)
                           ----------  -------------  -----------       -------------       -------------
                           ----------  -------------  -----------       -------------       -------------


                                            PRO FORMA ADJUSTMENTS
                               -----------------------------------------------
                                 EQUITY           2001 NOTE         2003 NOTE        PRO FORMA
                               INVESTMENT           OFFER            TENDER           COMBINED
                               -----------       -----------       -----------       ----------
                                                            ASSETS
Current assets:
  Cash and cash
    equivalents..........      $ 270,000(e)      $                 $ 217,350(h)      $
                                (270,000)(e)                        (217,350)(h)

  Accounts receivable,
    net..................                                                              330,053
  Inventory, net.........                                                              241,078
  Prepaid and other
    current assets.......                                                              102,271
                               -----------       -----------       -----------       ----------
      Total current
        assets...........                                                              673,402
Property and equipment,
  net....................                                                              223,372
Intangible assets, net...                                                              916,977
Other assets.............         30,000(f)         (3,275) (g)       (5,518)(h)       192,334
Net assets of
  discontinued
  operations:
  Amounts to become
    receivable upon the
    Distributions........
  All other net assets...
                               -----------       -----------       -----------       ----------
      Total assets.......      $  30,000         $  (3,275)        $  (5,518)        $2,006,085
                               -----------       -----------       -----------       ----------
                               -----------       -----------       -----------       ----------

                          U.S. OFFICE PRODUCTS COMPANY
                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 24, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                    POST                      PRO FORMA ADJUSTMENTS
                                U.S. OFFICE   JANUARY 24, 1998   -----------------------------------------------
                                 PRODUCTS         PURCHASE        PURCHASE          EQUITY
                                  COMPANY       ACQUISITIONS     ACCOUNTING       SELF-TENDER      DISTRIBUTIONS
                                -----------   ----------------   ----------       -----------      -------------
                                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt.............  $  332,636        $    640        $   (640)(a)    $                  $(114,959)(c)
  Accounts payable............     164,229           2,438
  Accrued compensation........      41,262
  Other accrued liabilities...      67,654           1,742                            (2,074 )(b)
                                                                                     (26,000 )(b)
                                -----------       --------       ----------       -----------      -------------
      Total current
        liabilities...........     605,781           4,820            (640)          (28,074 )        (114,959)

Long-term debt................     381,844           3,817          (3,817)(a)       907,388 (b)
Deferred income taxes.........       2,845
Other long-term liabilities
  and minority interests......       6,050              96
                                -----------       --------       ----------       -----------      -------------
      Total liabilities.......     996,520           8,733          (4,457)          879,314          (114,959)

Stockholders' equity:
  Common stock................         133                                               (37 )(b)
                                                                                           5 (b)
  Paid-in capital.............   1,463,523                                            69,995 (b)      (314,514)(d)
                                                                                    (999,963 )(b)
                                                                                      65,000 (b)
  Cumulative translation
    adjustment................    (113,022)
  Retained earnings
    (deficit).................     122,288                                            (3,112 )(b)      (31,569)(d)
                                                                                     (39,000 )(b)

  Equity of purchased
    companies.................                       5,042          (5,042)(a)
                                -----------       --------       ----------       -----------      -------------
      Total stockholders'
        equity................   1,472,922           5,042          (5,042)         (907,112 )        (346,083)
                                -----------       --------       ----------       -----------      -------------
      Total liabilities and
        stockholders'
        equity................  $2,469,442        $ 13,775        $ (9,499)       $  (27,798 )       $(461,042)
                                -----------       --------       ----------       -----------      -------------
                                -----------       --------       ----------       -----------      -------------

                                               PRO FORMA ADJUSTMENTS
                                    --------------------------------------------
                                      EQUITY         2001 NOTE        2003 NOTE        PRO FORMA
                                    INVESTMENT         OFFER            TENDER          COMBINED
                                    ----------       ----------       ----------       ----------
                                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt.............      $(217,677)(e)    $                $                $
  Accounts payable............                                                           166,667
  Accrued compensation........                                                            41,262
  Other accrued liabilities...                          (1,311)(g)        2,853(h)        42,864

                                    ----------       ----------       ----------       ----------
      Total current
        liabilities...........       (217,677)          (1,311)           2,853          250,793
Long-term debt................        (52,323)(e)     (143,750)(g)     (230,000)(h)    1,155,509
                                       75,000(f)                        217,350(h)
Deferred income taxes.........                                                             2,845
Other long-term liabilities
  and minority interests......                                                             6,146
                                    ----------       ----------       ----------       ----------
      Total liabilities.......       (195,000)        (145,061)          (9,797)       1,415,293
Stockholders' equity:
  Common stock................             33(e)            12(g)                            146

  Paid-in capital.............        269,967(e)       168,897(g)                        707,905
                                      (15,000)(f)

  Cumulative translation
    adjustment................                                                          (113,022 )
  Retained earnings
    (deficit).................        (30,000)(f)      (25,159)(g)        7,590(h)        (4,237 )
                                                        (1,964)(g)       (3,311)(h)
  Equity of purchased
    companies.................
                                    ----------       ----------       ----------       ----------
      Total stockholders'
        equity................        225,000          141,786            4,279          590,792
                                    ----------       ----------       ----------       ----------
      Total liabilities and
        stockholders'
        equity................      $  30,000        $  (3,275)       $  (5,518)       $2,006,085
                                    ----------       ----------       ----------       ----------
                                    ----------       ----------       ----------       ----------

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    U.S. OFFICE   FISCAL 1998
                                                      PRODUCTS     PURCHASE      PRO FORMA     PRO FORMA
                                                      COMPANY     ACQUISITIONS  ADJUSTMENTS     COMBINED
                                                    ------------  -----------  -------------  ------------
Revenues..........................................  $  1,930,113   $ 140,542   $              $  2,070,655
Cost of revenues..................................     1,390,855      90,566                     1,481,421
                                                    ------------  -----------  -------------  ------------
  Gross profit....................................       539,258      49,976                       589,234

Selling, general and administrative expenses......       436,037      33,676          (2,357 (i)      467,356
Amortization expense..............................        13,830                       4,603(j)       18,433
                                                    ------------  -----------  -------------  ------------
  Operating income................................        89,391      16,300          (2,246)      103,445

Other (income) expense:
  Interest expense................................        27,534         506          49,957(k)       77,997
  Interest income.................................        (1,545)       (169)          1,714(k)
  Other...........................................        (6,369)       (342)                       (6,711)
                                                    ------------  -----------  -------------  ------------
Income from continuing operations before provision
  for income taxes................................        69,771      16,305         (53,917)       32,159
Provision for income taxes........................        32,535       2,161         (13,793 (l)       20,903
                                                    ------------  -----------  -------------  ------------
Income from continuing operations.................  $     37,236   $  14,144   $     (40,124) $     11,256
                                                    ------------  -----------  -------------  ------------
                                                    ------------  -----------  -------------  ------------

Weighted average shares outstanding:
  Basic...........................................       114,758                                   146,331(m)
  Diluted.........................................       117,185                                   148,757(m)

Income per share from continuing operations:
  Basic...........................................  $       0.32                              $       0.08
  Diluted.........................................  $       0.32                              $       0.08

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE NINE MONTHS ENDED JANUARY 25, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                             U.S. OFFICE   FISCAL 1997  FISCAL 1998
                                                               PRODUCTS     PURCHASE     PURCHASE     PRO FORMA    PRO FORMA
                                                               COMPANY     ACQUISITIONS ACQUISITIONS ADJUSTMENTS    COMBINED
                                                             ------------  -----------  -----------  -----------  ------------
Revenues...................................................  $  1,498,320   $ 363,229    $ 226,312    $           $  2,087,861
Cost of revenues...........................................     1,077,408     259,958      150,345                   1,487,711
                                                             ------------  -----------  -----------  -----------  ------------
    Gross profit...........................................       420,912     103,271       75,967                     600,150

Selling, general and administrative expenses...............       344,474      93,201       53,931       (7,698)(i)      483,908
Amortization expense.......................................         8,072                                10,343(j)       18,415
Non-recurring acquisition costs............................         7,316                                                7,316
                                                             ------------  -----------  -----------  -----------  ------------
    Operating income.......................................        61,050      10,070       22,036       (2,645)        90,511

Other (income) expense:
  Interest expense.........................................        27,540       3,109        1,855       45,493(k)       77,997
  Interest income..........................................        (6,048)       (186)      (1,017)       7,251(k)
  Other....................................................        (4,073)     (2,156)        (501)                     (6,730)
                                                             ------------  -----------  -----------  -----------  ------------
Income from continuing operations before provision for
  income taxes and extraordinary items.....................        43,631       9,303       21,699      (55,389)        19,244
Provision for income taxes.................................        18,238       3,007        7,341      (14,153)(l)       14,433
                                                             ------------  -----------  -----------  -----------  ------------
Income from continuing operations before extraordinary
  items....................................................  $     25,393   $   6,296    $  14,358    $ (41,236)  $      4,811
                                                             ------------  -----------  -----------  -----------  ------------
                                                             ------------  -----------  -----------  -----------  ------------

Weighted average shares outstanding:
  Basic....................................................        85,978                                              146,331(m)
  Diluted..................................................        87,824                                              148,177(m)
Income per share from continuing operations before
  extraordinary items:
  Basic....................................................  $       0.30                                         $       0.03
  Diluted..................................................  $       0.29                                         $       0.03

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                    FOR THE FISCAL YEAR ENDED APRIL 26, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                         U.S. OFFICE   FISCAL 1997   FISCAL 1998
                                                           PRODUCTS      PURCHASE      PURCHASE     PRO FORMA     PRO FORMA
                                                           COMPANY     ACQUISITIONS  ACQUISITIONS  ADJUSTMENTS     COMBINED
                                                         ------------  ------------  ------------  ------------  ------------
Revenues...............................................  $  2,115,954   $  374,886    $  303,169    $            $  2,794,009
Cost of revenues.......................................     1,518,287      268,618       201,410                    1,988,315
                                                         ------------  ------------  ------------  ------------  ------------
    Gross profit.......................................       597,667      106,268       101,759                      805,694

Selling, general and administrative expenses...........       488,215       95,913        70,996        (8,257)(i)      646,867
Amortization expense...................................        12,416                                   12,722(j)       25,138
Non-recurring acquisition costs........................         8,001                                                   8,001
Restructuring costs....................................         4,201                                                   4,201
                                                         ------------  ------------  ------------  ------------  ------------
    Operating income...................................        84,834       10,355        30,763        (4,465)       121,487

Other (income) expense:
  Interest expense.....................................        36,047        3,170         2,552        62,227(k)      103,996
  Interest income......................................        (6,857)        (212)       (1,448)        8,517(k)
  Other................................................        (4,233)      (2,164)         (753)                      (7,150)
                                                         ------------  ------------  ------------  ------------  ------------
Income from continuing operations before provision for
  income taxes and extraordinary items.................        59,877        9,561        30,412       (75,209)        24,641
Provision for income taxes.............................        27,939        3,056         9,933       (22,447)(l)       18,481
                                                         ------------  ------------  ------------  ------------  ------------
Income from continuing operations before extraordinary
  items................................................  $     31,938   $    6,505    $   20,479    $  (52,762)  $      6,160
                                                         ------------  ------------  ------------                ------------
                                                         ------------  ------------  ------------  ------------  ------------
                                                                                                   ------------

Weighted average shares outstanding:
  Basic................................................        90,026                                                 146,331(m)
  Diluted..............................................        91,761                                                 148,066(m)
Income per share from continuing operations before
  extraordinary items:
  Basic................................................  $       0.35                                            $       0.04
  Diluted..............................................  $       0.35                                            $       0.04

       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect purchase price adjustments and repayment of certain short-term and long-term debt associated with the Post January 24, 1998 Purchase Acquisitions. The portion of the consideration assigned to goodwill ($13,255) in transactions accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

    (b) Adjustment to reflect the Equity Self-Tender, including the repurchase of 37,037 shares of common stock (including shares underlying employee stock options) by the Company for $1,000,000 and reduced by the proceeds from the exercise of employee stock options related to shares participating in the Equity Self-Tender of $70,000. The funds to finance the net $930,000 cost of the Equity Self-Tender are expected to be obtained from New Borrowings of $907,388 and cash on hand of $22,612. As a result of the New Borrowings, the adjustment also reflects the write-off of $5,186 in short-term and long-term capitalized debt issue costs related to the Company's current credit facility. The Company estimates that the proceeds from the exercise of employee stock options will be approximately $70,000 based upon 5,000 employee stock options exercised at an average exercise price of $14.00 per share. As a result of the Company allowing for the conditional exercise of employee stock options tendered pursuant to the Equity Self-Tender, such tendered stock options take on the characteristics of a combination plan during the Equity Self-Tender period (the "Deemed Combination Plan"). Combination plans are those that provide stock appreciation rights ("SARs") in combination with typical stock options. To the extent that the optionholder exercises the SAR provisions, the companion stock options are canceled. Compensation expense is recorded for cash payments made upon exercise of the deemed SARs. Upon completion of the Equity Self-Tender, stock options not accepted pursuant to the Equity Self-Tender revert to fixed option awards with terms identical to those prior to commencement of the Equity Self-Tender. The terms of the Equity Self-Tender, including the number of shares to be repurchased in relation to the total number of shares and options outstanding and the stated tender price in relation to the current market price of the Company's common stock, provide persuasive evidence that only a portion of the Deemed Combination Plan awards will be extinguished via payment under the deemed SAR provisions. The Company estimates that the compensation expense related to the option shares purchased in the Equity Self-Tender will range from $65,000 to $72,000, assuming management's estimate of the likely range of acceptance rates for the Equity Self-Tender of 22.5% to 25.0% of the total number of shares (including shares underlying options) tendered. For purposes of the pro forma combined balance sheet, the Company has reflected the after-tax compensation expense of $39,000 ($65,000 before benefit from income taxes) as a reduction to retained earnings. Additionally, other accrued liabilities has been decreased by $26,000 to reflect the expected income tax benefit and additional paid-in capital has been increased by $65,000. The Company has not included this compensation expense in the unaudited pro forma combined statements of income because it is of a non-recurring nature and is directly related to the restructuring transaction.

    (c) Adjustment to reflect the collection of $114,959 of receivables from the Spin-Off Companies at the date of the Distributions.

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    (d) Adjustment to remove the remaining net assets of the Spin-Off Companies.

    (e) Adjustment to reflect the issuance of 33,489 shares of common stock in conjunction with the Equity Investment of $270,000. The Company has made certain preliminary calculations in relation to the allocation of the proceeds to be received from Investor to the related common stock, the Warrants and the Special Warrants. These calculations cannot be finalized until the trading value of the Company's common stock immediately following the Distributions is available. The Company intends to reflect any amounts allocated to the Warrants and the Special Warrants in additional paid-in capital. The preliminary assessment of the fair value of the Warrants at the future grant date was determined using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                      WARRANTS
                                                                                     -----------
Expected life......................................................................    9 years
Risk free interest rate............................................................     5.6%
Expected volatility of Company common stock........................................      40%
Dividend rate......................................................................      0%

       With respect to the Special Warrants, the Company's calculations assumed that all holders of the 2001 Notes accept the 2001 Note Offer. The Company does not anticipate assigning a value to the Special Warrants at the time of the Equity Investment by Investor because (i) the 2001 Note Offer is expected to have been completed prior to such Equity Investment; and (ii) the other potential events which could give rise to the exercise of the Special Warrants are considered by the Company to be contingent in nature.

       Based on the above assumptions, the Company's preliminary calculations indicate that approximately $203,700 of the proceeds from the Equity Investment will be allocated to the shares of Company common stock issued to Investor, $66,300 will be allocated to the Warrants and no value will be allocated to the Special Warrants. In arriving at these values, no discount was applied to the value of the Warrants to reflect the illiquidity of the Warrants pursuant to SFAS No. 123 issued by FASB.

    (f) Adjustment to reflect the estimated transaction fees and expenses (including financing costs) associated with the Equity Self-Tender, the Distributions, the Equity Investment and the New Borrowings of $75,000. Of this amount, $30,000 of debt issue costs will be capitalized. These fees and expenses have not been reflected in the unaudited pro forma combined statements of income because they are either capitalizable or are of a non-recurring nature and are directly related to the Strategic Restructuring Plan.

    (g) Adjustment to reflect the issuance of 11,837 shares of common stock in conjunction with the 2001 Note Offer, consisting of 8,890 shares of common stock issued in exchange for 2001 Notes and 2,947 shares of common stock to Investor in accordance with the provisions of the Special Warrants. As a result of the 2001 Note Offer, the Company will issue 1,324 shares of common stock over the contractual amount with a market value of $25,159 to induce conversion of the 2001 Notes. The $25,159 has been reflected as a reduction in retained earnings as the market value of the inducement is required to be recorded as an expense. In addition, the adjustment

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS (CONTINUED) reflects the write-off of $3,275 in capitalized debt issue costs related to the 2001 Notes. These expenses have not been reflected in the unaudited pro forma combined statements of income because they are of a non-recurring nature and are directly related to the Strategic Restructuring Plan.

    (h) Adjustment to reflect the early extinguishment of the 2003 Notes, $230,000 principal amount, in exchange for $217,350 in cash in the 2003 Note Tender. The Company believes that it will be able to retire the 2003 Notes at a price of 94.5% of par value, or $217,350, resulting in an extraordinary gain of $7,590, net of income taxes of $5,060, which has been reflected as an increase to retained earnings. In addition, the adjustment reflects the write-off of $5,518 in capitalized debt issue costs related to the 2003 Notes. The gain and write-off have not been reflected in the unaudited pro forma combined statements of income because they are extraordinary items and are directly related to the Strategic Restructuring Plan.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (i) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions. The Company believes that these reductions are expected to remain in place for the forseeable future and are not reasonably likely to affect operating performance.

    (j) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 Purchase Acquisitions and the Fiscal 1998 Purchase Acquisitions for the periods prior to the respective dates of acquisition. The Company has recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

    (k) Adjustment to reflect the increase in interest expense, at a weighted average rate of 9.0%, resulting from the increase in debt outstanding to $1,155,509 as a result of the Equity Self-Tender, partially offset by the proceeds from the Equity Investment, and the effects of the 2001 Note Offer and the 2003 Note Tender assuming full exchange and tender, respectively. The weighted average interest rate of 9.0% was determined based upon $755,509 outstanding under the terms of the new bank loan facility at annual interest rates of LIBOR plus margins ranging from 2.25% to 2.5% (approximately 7.9% to 8.15%) and the issuance of $400,000 of senior subordinated notes at an annual interest rate of approximately 9.0%, plus commitment fees on unused balances and amortization of the related debt issue costs. Pro forma interest expense will fluctuate $5,778 on an annual basis for each 0.5% change in interest rates. Depending on market conditions at the time the senior subordinated notes are offered and when funds are borrowed under the new bank loan facility, the interest rates may vary from those indicated herein.

    (l) Adjustment to calculate the provision for income taxes on the combined pro forma results at effective income tax rates of approximately 75%, 65% and 75% for the fiscal year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997, respectively. The difference between the effective tax rates and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill amortization expense. This adjustment assumes

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) that all companies were taxed at the effective tax rates regardless of how they were taxed prior to being acquired by the Company, including those companies that previously paid no taxes under Subchapter S.

    (m) Basic pro forma earnings per share is calculated based upon 146,331 weighted average shares of common stock outstanding for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997. The amounts are comprised of 133,042 shares outstanding for each of the periods, 37,037 shares repurchased as a result of the Equity Self-Tender, the issuance of 36,436 shares as a result of the Equity Investment, the issuance of 5,000 shares related to employee stock options participating in the Equity Self-Tender and the issuance of 8,890 shares as a result of the 2001 Note Offer, assuming full conversion. The weighted average shares outstanding used to calculate diluted pro forma earnings per share is based upon the basic weighted average shares outstanding plus 1,735, 2,426 and 1,846 common stock equivalents considered to be outstanding related to stock options for the year ended April 26, 1997 and the nine months ended January 24, 1998 and January 25, 1997, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Office Products Company

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Office Products Company and its subsidiaries at April 26, 1997 and April 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 26, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect net income of $7.4 million and $10.4 million included in the Company's income from discontinued operations, net of income taxes, for fiscal years ended April 30, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

    As described in Note 4, as a result of the Strategic Restructuring Plan, the Company has restated its financial statements to account for certain business combinations as purchase transactions.

PRICE WATERHOUSE LLP

Minneapolis, Minnesota
June 6, 1997, except as to the second paragraph of the Common Stock section of Note 15, which is as of November 6, 1997 and Note 4, which is as of January 13, 1998

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  School Specialty, Inc.

    We have audited the balance sheets of School Specialty, Inc. (formerly known as EDA Corporation) (the Company) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  The Re-Print Corporation
  Birmingham, Alabama

    We have audited the accompanying balance sheets of The Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for three years ended December 31, 1995, 1994, and 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for three years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP

Atlanta, Georgia
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  Hano Document Printers, Inc.:

    We have audited the balance sheet of Hano Document Printers, Inc. as of December 31, 1995 and the related statements of income, stockholders' equity, and cash flows for the year then ended, which are not included herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hano Document Printers, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  SFI Corp. and Hano Document Printers, Inc.:

    We have audited the combined balance sheet of SFI Corp. and Hano Document Printers, Inc. (collectively referred to as the "Companies") as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1994, which are not included herein. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
August 28, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  Fortran Corp.
  Newington, Virginia

    We have audited the accompanying balance sheet of Fortran Corp. as of March 31, 1996, and 1995 and the related statements of earnings, changes in stockholders' equity, and cash flows for the years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to and above present fairly, in all material respects, the financial position of Fortran Corp. as of March 31, 1996, and 1995 and the results of its operations and its cash flows for three years ended March 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.

RUBIN, KOEHMSTEDT AND NADLER

Springfield, Virginia
June 7, 1996, except for Note 9,
as to which the date is
October 24, 1996

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
  MTA, Inc.
  Seattle, Washington

    We have audited the consolidated balance sheet of MTA, Inc. (the Company) as of December 31, 1995 and the related statements of income and retained earnings and of cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTA, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from January 25, 1995 (date of incorporation) to December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Seattle, Washington
September 23, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  United Envelope Co., Inc.

    We have audited the combined balance sheets of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1995 and 1994, and the related combined statements of income and retained earnings and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 6, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
  Huxley Envelope Corporation

    We have audited the balance sheets of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the related statements of income and retained earnings (accumulated deficit) and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

HERTZ, HERSON & COMPANY, LLP

New York, New York
March 4, 1996

                          U.S. OFFICE PRODUCTS COMPANY

                           CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            APRIL 30,    APRIL 26,    JANUARY 24,
                                                                               1996         1997          1998
                                                                            ----------  ------------  ------------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents...............................................  $  183,483  $     44,026  $     45,258
  Accounts receivable, less allowance for doubtful accounts of $3,586,
    $7,337 and $9,110, respectively.......................................     159,448       283,751       324,976
  Inventory...............................................................     103,768       225,998       239,043
  Prepaid expenses and other current assets...............................      47,994        74,580       103,624
                                                                            ----------  ------------  ------------
      Total current assets................................................     494,693       628,355       712,901

Property and equipment, net...............................................      77,529       182,633       217,228
Intangible assets, net....................................................     135,140       611,474       903,722
Other assets..............................................................      64,942       113,407       174,549
Net assets of discontinued operations:
  Amounts to become receivable upon the Distributions.....................                    87,700       114,959
  All other net assets....................................................      33,674        83,422       346,083
                                                                            ----------  ------------  ------------
      Total assets........................................................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................................  $   94,174  $    144,125  $    332,636
  Accounts payable........................................................      87,546       153,915       164,229
  Accrued compensation....................................................      16,775        32,515        41,262
  Other accrued liabilities...............................................      22,074        63,814        67,654
                                                                            ----------  ------------  ------------
      Total current liabilities...........................................     220,569       394,369       605,781

Long-term debt............................................................     176,230       380,209       381,844
Deferred income taxes.....................................................       6,186         2,458         2,845
Other long-term liabilities and minority interests........................       8,247         8,807         6,050
                                                                            ----------  ------------  ------------
      Total liabilities...................................................     411,232       785,843       996,520
                                                                            ----------  ------------  ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.001 par value, 500,000 shares authorized, none outstanding
  Common stock, $.001 par value, 500,000,000 shares authorized,
    79,464,423, 104,479,004 and 133,041,979 shares issued and outstanding,
    respectively..........................................................          79           104           133
  Additional paid-in capital..............................................     319,906       867,039     1,463,523
  Cumulative translation adjustment.......................................         770        (5,583)     (113,022)
  Retained earnings.......................................................      73,991        59,588       122,288
                                                                            ----------  ------------  ------------
      Total stockholders' equity..........................................     394,746       921,148     1,472,922
                                                                            ----------  ------------  ------------
      Total liabilities and stockholders' equity..........................  $  805,978  $  1,706,991  $  2,469,442
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            FOR THE NINE MONTHS
                                                           FOR THE FISCAL YEAR ENDED               ENDED
                                                       ---------------------------------  ------------------------
                                                        APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                          1995        1996       1997        1997         1998
                                                       -----------  ---------  ---------  -----------  -----------

                                                                                                (UNAUDITED)
Revenues.............................................   $ 658,494   $1,061,528 $2,115,954  $1,498,320   $1,930,113
Cost of revenues.....................................     485,955     789,436  1,518,287   1,077,408    1,390,855
                                                       -----------  ---------  ---------  -----------  -----------
    Gross profit.....................................     172,539     272,092    597,667     420,912      539,258

Selling, general and administrative expenses.........     152,176     231,569    488,215     344,474      436,037
Amortization expense.................................         801       2,711     12,416       8,072       13,830
Non-recurring acquisition costs......................                   8,057      8,001       7,316
Restructuring costs..................................                     682      4,201
                                                       -----------  ---------  ---------  -----------  -----------
    Operating income.................................      19,562      29,073     84,834      61,050       89,391

Interest expense.....................................       3,401       8,132     36,047      27,540       27,534
Interest income......................................        (675)     (3,506)    (6,857)     (6,048)      (1,545)
Other income.........................................      (1,456)       (684)    (4,233)     (4,073)      (6,369)
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before provision
  for income taxes and extraordinary items...........      18,292      25,131     59,877      43,631       69,771
Provision for income taxes...........................       2,800       6,032     27,939      18,238       32,535
                                                       -----------  ---------  ---------  -----------  -----------
Income from continuing operations before
  extraordinary items................................      15,492      19,099     31,938      25,393       37,236
Income from discontinued operations, net of income
  taxes..............................................      15,675      15,778     26,800      20,411       25,464
                                                       -----------  ---------  ---------  -----------  -----------
Income before extraordinary items....................      31,167      34,877     58,738      45,804       62,700
Extraordinary items--losses on early terminations of
  credit facilities, net of income taxes.............                     701      1,450         612
                                                       -----------  ---------  ---------  -----------  -----------
Net income...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.30    $    0.32
    Income from discontinued operations..............        0.34        0.24       0.31        0.24         0.23
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net income.......................................   $    0.68   $    0.51  $    0.64   $    0.53    $    0.55
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------
  Diluted:
    Income from continuing operations before
      extraordinary items............................   $    0.34   $    0.28  $    0.35   $    0.29    $    0.32
    Income from discontinued operations..............        0.34        0.23       0.29        0.23         0.22
    Extraordinary items..............................                   (0.01)     (0.02)      (0.01)
                                                       -----------  ---------  ---------  -----------  -----------
    Net Income.......................................        0.68   $    0.50  $    0.62   $    0.51    $    0.54
                                                       -----------  ---------  ---------  -----------  -----------
                                                       -----------  ---------  ---------  -----------  -----------

Unaudited pro forma income from continuing operations
  before extraordinary items (see Note 11)...........                          $  29,962
                                                                               ---------
                                                                               ---------

Unaudited pro forma basic income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

Unaudited pro forma diluted income per share from
  continuing operations before extraordinary items...                          $    0.33
                                                                               ---------
                                                                               ---------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                             COMMON STOCK      ADDITIONAL   CUMULATIVE                             TOTAL
                                          ------------------    PAID-IN     TRANSLATION  RETAINED   TREASURY   STOCKHOLDERS'
                                            SHARES    AMOUNT    CAPITAL     ADJUSTMENT   EARNINGS    STOCK        EQUITY
                                          ----------  ------   ----------   ----------   --------   --------   -------------
Balance at April 30, 1994...............  38,443,262  $  38     $26,483       $ (340)    $ 58,733   $ (7,562)     $77,352
  Transactions of Combined Companies
  upon formation of Company:
    Issuance of common stock............   5,817,000      6          (5)                                                1
    Capital contribution................                          1,500                                             1,500
    Distributions to stockholders.......                                                  (11,300)                (11,300)
    Adjustments to stockholders'
      equity............................                        (12,597)                    5,035      7,562
    Cash dividends......................                                                     (222)                   (222)
  Issuance of common stock, net of
    associated expenses in conjunction
    with:
    Initial public offering.............   5,606,250      6      32,684                                            32,690
    Acquisition.........................   1,312,500      1       8,749                                             8,750
  Transactions of Pooled Companies:
    Exercise of warrants and stock
      options...........................      20,345                201                                               201
    Cash dividends......................                                                  (16,086)                (16,086)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    2,235                   2,235
  Cumulative translation adjustments....                                         207                                  207
  Net income............................                                                   31,167                  31,167
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1995...............  51,199,357     51      57,015         (133)      69,562                 126,495
  Issuances of common stock, net of
    associated expenses in conjunction
    with:
    Public offerings....................  14,352,068     14     174,723                                           174,737
    Acquisitions........................  11,120,163     11      68,607                                            68,618
    Exercise of stock options, including
      tax benefits......................      95,025              1,023                                             1,023
  Transactions of Pooled Companies:
    Issuances of common stock for cash
      and repayment of debt.............     872,249      1       8,297                                             8,298
    Capital contributions...............                            500                                               500
    Exercise of warrants and stock
      options...........................     978,923      1       1,752                                             1,753
    Cash and stock dividends............     846,638      1       1,361                   (32,017)                (30,655)
  Undistributed earnings of Subchapter S
    corporations acquired in pooling-of-
    interests business combinations.....                          6,628                    (6,628)
  Adjustment to conform the year-ends of
    Pooled Companies....................                                                    8,898                   8,898
  Cumulative translation adjustments....                                         903                                  903
  Net income............................                                                   34,176                  34,176
                                          ----------  ------   ----------   ----------   --------   --------   -------------

Balance at April 30, 1996...............  79,464,423     79     319,906          770       73,991                 394,746

                                  (Continued)

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  COMMON STOCK          ADDITIONAL   CUMULATIVE
                                           --------------------------    PAID-IN     TRANSLATION   RETAINED    TREASURY
                                              SHARES        AMOUNT       CAPITAL     ADJUSTMENT    EARNINGS      STOCK
                                           -------------  -----------  ------------  -----------  ----------  -----------
Balance at April 30, 1996................     79,464,423   $      79   $    313,278  $       770  $   80,619
  Issuances of common stock, net of
    associated expenses in conjunction
    with:
    Public offering......................     13,023,497          13        275,699
    Direct equity investment.............      1,875,000           2         38,111
    Acquisitions.........................      8,685,450           9        166,071
    Exercise of stock options, including
      tax benefits.......................        197,742                      2,843
    Employee stock purchase plan.........        229,998                      3,145
  Transactions of Pooled Companies:
    Issuances of common stock for
      repayment of debt and payment of
      acquisition expenses...............        409,631                      6,859
    Capital contributions................         12,342                      1,857
    Exercise of warrants and stock
      options............................        478,616           1          1,979
    Retirement of common stock...........        102,305                       (443)                     (34)
    Cash dividends paid and declared.....                                                            (20,931)
  Undistributed earnings of Subchapter S
    corporations acquired in
    pooling-of-interests business
    combinations.........................                                    57,640                  (57,640)
  Adjustment to conform the year-ends of
    Pooled Companies.....................                                                                286
  Cumulative translation adjustments.....                                                 (6,353)
  Net income.............................                                                             57,288
                                           -------------       -----   ------------  -----------  ----------  -----------
Balance at April 26, 1997................    104,479,004         104        867,039       (5,583)     59,588
Unaudited data:
  Issuance of common stock, net of
    associated expenses in conjunction
    with:
    Acquisitions.........................     27,792,099          28        585,509
    Repayment of debt....................         28,179                        570
    Exercise of stock options, including
      tax benefits.......................        609,494           1          7,600
    Employee stock purchase plan.........        169,723                      2,805
  Share adjustments at Pooled
    Companies............................        (36,520)
  Cumulative translation adjustments.....                                               (107,439)
  Net income.............................                                                             62,700
                                           -------------       -----   ------------  -----------  ----------  -----------
Balance at January 24, 1998
  (unaudited)............................    133,041,979   $     133   $  1,463,523  $  (113,022) $  122,288
                                           -------------       -----   ------------  -----------  ----------  -----------
                                           -------------       -----   ------------  -----------  ----------  -----------

                                              TOTAL
                                           STOCKHOLDERS'
                                              EQUITY
                                           ------------
Balance at April 30, 1996................   $  394,746
  Issuances of common stock, net of
    associated expenses in conjunction
    with:
    Public offering......................      275,712
    Direct equity investment.............       38,113
    Acquisitions.........................      166,080
    Exercise of stock options, including
      tax benefits.......................        2,843
    Employee stock purchase plan.........        3,145
  Transactions of Pooled Companies:
    Issuances of common stock for
      repayment of debt and payment of
      acquisition expenses...............        6,859
    Capital contributions................        1,857
    Exercise of warrants and stock
      options............................        1,980
    Retirement of common stock...........         (477)
    Cash dividends paid and declared.....      (20,931)
  Undistributed earnings of Subchapter S
    corporations acquired in
    pooling-of-interests business
    combinations.........................
  Adjustment to conform the year-ends of
    Pooled Companies.....................          286
  Cumulative translation adjustments.....       (6,353)
  Net income.............................       57,288
                                           ------------
Balance at April 26, 1997................      921,148
Unaudited data:
  Issuance of common stock, net of
    associated expenses in conjunction
    with:
    Acquisitions.........................      585,537
    Repayment of debt....................          570
    Exercise of stock options, including
      tax benefits.......................        7,601
    Employee stock purchase plan.........        2,805
  Share adjustments at Pooled
    Companies............................
  Cumulative translation adjustments.....     (107,439)
  Net income.............................       62,700
                                           ------------
Balance at January 24, 1998
  (unaudited)............................   $1,472,922
                                           ------------
                                           ------------

          See accompanying notes to consolidated financial statements

                          U.S. OFFICE PRODUCTS COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                     FOR THE NINE MONTHS
                                                                    FOR THE FISCAL YEAR ENDED               ENDED
                                                                ---------------------------------  ------------------------
                                                                 APRIL 30,   APRIL 30,  APRIL 26,  JANUARY 25,  JANUARY 24,
                                                                   1995        1996       1997        1997         1998
                                                                -----------  ---------  ---------  -----------  -----------

                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................................   $  31,167   $  34,176  $  57,288   $  45,192    $  62,700
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Income from discontinued operations.......................     (15,675)    (15,778)   (26,800)    (20,411)     (25,464)
    Depreciation and amortization.............................       6,521      10,999     36,102      23,233       41,787
    Non-recurring acquisition costs...........................                   8,057      8,001       7,316
    Payments of restructuring costs...........................                                                      (1,900)
    Unrealized foreign currency gain..........................                             (3,420)     (3,420)
    Deferred income taxes.....................................        (367)       (196)    (1,035)      3,600           73
    Extraordinary losses......................................                     701      1,450         612
    Equity in net income of affiliate.........................                               (782)       (265)        (878)
    Gain on sale of investment................................                                                      (1,059)
    Changes in current assets and liabilities (net of assets
      acquired and liabilities assumed in business
      combinations):
      Accounts receivable.....................................     (18,911)        969    (26,237)    (32,154)     (29,940)
      Inventories.............................................      (6,130)      1,861     (3,400)     (6,718)     (14,417)
      Prepaid expenses and other current assets...............      (1,417)    (23,780)    (6,059)     (1,539)      (3,909)
      Accounts payable........................................       7,349       2,802    (26,692)    (22,922)       2,245
      Accrued liabilities.....................................       5,204        (565)     7,396      (1,771)       5,699
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) operating activities...       7,741      19,246     15,812      (9,247)      34,937
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from investing activities:
  Cash paid in acquisitions, net of cash received.............     (15,993)    (89,223)  (345,319)   (323,813)     (33,642)
  Payments of acquisition costs...............................                  (7,283)    (5,343)     (4,094)      (3,871)
  Additions to property and equipment, net of disposals.......     (11,049)    (17,868)   (34,036)    (15,891)     (28,200)
  Investment in affiliate.....................................                            (41,270)    (41,270)     (40,773)
  Proceeds from sale of investment............................                                                       5,729
  Other.......................................................         867      (5,687)     2,013      (5,476)       3,190
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash used in investing activities.................     (26,175)   (120,061)  (423,955)   (390,544)     (97,567)
                                                                -----------  ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock......................      32,811     180,230    318,899      41,868        8,239
  Proceeds from issuance of long-term debt....................       6,553     139,040    225,387     224,080          457
  Payments of long-term debt..................................      (3,643)    (13,143)  (174,788)   (163,112)     (10,647)
  Net advances to discontinued operations.....................                           (111,891)    (76,021)     (99,213)
  Proceeds from (payments of) short-term debt, net............       3,433     (39,077)    24,132     259,705      172,000
  Payments to terminate credit facility.......................                               (261)       (261)
  Payments of dividends at Pooled Companies...................      (7,700)     (8,287)    (6,158)     (6,122)
  Capital contributed by stockholders of Pooled Companies.....                     400      1,814       1,814
  Adjustment to conform fiscal year-ends of certain Pooled
    Companies.................................................         601      (1,397)       286         286
  Capital contributed by Combined Company stockholder.........       1,500
  Payments to stockholders of Combined Companies..............     (11,300)
                                                                -----------  ---------  ---------  -----------  -----------
        Net cash provided by financing activities.............      22,255     257,766    277,420     282,237       70,836
                                                                -----------  ---------  ---------  -----------  -----------
Effect of exchange rates on cash and cash equivalents.........        (180)       (121)      (511)       (345)      (3,159)
                                                                -----------  ---------  ---------  -----------  -----------
Cash provided by (used in) discontinued operations............       3,549       1,707     (8,223)     (3,170)      (3,815)
                                                                -----------  ---------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents..........       7,190     158,537   (139,457)   (121,069)       1,232
Cash and cash equivalents at beginning of period..............      17,756      24,946    183,483     183,483       44,026
                                                                -----------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period....................   $  24,946   $ 183,483  $  44,026   $  62,414    $  45,258
                                                                -----------  ---------  ---------  -----------  -----------
                                                                -----------  ---------  ---------  -----------  -----------
Supplemental disclosure of cash flow information:
    Interest paid.............................................   $   7,731   $   3,426  $  36,536   $  28,980    $  26,962
    Income taxes paid.........................................       7,044       7,814     22,734      18,852       24,017

                          U.S. OFFICE PRODUCTS COMPANY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company issued common stock, notes payable and cash in connection with certain business combinations accounted for under the purchase method during fiscal 1995, 1996 and 1997 and the nine months ended January 25, 1997 and January 24, 1998. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                           FOR THE NINE MONTHS
                                                                        FOR THE FISCAL YEAR ENDED                 ENDED
                                                                  -------------------------------------  ------------------------
                                                                   APRIL 30,    APRIL 30,    APRIL 26,   JANUARY 25,  JANUARY 24,
                                                                     1995         1996         1997         1997         1998
                                                                  -----------  -----------  -----------  -----------  -----------

                                                                                                               (UNAUDITED)
Accounts receivable.............................................   $  15,350    $  70,640    $  99,747    $  88,202    $  27,284
Inventories.....................................................      10,331       49,602      115,995      119,584       18,970
Prepaid expenses and other current assets.......................         956        8,412       20,874       13,559       15,806
Property and equipment..........................................       3,248       30,442       94,112      107,202       52,695
Intangible assets...............................................      21,079      119,493      490,011      432,219      371,606
Other assets....................................................      (1,149)      51,698        7,748        5,174       34,759
Short-term debt.................................................      (8,253)     (95,971)     (20,612)     (12,819)      (8,755)
Accounts payable................................................      (9,180)     (44,034)     (99,753)     (89,338)     (20,058)
Accrued liabilities.............................................      (3,297)     (19,719)     (52,464)     (81,506)     (13,870)
Long-term debt..................................................        (905)     (11,635)    (153,448)    (115,017)     (20,320)
Other long-term liabilities and minority interest...............        (437)      (7,751)      (1,296)      (8,262)        (357)
                                                                  -----------  -----------  -----------  -----------  -----------
        Net assets acquired.....................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------
The acquisitions were funded as follows:

Common stock....................................................   $   8,750    $  61,167    $ 155,595    $ 135,185    $ 424,118
Debt............................................................       3,000          787
Cash............................................................      15,993       89,223      345,319      323,813       33,642
                                                                  -----------  -----------  -----------  -----------  -----------
    Total.......................................................   $  27,743    $ 151,177    $ 500,914    $ 458,998    $ 457,760
                                                                  -----------  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------  -----------

Noncash transactions:

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited) the Company issued 291,671, 384,630 and 28,179 shares of common stock, respectively, to repay $2,470, $6,359 and $570 of indebtedness, respectively.

- During fiscal 1996, 1997 and the nine months ended January 24, 1998 (unaudited), the Company recorded additional paid-in capital of approximately $426, $1,250 and $2,168, respectively, related to the tax benefit on stock options exercised.

- During fiscal 1996, one Pooled Company converted $1,385 of debt to common stock.

- During fiscal 1996, one Pooled Company paid a dividend of $9,851 through the issuance of 846,638 shares of common stock

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BUSINESS ORGANIZATION

    U.S. Office Products Company ("U.S. Office Products" and the "Company") was founded in October 1994. The Company is a supplier of a broad range of office and educational products and business services to corporate, commercial, industrial and educational customers. The Company operates throughout the United States, as well as in New Zealand, Australia and Canada and, through a 49% owned affiliate, in the United Kingdom.

NOTE 2--FORMATION OF COMPANY

    Concurrent with the closing of its initial public offering in February 1995, the Company acquired four companies (the "Combined Companies") for a combination of its common stock and cash and acquired two companies in business combinations accounted for under the purchase method. Because of the substantial ongoing interest of the stockholders of the Combined Companies in U.S. Office Products, the assets and liabilities of the Combined Companies were combined on a historical cost basis. The capital stock of the Combined Companies is included in additional paid-in capital.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of U.S. Office Products, the Combined Companies and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR

    As used in these consolidated financial statements and related notes to consolidated financial statements, "fiscal 1997," "fiscal 1996" and "fiscal 1995" refer to the Company's fiscal years ended April 26, 1997 and April 30, 1996 and 1995, respectively. On August 20, 1996, the Company's Board of Directors approved a change in the Company's fiscal year-end, effective for the 1997 fiscal year, from April 30 to the last Saturday in April.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Investments in less than 50% owned entities are accounted for under the equity method. All significant intercompany transactions and accounts are eliminated in consolidation.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Substantially all goodwill is amortized on a straight line basis over estimated useful lives of 25 to 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company's wholly-owned foreign subsidiary has entered into forward foreign currency exchange contracts (the "Exchange Contracts") with counterparties to hedge the exposure of foreign currency fluctuations to the extent permissible by hedge accounting requirements. In order to qualify for hedge accounting, a foreign currency transaction must be designated as, and effective as, a hedge of a firm foreign currency commitment or an existing foreign currency denominated asset or liability. Gains and losses on Exchange Contracts designated to firm foreign currency commitments are deferred and accounted for as an adjustment to the purchase price of the asset, while gains and losses on Exchange Contracts designated

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) to an underlying asset or liability are reported as other income or loss in the Company's financial statements. The offsetting transaction loss or gain resulting from the foreign currency denominated asset or liability is also reflected in other income or loss in the Company's financial statements. At April 26, 1997, the Exchange Contracts, in the notional amount of $3,319, hedge certain foreign currency denominated firm purchase commitments. The Exchange Contracts generally have maturity dates of 60 days or less. Discounts or premiums on the Exchange Contracts are amortized over the life of the contracts.

    The Company's wholly-owned foreign subsidiary also entered into interest rate swap agreements (the "Swap Agreements") with counterparties to convert the interest rates associated with certain outstanding debt from variable rates to fixed rates. In order to qualify for hedge accounting, an interest rate swap must be designated to a specific debt and there must be a high correlation between the interest rate component of the value of the swap and changes in the variable interest rates on the underlying debt. The Swap Agreements were specifically designated and were fully correlated with changes in the variable interest rates on the underlying debt. The notional amount of the Swap Agreements was $43,000 at April 30, 1996. Amounts to be paid or received under the Swap Agreements are accrued as interest rates change and are recognized over the life of the Swap Agreements as an adjustment to interest expense. During fiscal 1997, the Swap Agreements were terminated at the time of the extinguishment of the underlying debt, resulting in a loss of $117 and was included in other income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments has been determined using the following methods and assumptions:

- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value;

- The fair values of the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003 are based on quoted market prices;

- The carrying amounts of the Company's debt, other than the 5 1/2% Convertible Subordinated Notes due 2001 and the 5 1/2% Convertible Subordinated Notes due 2003, approximate fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

INCOME TAXES

    Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings of these subsidiaries.

REVENUE RECOGNITION

    Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. The Company also leases equipment to customers under both short-term and long-term lease agreements. Revenue related to short-term leases is recognized on a monthly basis over the life of the lease. Certain long-term leases qualify as sales-type leases and, accordingly, the present value of the future lease payments is recognized as income upon delivery of the equipment to the customer.

    The Company, through its wholly-owned subsidiary Mail Boxes Etc. ("MBE"), enters into area and individual franchise agreements in the United States and master license agreements in other countries. Area franchise agreements grant the area franchisee the exclusive right to market individual franchise centers for the Company in the area franchisee's territory. The area franchisee generally receives a commission on the individual franchises sold as well as a share of the royalties earned by the Company from centers in the area franchisee's territory. Individual franchise agreements grant the individual franchisee the exclusive right to open and operate a franchise center in the individual franchisee's territory.

    Franchise fee revenue is recognized upon the completion of all significant initial services provided to the franchisee, area franchisee or master licensee and upon satisfaction of all material conditions of the franchise agreement, area franchise agreement or master license. For individual franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: the site is located, a store lease is in place, the franchise agreement has been signed, the store design and layout is complete, all manuals and systems have been provided, and training at MBE is complete. For area franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided, training is completed and a pilot center is opened. For master license agreements, the significant obligations that must be completed before any revenue is recognized are: all operating manuals are provided and training is completed. Revenue is recognized using the installment method when the revenue is collectible over an extended period and no reasonable basis exists for estimating collectibility.

    On a monthly basis, all individual franchisees are required to pay royalty and marketing fees to the Company based upon a percentage of each franchisee's sales (as defined). Such fees are recognized as revenue based upon reported or estimated sales activity by the franchisees. Revenue from sales of supplies and equipment is recognized when orders are shipped, or the lease is completed, whichever is later.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included in cost of revenues.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NON-RECURRING ACQUISITION COSTS

    Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, investment banking fees, recognition of transaction related obligations and various other acquisition related costs.

RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

ACCRUED ACQUISITION COSTS

    The Company accrues the direct external costs incurred in conjunction with the consummation of business combinations and the costs incurred to consolidate acquired operations into existing Company facilities, including the external costs and liabilities to close redundant facilities and severance and relocation costs related to the acquired entity's employees in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

ADVERTISING COSTS

    The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the Consolidated Statement of Income as a component of selling, general and administrative expenses. During fiscal 1995, 1996 and 1997, the Company incurred advertising expenses of $3,309, $7,233 and $14,355, respectively.

NET INCOME PER SHARE

    Net income per share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share."

NEW ACCOUNTING PRONOUNCEMENTS

    The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 did not have a material effect on the Company's consolidated operating results or financial position.

    The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," during fiscal 1997. Under the provisions of SFAS 123, companies can elect to account for stock-based compensation plans using a fair-value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in APB Opinion No. 25. The Company has elected to continue using the intrinsic value method to account for stock-based compensation plans. Pro forma disclosures of net

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income and net income per share, as if the fair value-based method of accounting defined in SFAS 123 has been applied, are presented in Note 15.

UNAUDITED INTERIM FINANCIAL DATA

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 24, 1998 and the results of operations and of cash flows for the nine months ended January 25, 1997 and January 24, 1998, as presented in the accompanying unaudited consolidated financial data.

NOTE 4--STRATEGIC RESTRUCTURING PLAN

    In January 1998, the Company's Board of Directors (the "Board") approved a comprehensive restructuring plan (the "Strategic Restructuring Plan"). The principal elements of the Strategic Restructuring Plan are (i) a self-tender offer by the Company (the "Equity Self-Tender") to purchase 37,037 shares of Company common stock (including shares that may be issued on exercise of stock options) at $27.00 per share and the incurrence of significant additional debt to pay a portion of the purchase price of the shares in the Equity Self Tender;
(ii) after acceptance of shares in the Equity Self Tender, the pro rata distribution to U.S. Office Products stockholders of shares of four companies (the "Spin-Off Companies") that will conduct the Company's current print management, corporate travel services, educational supplies and technology solutions businesses (the "Distributions"); and (iii) following acceptance of shares in the Equity Self Tender and the record date for the Distributions, the sale to an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("Investor") of equity interests in U.S. Office Products. In these transactions, Investor will not acquire any equity interest in the Spin-Off Companies. The Distributions are expected to be tax-free to both the Company and its stockholders (except for any cash in lieu of fractional shares received by stockholders). As part of the financing for the Strategic Restructuring Plan, the Company is expanding its bank credit facility, issuing new subordinated indebtedness and offering to repurchase or reduce the conversion price on convertible notes previously issued. The Company expects the Strategic Restructuring Plan to be completed in the second calendar quarter of 1998. The transactions are subject to a number of conditions, including financing, approval of the Company's stockholders and receipt of regulatory approvals.

DISCONTINUED OPERATIONS

    As a result of the Strategic Restructuring Plan, the Spin-Off Companies are reflected as discontinued operations for all periods presented in the Company's consolidated financial statements. The income from discontinued operations included in the consolidated statement of income represents the sum of the results

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED) of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and is summarized as follows:

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
FISCAL 1995:
  Revenues.....................................   $  139,732   $   34,569   $ 119,510    $  88,999    $  382,810
  Operating income.............................        5,571        2,905       4,479        8,199        21,154
  Income before provision for income taxes.....        3,982        2,992       1,558        8,097        16,629
  Provision for income taxes...................          317           18         218          401           954
  Income from discontinued operations,
    net of income taxes........................        3,665        2,974       1,340        7,696        15,675
FISCAL 1996:
  Revenues.....................................   $  314,999   $   45,267   $ 150,343    $ 114,293    $  624,902
  Operating income.............................       12,455        3,068       2,484        9,252        27,259
  Income (loss) before provision for (benefit
    from) income taxes.........................        6,933        2,863      (3,194)      10,631        17,233
  Provision for (benefit from) income taxes....          (33)         565         173          750         1,455
  Income (loss) from discontinued operations,
    net of income taxes........................        6,966        2,298      (3,367)       9,881        15,778

FISCAL 1997:
  Revenues.....................................   $  334,220   $   57,677   $ 191,746    $ 136,278    $  719,921
  Operating income.............................       16,426        5,668      10,295       11,198        43,587
  Income before provision for income taxes.....       11,224        5,450       6,375       10,914        33,963
  Provision for (benefit from) income taxes....        3,651        1,353      (2,034)       4,193         7,163
  Income from discontinued operations,
    net of income taxes........................        7,573        4,097       8,409        6,721        26,800

NINE MONTHS ENDED JANUARY 25, 1997
(UNAUDITED):
  Revenues.....................................   $  244,764   $   41,527   $ 159,977    $ 101,295    $  547,563
  Operating Income.............................       14,750        3,105      10,839        8,448        37,142
  Income before provision for income taxes.....       10,259        3,031       7,878        8,182        29,350
  Provision for income taxes...................        2,249          551       4,085        2,054         8,939
  Income from discontinued operations net of
    income taxes...............................        8,010        2,480       3,793        6,128        20,411

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)

                                                               CORPORATE                                TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL  TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES    SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  -----------  -----------  ------------
NINE MONTHS ENDED JANUARY 24, 1998
(UNAUDITED):
  Revenues.....................................   $  257,777   $   80,707   $ 247,880    $ 142,512    $  728,876
  Operating Income.............................       14,028        5,719      21,349       11,630        52,726
  Income before provision for income taxes.....       12,577        5,522      16,916       11,644        46,659
  Provision for income taxes...................        5,629        2,794       7,734        5,038        21,195
  Income from discontinued operations net of
    income taxes...............................        6,948        2,728       9,182        6,606        25,464

    The results of the Spin-Off Companies include allocations of interest expense, at U.S. Office Products' weighted average interest rates, based upon the average intercompany debt outstanding during the periods presented. Intercompany debt allocated to the Spin-Off Companies generally is comprised of funding provided to the Spin-Off Companies by U.S. Office Products for acquisitions and acquisition related expenses, repayments of long-term and short-term debt of acquired companies, payments of direct operating expenses of the Spin-Off Companies and the net results of daily advances and sweeps of cash by the Company to keep each Spin-Off Company's cash balance at or near zero on a daily basis. To the extent that the sum of the intercompany funding and third-party debt outstanding exceeded the amount of debt to be allocated to the Spin-Off Companies pursuant to the investment agreement with Investor, such excess amounts have been characterized as divisional equity. The results of the Spin-Off Companies do not include any allocations of corporate overhead from U.S. Office Products during the periods presented.

    The other net assets of the discontinued operations included in the Company's consolidated balance sheet represent the sum of the net assests of the Company's Print Management, Corporate Travel Services, Educational Supplies and Technology Solutions divisions for the periods presented and are summarized as follows:

                                                               CORPORATE                                 TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL   TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES     SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 30, 1996:
  Current assets...............................   $   78,071   $    6,103   $   38,557    $  25,640    $  148,371
  Property, plant and equipment, net...........       32,703        7,948        7,647        1,756        50,054
  Intangible assets, net.......................          879        5,456        7,142                     13,477
  Other assets.................................        6,029          539          777          875         8,220
  Current liabilities..........................      (56,532)      (7,402)     (42,670)     (22,344)     (128,948)
  Long-term liabilities........................      (34,065)      (6,869)     (15,766)        (800)      (57,500)
                                                 ------------  ----------  ------------  -----------  ------------
    Other net assets of discontinued
      operations...............................   $   27,085   $    5,775   $   (4,313)   $   5,127    $   33,674
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)

                                                               CORPORATE                                 TOTAL
                                                    PRINT        TRAVEL    EDUCATIONAL   TECHNOLOGY   DISCONTINUED
                                                  MANAGEMENT    SERVICES     SUPPLIES     SOLUTIONS    OPERATIONS
                                                 ------------  ----------  ------------  -----------  ------------
APRIL 26, 1997:
  Current assets...............................   $   81,310   $    6,935   $   55,709    $  30,542    $  174,496
  Property, plant and equipment, net...........       34,175        7,953       14,478        2,164        58,770
  Intangible assets, net.......................          705        7,112       20,824                     28,641
  Other assets.................................        7,807          581          359        2,005        10,752
  Current liabilities..........................      (66,413)     (11,886)     (39,712)     (20,530)     (138,541)
  Long-term liabilities........................       (7,208)      (5,218)     (35,052)      (3,218)      (50,696)
                                                 ------------  ----------  ------------  -----------  ------------
    Other net assets of discontinued
      operations...............................   $   50,376   $    5,477   $   16,606    $  10,963    $   83,422
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------
JANUARY 24, 1998 (UNAUDITED):
  Current assets...............................   $   85,326   $   22,609   $   86,676    $  64,618    $  259,229
  Property, plant and equipment, net...........       31,063       19,406       20,489        5,074        76,032
  Intangible assets, net.......................        1,995       85,525       94,651       63,891       246,062
  Other assets.................................        8,473        1,002        2,595          508        12,578
  Current liabilities..........................      (58,449)     (20,236)     (35,529)     (31,252)     (145,466)
  Long-term liabilities........................      (10,530)     (15,957)     (63,307)     (12,558)     (102,352)
                                                 ------------  ----------  ------------  -----------  ------------
    Other net assets of discontinued
      operations...............................   $   57,878   $   92,349   $  105,575    $  90,281    $  346,083
                                                 ------------  ----------  ------------  -----------  ------------
                                                 ------------  ----------  ------------  -----------  ------------

    The amounts to become receivable upon the Distributions reflected in the unaudited January 24, 1998 Consolidated Balance Sheet are expected to be recovered from the Spin-Off Companies in connection with the Distributions.

PURCHASE ACCOUNTING RESTATEMENT

    On December 24, 1997, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission which included audited supplemental consolidated financial statements (the "Supplemental Financial Statements"). The Supplemental Financial Statements gave retroactive effect to 20 fiscal 1998 business combinations, including the Mail Boxes Etc. acquisition, which were originally accounted for under the pooling-of-interests method.

    As a result of the Strategic Restructuring Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for these acquisitions (as well as two subsequent business combinations originally accounted for under the pooling-of-interests method) under the purchase method. In relation to amounts reflected in the Supplemental Financial Statements, this restatement and the reclassification of assets and liabilities for discontinued operations, as discussed above, had the combined effect of reducing the Company's reported total assets at April 26, 1997 by $267,430 and reported net income for fiscal 1995, 1996 and 1997 by $10,602 (or $0.23 per share), $14,998 (or $0.22 per share) and $17,811 (or $0.20 per share), respectively. Additionally, the restatement of the 22 business combinations as purchase transactions gave rise to approximately

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 4--STRATEGIC RESTRUCTURING PLAN (CONTINUED)
$422.8 million of goodwill, associated with both continuing and discontinued operations, during the nine months ended January 24, 1998.

NOTE 5--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1996 and 1997, the Company issued 8,440,852 and 22,108,776 shares of common stock, respectively, to acquire 14 companies (the "1996 Poolings") and 40 companies, including 25 companies related to the continuing operations (the "1997 Poolings"), respectively, in business combinations accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Certain of the Pooled Companies previously reported on fiscal years ending other than April 30, 1996 and April 26, 1997.

    Commencing on May 1, 1995 and 1996, the year-ends of the 1996 Poolings and the 1997 Poolings were changed to April 30, 1996 and April 26, 1997, respectively, resulting in adjustments to retained earnings of $2,235, $8,898 and $286 during fiscal 1995, 1996 and 1997, respectively. Following is a summary of the results related to the adjustments to retained earnings:

                                                                                     FOR THE FISCAL YEAR ENDED
                                                                                 ---------------------------------
                                                                                 APRIL 30,  APRIL 30,   APRIL 26,
                                                                                   1995        1996        1997
                                                                                 ---------  ----------  ----------
Revenues.......................................................................  $  55,126  $  245,737  $   (9,907)
Costs and expenses.............................................................     52,891     236,839     (10,193)
                                                                                 ---------  ----------  ----------
    Net adjustment.............................................................  $   2,235  $    8,898  $      286
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the separate results, in each of the periods presented, of U.S. Office Products (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                                          U.S. OFFICE      POOLED
                                                                            PRODUCTS     COMPANIES      COMBINED
                                                                          ------------  ------------  ------------
FOR THE YEAR ENDED APRIL 30, 1995:
  Revenues..............................................................  $    120,479  $    538,015  $    658,494
  Income from continuing operations before extraordinary items..........  $      1,514  $     13,978  $     15,492

FOR THE YEAR ENDED APRIL 30, 1996:
  Revenues..............................................................  $    488,670  $    572,858  $  1,061,528
  Income from continuing operations before extraordinary items..........  $      7,828  $     11,271  $     19,099

FOR THE YEAR ENDED APRIL 26, 1997:
  Revenues..............................................................  $  1,906,496  $    209,458  $  2,115,954
  Income from continuing operations before extraordinary items..........  $     27,978  $      3,960  $     31,938

FOR THE NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Revenues..............................................................  $  1,300,421  $    197,899  $  1,498,320
  Income from continuing operations before extraordinary items..........  $     19,677  $      5,716  $     25,393

FOR THE NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Revenues..............................................................  $  1,930,113  $             $  1,930,113
  Income from continuing operations before extraordinary items..........  $     37,236  $             $     37,236

PURCHASE METHOD

    In fiscal 1995, in addition to the acquisitions of the Combined Companies, the Company made six acquisitions, including five related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $29,849, consisting of $18,099 of cash, $3,000 of notes payable and 1,312,500 shares of common stock with a market value of $8,750. The total assets related to these six acquisitions were $72,192, including goodwill of $21,079. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1996, the Company made 34 acquisitions, including 31 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $206,937, consisting of $130,178 of cash, $8,141 of debt and 11,120,163 shares of common stock with a market value of $68,618. The total assets related to these 34 acquisitions were $414,113, including goodwill of $127,870. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1997, the Company made 77 acquisitions, including 71 related to continuing operations, accounted for under the purchase method for an aggregate purchase price of $520,891 consisting of $354,811 of cash, and 8,685,450 shares of common stock with a market value of $166,080. The total assets related to these 77 acquisitions were $861,647, including goodwill of $506,386. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--BUSINESS COMBINATIONS (CONTINUED)
    The following presents the unaudited pro forma results of operations of the Company for the fiscal years ended April 30, 1996 and April 26, 1997 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the Purchased Companies as if all such purchase acquisitions had been made at the beginning of fiscal 1996. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision on all earnings:

                                                                              FOR THE FISCAL YEAR ENDED
                                                                              --------------------------
                                                                               APRIL 30,     APRIL 26,
                                                                                  1996          1997
                                                                              ------------  ------------
Revenues....................................................................  $  2,413,720  $  2,496,519
Income from continuing operations before extraordinary items................        35,361        48,825
Income per share from continuing operations before extraordinary items......          0.30          0.42

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1996 or the results which may occur in the future.

EQUITY INVESTMENT IN AFFILIATE

    In November 1996, the Company acquired a 49% equity interest in Dudley Stationery Limited ("Dudley"), which is being accounted for under the equity method. Under the terms of the agreement, the Company agreed to invest approximately $80 million for working capital into Dudley over a two-year period. The Company has currently invested approximately $41.3 million of the total $80 million in Dudley which is included in other assets on the Consolidated Balance Sheet. The Company has included its share of Dudley's net income as a component of other income on the Consolidated Statement of Income.

NOTE 6--ACCRUED ACQUISITION COSTS

    In conjunction with the acquisitions of the fiscal 1997 Purchased Companies, the Company accrued the direct external costs incurred in conjunction with the consummation of the acquisitions and the costs to consolidate acquired operations into existing Company facilities, including the external costs associated with closing redundant facilities of acquired companies, and severance and relocation costs related to the acquired companies' employees.

    As of the consummation date of an acquisition, the Company begins to assess and formulate a plan to exit activities of the acquired companies. Typically, this involves evaluating the facilities of the Company and the acquired companies in the specific geographic areas, determining which of the acquired facilities will be exited and identifying employee groups that will be terminated or relocated. In most cases, the facilities are closed and the employees terminated within one year of the completion of the plan.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6--ACCRUED ACQUISITION COSTS (CONTINUED)
    The following table sets forth the Company's accrued acquisition costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                                             EMPLOYEE     DISPOSAL OF
                                               REDUNDANT    SEVERANCE &    ASSETS &
                                              FACILITIES    RELOCATION       OTHER       TOTAL
                                              -----------  -------------  -----------  ---------
Balance at April 30, 1996...................   $             $             $           $
  Additions.................................       1,593         2,484         6,712      10,789
                                              -----------       ------    -----------  ---------
Balance at April 26, 1997...................       1,593         2,484         6,712      10,789
Unaudited data:

  Additions.................................                     1,442         3,244       4,686
  Utilizations..............................        (256)         (141)       (5,400)     (5,797)
                                              -----------       ------    -----------  ---------
Balance at January 24, 1998.................   $   1,337     $   3,785     $   4,556   $   9,678
                                              -----------       ------    -----------  ---------
                                              -----------       ------    -----------  ---------

NOTE 7--RESTRUCTURING COSTS

    The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs for the periods ended April 30, 1996, April 26, 1997 and January 24, 1998:

                                             FACILITY       SEVERANCE    OTHER ASSET
                                            CLOSURE AND        AND       WRITE- DOWNS
                                           CONSOLIDATION  TERMINATIONS    AND COSTS     TOTAL
                                           -------------  -------------  -----------  ---------
Balance at April 30 1995:
  Additions..............................                                 $     682   $     682
  Utilizations...........................                                      (682)       (682)
                                                ------          -----    -----------  ---------

Balance at April 30, 1996................
  Additions..............................        1,337            308         2,556       4,201
  Utilizations...........................         (302)          (229)       (2,150)     (2,681)
                                                ------          -----    -----------  ---------

Balance at April 26, 1997................        1,035             79           406       1,520
Unaudited data:
  Utilizations...........................         (937)           (79)         (348)     (1,364)
                                                ------          -----    -----------  ---------

Balance at January 24, 1998..............    $      98      $             $      58   $     156
                                                ------          -----    -----------  ---------
                                                ------          -----    -----------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                  APRIL 30,   APRIL 26,
                                                                                    1996         1997
                                                                                 -----------  ----------
Land...........................................................................  $     4,878  $   31,934
Buildings......................................................................       32,140      44,814
Furniture and fixtures.........................................................       42,340     121,701
Warehouse equipment............................................................       23,290      24,726
Equipment under capital leases.................................................        7,308       8,602
Leasehold improvements.........................................................        8,653      16,107
                                                                                 -----------  ----------
                                                                                     118,609     247,884
Less: Accumulated depreciation.................................................      (41,080)    (65,251)
                                                                                 -----------  ----------
Net property and equipment.....................................................  $    77,529  $  182,633
                                                                                 -----------  ----------
                                                                                 -----------  ----------

    Depreciation expense for fiscal years 1995, 1996 and 1997 was $4,906, $7,926 and $20,699, respectively.

NOTE 9--INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                                   APRIL 30,   APRIL 26,   JANUARY 24,
                                                                      1996        1997         1998
                                                                   ----------  ----------  ------------
                                                                                           (UNAUDITED)
Goodwill.........................................................  $  136,338  $  625,074   $  928,365
Other............................................................       2,549       3,063        3,915
                                                                   ----------  ----------  ------------
                                                                      138,887     628,137      932,280
Less: Accumulated amortization...................................      (3,747)    (16,663)     (28,558)
                                                                   ----------  ----------  ------------
                                                                   $  135,140  $  611,474   $  903,722
                                                                   ----------  ----------  ------------
                                                                   ----------  ----------  ------------

    Amortization expense for fiscal years 1995, 1996, 1997 and the nine months ended January 24, 1998 was $801, $2,711, $12,416 and $13,830, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Credit facilities with banks, average interest rates of 7.6% at April 26, 1997 and
          7.8% at April 30, 1996..........................................................  $    1,020  $  140,090
        Annual renewal loans provided by banks and other financial institutions of foreign subsidiary secured by lease receivables of foreign subsidiary.  Interest rates
          ranging from 7.8% to 10.2% at April 30, 1996....................................      67,660
        Bank lines of credit of foreign subsidiary operations secured by assets of those
          operations.  Interest rates ranging from 9.2% to 9.8% at April 30, 1996.........      12,731
        Other.............................................................................       4,749       1,367
        Current maturities of long-term debt..............................................       8,014       2,668
                                                                                            ----------  ----------
              Total short-term debt.......................................................  $   94,174  $  144,125
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The Company currently has an agreement under which a syndicate of financial institutions, led by Bankers Trust Company, as Agent (the "Bank"), is providing the Company with a $500 million credit facility (the "Credit Facility") bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sublimits including $100 million for working capital loans and $400 million for acquisition loans. The Credit Facility is secured by a majority of the assets of the Company and its subsidiaries and contains customary covenants, including financial covenants with respect to the Company's consolidated leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy. The Company was in compliance with or obtained waivers relating to these covenants at April 26, 1997. At April 26, 1997, the balance outstanding under the Credit Facility was $140,090 and included five eurodollar contracts, expiring within 30 days, totaling $105,000 at an average interest rate of 7.2%.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            APRIL 30,   APRIL 26,
                                                                                               1996        1997
                                                                                            ----------  ----------
        Convertible Subordinated Notes due 2003, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $31.60 per share, subject to adjustment in certain events.......................              $  230,000
        Convertible Subordinated Notes due 2001, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of
          $19.00 per share, subject to adjustment in certain events.......................  $  143,750     143,750
        Notes payable, secured by certain assets of the Company, interest rates ranging
          from 8.0% to 10.0%, maturities from October 1996 through 2003...................      13,384
        Other.............................................................................      22,370       3,610
        Capital lease obligations.........................................................       4,740       5,517
                                                                                            ----------  ----------
                                                                                               184,244     382,877
        Less: Current maturities of long-term debt........................................      (8,014)     (2,668)
                                                                                            ----------  ----------
              Total long-term debt........................................................  $  176,230  $  380,209
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The 2003 Notes are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after May 22, 1998, but may not be redeemed prior to May 15, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2003 Notes are included in other assets and are being amortized over the seven year period of maturity. The fair value of the 2003 Notes at April 26, 1997, based upon quoted market prices, totaled $184,000.

    The 2001 Notes are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after February 3, 1998, but may not be redeemed prior to February 2, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the 2001 Notes are included in other assets and are being amortized over the five year period of maturity. The fair value of the 2001 Notes at April 26, 1997, based upon quoted market prices, totaled $147,344.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--CREDIT FACILITIES (CONTINUED)
MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1998..............................................................  $   2,668
1999..............................................................      2,211
2000..............................................................      1,524
2001..............................................................    144,436
2002..............................................................        219
Thereafter........................................................    231,819
                                                                    ---------
                                                                    $ 382,877
                                                                    ---------
                                                                    ---------

NOTE 11--INCOME TAXES

    Domestic and foreign income from continuing operations before provision for income taxes and extraordinary items consist of the following:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Domestic.........................................................................  $  16,099  $  22,139  $  38,024
Foreign..........................................................................      2,193      2,992     21,853
                                                                                   ---------  ---------  ---------
      Total......................................................................  $  18,292  $  25,131  $  59,877
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The provision for income taxes consists of:

                                                                                      FOR THE FISCAL YEAR ENDED
                                                                                   -------------------------------
                                                                                   APRIL 30,  APRIL 30,  APRIL 26,
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Income taxes currently payable:
    Federal......................................................................  $   2,126  $   4,632  $  18,776
    State........................................................................        232        351      1,987
    Foreign......................................................................        809      1,245      8,211
                                                                                   ---------  ---------  ---------
                                                                                       3,167      6,228     28,974
                                                                                   ---------  ---------  ---------
Deferred income tax expense (benefit)............................................       (367)      (196)    (1,035)
                                                                                   ---------  ---------  ---------
      Total provision for income taxes...........................................  $   2,800  $   6,032  $  27,939
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    Deferred taxes are comprised of the following:

                                                                                               APRIL 30,  APRIL 26,
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current deferred tax assets:
  Inventory..................................................................................  $   1,386  $     708
  Allowance for doubtful accounts............................................................      1,325      1,253
  Accrued liabilities........................................................................      2,971      6,091
                                                                                               ---------  ---------
      Total current deferred tax assets......................................................      5,682      8,052
                                                                                               ---------  ---------

Long-term deferred tax liabilities:
  Property and equipment.....................................................................     (4,457)    (2,357)
  Intangible assets..........................................................................     (1,063)      (961)
  Internal Revenue Service tax assessment....................................................     (3,383)    (3,383)
  Other......................................................................................      2,717      4,243
                                                                                               ---------  ---------
    Total long-term deferred tax liabilities.................................................     (6,186)    (2,458)
                                                                                               ---------  ---------
    Net deferred tax asset (liability).......................................................  $    (504) $   5,594
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The Internal Revenue Service ("IRS") tax assessment relates to the deferral of a gain on the sale of land and a building by a subsidiary of the Company. The IRS has determined that a portion of the gain recorded by the subsidiary does not qualify for deferral and has assessed the Company additional taxes. The subsidiary has recorded a deferred tax liability, including interest, as a result of the assessment. The Company has filed an appeal with the IRS relating to the above assessment; however, the IRS has not yet responded to the appeal.

    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                                           FOR THE FISCAL YEAR ENDED
                                                                                     -------------------------------------
                                                                                      APRIL 30,    APRIL 30,    APRIL 26,
                                                                                        1995         1996         1997
                                                                                     -----------  -----------  -----------
U.S. federal statutory rate........................................................         35.0%        35.0%        35.0%
State income taxes, net of federal income tax benefit..............................          1.3          1.4          3.3
Subchapter S corporation income not subject to
  corporate level taxation.........................................................        (27.2)       (26.1)        (3.3)
Foreign earnings not subject to U.S. taxes.........................................         (4.2)        (4.1)       (12.8)
Nondeductible goodwill.............................................................          2.7          3.7          4.9
Nondeductible acquisition costs....................................................                       8.4          4.7
Foreign taxes......................................................................          4.4          4.9         13.7
Other..............................................................................          3.3          0.8          1.2
                                                                                     -----------  -----------  -----------
Effective income tax rate..........................................................         15.3%        24.0%        46.7%
                                                                                     -----------  -----------  -----------
                                                                                     -----------  -----------  -----------

    Certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11--INCOME TAXES (CONTINUED)
    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                                                                  FOR THE FISCAL
                                                                                                    YEAR ENDED
                                                                                                 -----------------
                                                                                                     APRIL 26,
                                                                                                       1997
                                                                                                 -----------------
Income from continuing operations before extraordinary items per consolidated statement of
  income.......................................................................................      $  31,938
Pro forma income tax provision adjustment......................................................          1,976
                                                                                                       -------
Pro forma income from continuing operations before extraordinary items.........................      $  29,962
                                                                                                       -------
                                                                                                       -------

NOTE 12--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                          CAPITAL   OPERATING
                                                                          LEASES      LEASES
                                                                         ---------  ----------
1998...................................................................  $     953  $   46,645
1999...................................................................      1,662      38,434
2000...................................................................      1,055      30,700
2001...................................................................        697      20,514
2002...................................................................        470      15,458
Thereafter.............................................................      3,433      53,778
                                                                         ---------  ----------
Total minimum lease payments...........................................      8,270  $  205,529
                                                                                    ----------
                                                                                    ----------
Less: Amounts representing interest....................................     (2,753)
                                                                         ---------
Present value of net minimum lease payments............................  $   5,517
                                                                         ---------
                                                                         ---------

    Rent expense for all operating leases for fiscal 1995, 1996 and 1997 was $12,587, $19,023 and $40,183, respectively.

NOTE 13--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 30, 1996 or April 26, 1997 related to these agreements.

NOTE 14--EMPLOYEE BENEFIT PLANS

    Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue
Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service. In fiscal 1997, the Company's matching contribution expense was $1,195.

    Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For fiscal 1995, 1996 and 1997, the subsidiaries incurred expenses totaling $2,023, $2,138 and $1,398, respectively, related to these plans.

NOTE 15--STOCKHOLDERS' EQUITY

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires the dual presentation of basic and diluted EPS on the face of the statement of income. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company has adopted SFAS No. 128 during the nine months ended January 24, 1998 and has restated all prior period EPS data. The following information presents the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's computations of basic and diluted EPS from continuing operations before extraordinary items for the periods presented in the consolidated statement of income.

                                                                              INCOME        SHARES        PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                                           ------------  -------------  -------------
FISCAL 1995:
  Basic EPS..............................................................   $   15,492        45,562      $     .34
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        142
                                                                           ------------  -------------
  Diluted EPS............................................................   $   15,492        45,704      $     .34
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1996:
  Basic EPS..............................................................   $   19,099        67,545      $     .28
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                        829
                                                                           ------------  -------------
  Diluted EPS............................................................   $   19,099        68,374      $     .28
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
FISCAL 1997:
  Basic EPS..............................................................   $   31,938        90,026      $     .35
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,735
                                                                           ------------  -------------
  Diluted EPS............................................................   $   31,938        91,761      $     .35
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 25, 1997 (UNAUDITED):
  Basic EPS..............................................................   $   25,393        85,978      $     .30
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      1,846
                                                                           ------------  -------------
  Diluted EPS............................................................   $   25,393        87,824      $     .29
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---
NINE MONTHS ENDED JANUARY 24, 1998 (UNAUDITED):
  Basic EPS..............................................................   $   37,236       114,758      $     .32
                                                                                                                ---
                                                                                                                ---
  Effect of dilutive employee stock options..............................                      2,427
                                                                           ------------  -------------
  Diluted EPS............................................................   $   37,236       117,185      $     .32
                                                                           ------------  -------------          ---
                                                                           ------------  -------------          ---

    The Company had additional employee stock options and two series of convertible debt securities outstanding during the periods presented that were not included in the computation of diluted EPS because they were anti-dilutive.

COMMON STOCK

    In November 1994, the Board of Directors of the Company approved a one thousand-for-one split of the Company's common stock and changed the par value of common stock from $1 per share to $.001 per share. The consolidated financial statements have been adjusted to reflect the stock split. In February 1996, the Company's stockholders approved the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares. In August 1996, the Company's stockholders approved the amendment to the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
Company's Restated Certified of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 500,000,000.

    In October 1997, the Board of Directors of the Company approved a three for two split of the Company's common stock. The financial statements give retroactive effect for the split for all periods presented.

STOCK COMPENSATION PLANS

    In October 1994, the Board of Directors and the Company's stockholders approved the Company's 1994 Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to provide officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. The maximum number of options to purchase common stock granted in any calendar or fiscal year under the Plan, as amended, is equal to 20% of the aggregate number of shares of the Company's common stock outstanding at the time an award is granted, less, in each case, the number of shares subject to previously outstanding awards under the Plan.

    In August 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"). The purpose of the Directors' Plan is to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors' interests more closely with the interests of stockholders of the Company. A total of 750,000 shares of common stock has been reserved for issuance under the Directors' Plan. At April 26, 1997, options to acquire 108,000 shares of common stock have been granted under the Directors' Plan.

    The Company applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense has been recognized for stock options granted. Had compensation cost for the Company's stock options been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company's net income and net income per share would have been impacted as indicated in the following table. The pro forma results shown below reflect only the impact of options granted in fiscal 1996 and 1997.

                                                                    FOR THE FISCAL YEAR
                                                                           ENDED
                                                                    --------------------
                                                                    APRIL 30,  APRIL 26,
                                                                      1996       1997
                                                                    ---------  ---------
Income from continuing operations:
  As reported.....................................................  $  18,398  $  30,488
  Pro forma.......................................................     16,339     17,842

Income from continuing operations per share:
  As reported:
    Basic.........................................................  $    0.27  $    0.33
    Diluted.......................................................       0.27       0.33
  Pro forma:
    Basic.........................................................  $    0.24  $    0.20
    Diluted.......................................................       0.24       0.19

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                             1996       1997
                                                                           ---------  ---------
Expected life of option..................................................    7 years    7 years
Risk free interest rate..................................................      6.58%      6.66%
Expected volatility of USOP stock........................................      58.5%      44.0%

    The weighted-average fair value of options granted was $12.44 and $17.06 for fiscal 1996 and 1997, respectively.

    A summary of option transactions follows:

                                                     WEIGHTED-                    WEIGHTED-
                                                      AVERAGE                      AVERAGE
                                                     EXERCISE       OPTIONS       EXERCISE
                                       OPTIONS         PRICE      EXERCISABLE       PRICE
                                     ------------  -------------  ------------  -------------
Balance at April 30, 1994..........       125,498    $    0.45         125,498    $    0.45
  Granted..........................       944,250         5.95
  Canceled.........................       (10,500)        6.67
                                     ------------

Balance at April 30, 1995..........     1,059,248         5.29         177,998         1.89
  Granted..........................     4,146,886        12.55
  Exercised........................       (95,025)        6.25
  Canceled.........................       (24,300)        8.47
                                     ------------

Balance at April 30, 1996..........     5,086,809        11.18         324,798         3.77
  Granted..........................     6,729,165        20.41
  Exercised........................      (197,744)        8.39
  Canceled.........................       (73,444)       12.65
                                     ------------
Balance at April 26, 1997..........    11,544,786    $   16.60       1,598,228    $   10.10
                                     ------------
                                     ------------

    The following table summarizes information about stock options outstanding at April 26, 1997:

                                                WEIGHTED-
                                                 AVERAGE     WEIGHTED-                WEIGHTED-
                                                REMAINING     AVERAGE                  AVERAGE
                                               CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
RANGE OF EXERCISE PRICES           OPTIONS        LIFE         PRICE     EXERCISABLE    PRICE
-------------------------------  ------------  -----------  -----------  ----------  -----------
$0.45 to $6.67.................       884,498   7.2 years    $    5.09      476,630   $    4.32
$6.68 to $13.33................     2,660,398   7.9 years         9.33      702,303        9.70
$13.34 to $20.00...............     4,234,986   9.3 years        17.55      313,866       16.25
$20.01 to $26.67...............     3,737,004   9.3 years        23.27      105,429       20.65
$26.68 to $29.92...............        27,900   9.1 years        28.13
                                 ------------                            ----------
$0.45 to $29.92................    11,544,786   8.7 years    $   16.60    1,598,228   $   10.10
                                 ------------                            ----------
                                 ------------                            ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 15--STOCKHOLDERS' EQUITY (CONTINUED)
    The options outstanding information includes 125,498, 58,802 and 343,488 options to acquire common stock at exercise prices of $.45, $10.59 and $10.70, respectively, which were granted at certain Pooled Companies prior to their respective acquisitions by the Company.

    Non-qualified options granted to employees are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire ten years from the date of grant.

NOTE 16--SEGMENT REPORTING

GEOGRAPHIC SEGMENTS

    The following table sets forth information as to the Company's operations in its different geographic segments:

                                                                    NEW ZEALAND
                                                         NORTH          AND
                                                        AMERICA      AUSTRALIA       TOTAL
                                                      ------------  ------------  ------------
FISCAL 1995:
  Revenues..........................................  $    629,920   $   28,574   $    658,494
  Operating income..................................        18,133        1,429         19,562
  Identifiable assets of continuing operations at
    year-end........................................       220,878        5,512        226,390

FISCAL 1996:
  Revenues..........................................  $    984,387   $   77,141   $  1,061,528
  Operating income..................................        25,540        3,533         29,073
  Identifiable assets of continuing operations at
    year-end........................................       584,170      188,134        772,304

FISCAL 1997:
  Revenues..........................................  $  1,415,161   $  700,793   $  2,115,954
  Operating income..................................        56,126       28,708         84,834
  Identifiable assets of continuing operations at
    year-end........................................       782,615      753,254      1,535,869

    The amounts listed above as identifiable assets of continuing operations at year-end differ from the total asset amounts presented on the Consolidated Balance Sheet since net assets of discontinued operations of $33,514, $33,674 and $171,122 at April 30, 1995 and 1996 and April 26, 1997, respectively, were excluded from the above analysis but are included in total assets on the Company's Consolidated Balance Sheet.

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following presents certain unaudited quarterly financial data. The amounts differ from the amounts previously reported during fiscal 1996 and 1997 in the Company's Quarterly Reports on Form 10-Q as a result of the restatement of the financial statements to give retroactive effect to the results of the

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED) companies acquired during fiscal 1996 and 1997 in business combinations accounted for under the pooling-of-interests method and as a result of the reporting of the results of Spin-Off Companies as discontinued operations.

                                                                       FISCAL 1996 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 205,940    $ 246,956    $ 268,645   $  339,987  $  1,061,528
Gross profit....................................      50,976       60,487       66,742       93,887       272,092
Operating income................................       1,484        6,666        8,115       12,808        29,073
Income from continuing operations before
  extraordinary items...........................       1,460        4,629        5,789        7,221        19,099
Income (loss) from discontinued operations......       3,387        5,550        7,727         (886)       15,778
Net income......................................       4,847       10,179       13,516        5,634        34,176

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.24
    Net income..................................        0.08         0.15         0.20         0.07          0.51
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.02         0.07         0.09         0.09          0.28
    Income (loss) from discontinued
      operations................................        0.06         0.08         0.11        (0.01)         0.23
    Net income..................................        0.08         0.15         0.20         0.07          0.50

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FISCAL 1997 QUARTERS
                                                  ---------------------------------------------------------------
                                                     FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                  -----------  -----------  -----------  ----------  ------------
Revenues........................................   $ 364,195    $ 537,334    $ 596,791   $  617,634  $  2,115,954
Gross profit....................................      98,299      153,284      169,329      176,755       597,667
Operating income................................      12,909       22,473       25,668       23,784        84,834
Income from continuing operations before
  extraordinary items...........................       6,855        9,771        8,767        6,545        31,938
Income from discontinued operations.............       9,475        8,933        2,003        6,389        26,800
Net income......................................      16,330       18,092       10,770       12,096        57,288

Per share amounts:
  Basic:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.31
    Net income..................................        0.20         0.21         0.12         0.12          0.64
  Diluted:
    Income from continuing operations before
      extraordinary items.......................        0.08         0.11         0.10         0.06          0.35
    Income from discontinued operations.........        0.12         0.10         0.02         0.06          0.29
    Net income..................................        0.20         0.20         0.12         0.12          0.62
Pro forma income from continuing operations
  before extraordinary items (see Note 11)......       6,431        9,166        8,225        6,140        29,962
Pro forma basic income per share from continuing
  operations before extraordinary item..........        0.08         0.11         0.09         0.06          0.33
Pro forma diluted income per share from
  continuing operations before extraordinary
  item..........................................        0.08         0.10         0.09         0.06          0.33

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED)

    In January 1998, U.S. Office Products announced its intention to complete the Strategic Restructuring Plan described in Note 4. In addition, subsequent to April 26, 1997 and through March 9, 1998, the Company has completed 42 business combinations related to continuing operations for an aggregate purchase price of $502.3 million, consisting of approximately $79.8 million of cash and 20.4 million shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $422.5 million. In addition, on December 22, 1997, U.S. Office Products made an additional equity investment of $40.8 million in Dudley Stationery Limited, its 49% owned independent office products dealer in the United Kingdom, to fund additional acquisitions at Dudley.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1997 as if the Strategic Restructuring Plan and the acquisitions described above had been consummated as of

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 18--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect (i) substantially higher amortization expenses as compared to prior periods (as a result of reclassifying 12 business combinations as purchase acquisitions (including the Company's acquisition of Mail Boxes Etc.), rather than under the pooling-of-interests method, as the Company had expected when it completed those acquisitions); (ii) substantially higher interest expense, as a result of increased borrowing that the Company expects to incur to help finance the cost of the Tender Offer; and (iii) higher effective income tax rates, due to increased non-deductible goodwill expense and the Company's inability to acquire subchapter S corporations in pooling-of-interests transactions:

                                                           FISCAL YEAR
                                                              ENDED        NINE MONTHS ENDED
                                                          APRIL 26, 1997    JANUARY 24, 1998
                                                         ----------------  ------------------
Revenues...............................................    $  2,794,009       $  2,070,655
Income from continuing operations before extraordinary
  items................................................           11,332            11,186
Basic income per share from continuing operations
  before extraordinary items...........................             0.08               0.08
Diluted income per share from continuing operations
  before extraordinary items...........................             0.08               0.08

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

    On April 14, 1998, a stockholder purporting to represent a class composed of all U.S. Office Products' stockholders filed an action in the Delaware Chancery Court. The action claims that the Directors breached their fiduciary duty to the stockholders of U.S. Office Products by changing the terms of the Equity-Self Tender to include employee stock options. The complaint seeks injunctive relief, damages and attorneys fees. The Company believes that this lawsuit is without merit and intends to vigorously contest it.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
Mail Boxes Etc.

    We have audited the accompanying consolidated balance sheets of Mail Boxes Etc. as of April 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mail Boxes Etc. at April 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                               /s/ ERNST & YOUNG LLP
                                               --------------------------------------------
                                               Ernst & Young LLP

San Diego, California
June 6, 1997

                                MAIL BOXES ETC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                               FISCAL YEARS ENDED
                                                                                                                   APRIL 30,
                                                                                                              --------------------
                                                                                                                1997       1996
                                                                                                              ---------  ---------
                                                              ASSETS
Current Assets:
  Cash and cash equivalents.................................................................................  $   3,992  $   1,416
  Restricted cash--franchisee deposits......................................................................      1,613      2,073
  Short-term investments....................................................................................     27,342     21,825
  Accounts receivable, net of allowance for doubtful accounts of $1,334 and $1,507, at April 30, 1997 and
    1996, respectively......................................................................................      6,547      6,799
  Receivable from National Media Fund.......................................................................        250        770
  Inventories...............................................................................................        447        544
  Current portion of notes receivable.......................................................................      6,048      6,756
  Current portion of net investment in sales-type leases....................................................      2,322      2,414
  Deferred income taxes.....................................................................................      1,272      1,846
  Re-acquired area and center rights held for resale........................................................        629        638
  Other.....................................................................................................      1,394      1,063
                                                                                                              ---------  ---------
      Total current assets..................................................................................     51,856     46,144

  Notes receivable, net.....................................................................................     12,977     10,831
  Net investment in sales-type leases.......................................................................      6,067      7,518
  Property and equipment:
    Land....................................................................................................      1,200      1,200
    Building and improvements...............................................................................      5,076      4,201
    Office furniture and equipment..........................................................................      4,307      4,018
    Vehicles................................................................................................        209        209
                                                                                                              ---------  ---------
      Total property and equipment..........................................................................     10,792      9,628
    Less accumulated depreciation and amortization..........................................................      4,831      4,247
                                                                                                              ---------  ---------
    Net property and equipment..............................................................................      5,961      5,381
  Excess of cost over assets acquired, net of accumulated amortization of $607 and $549 at April 30, 1997
    and 1996, respectively..................................................................................        383        441
  Re-acquired area rights, net of accumulated amortization of $511 and $240 at April 30, 1997 and 1996,
    respectively............................................................................................      6,443      3,240
  Deferred income taxes.....................................................................................      1,249      1,307
  Other assets..............................................................................................        739        904
                                                                                                              ---------  ---------
      Total Assets..........................................................................................  $  85,675  $  75,766
                                                                                                              ---------  ---------
                                                                                                              ---------  ---------

                                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................................................................  $   1,363  $   2,096
  Franchisee deposits.......................................................................................      2,097      2,619
  Royalties, referrals and commissions payable..............................................................      1,760      2,515
  Accrued employee expenses and related taxes...............................................................      2,390      1,963
  Other accrued expenses....................................................................................      1,550      2,012
  Income taxes payable......................................................................................        769        838
  Current maturities of long term debt......................................................................        692        958
                                                                                                              ---------  ---------
      Total current liabilities.............................................................................     10,621     13,001

Long-term debt, net of current maturities...................................................................      3,916      1,402
Commitments and contingencies...............................................................................
Shareholders' equity:
  Preferred stock, no par value, 10,000,000 shares authorized, with none issued and outstanding.............
  Common stock, no par value, 40,000,000 shares authorized, with 11,300,273 and 11,139,698 shares issued and
    outstanding at April 30, 1997 and 1996, respectively....................................................     16,728     14,944
  Retained earnings.........................................................................................     54,410     46,419
                                                                                                              ---------  ---------
      Total shareholders' equity............................................................................     71,138     61,363
                                                                                                              ---------  ---------
      Total liabilities and shareholders' equity............................................................  $  85,675  $  75,766
                                                                                                              ---------  ---------
                                                                                                              ---------  ---------

                            See accompanying notes.

                                MAIL BOXES ETC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    FISCAL YEARS ENDED APRIL 30,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Revenues:
  Royalty and marketing fees.....................................................  $  35,254  $  30,947  $  24,673
  Franchise fees.................................................................      9,915      8,557      8,670
  Sales of supplies and equipment................................................     12,775     10,839     10,020
  Interest income on leases and other............................................      8,687      6,975      5,424
  Company centers................................................................      1,206      1,789      1,564
                                                                                   ---------  ---------  ---------
    Total Revenues...............................................................     67,837     59,107     50,351

Cost and expenses:
  Franchise operations...........................................................     18,463     14,881     12,506
  Franchise development..........................................................      6,383      5,883      5,090
  Cost of supplies and equipment sold............................................      9,585      8,465      7,915
  Marketing......................................................................      6,219      4,068      4,630
  General and administrative.....................................................      9,060     10,293      7,878
  Company centers................................................................      1,265      1,842      1,598
  Litigation settlement expenses.................................................      5,000
                                                                                   ---------  ---------  ---------
    Total cost and expenses......................................................     55,975     45,432     39,617
                                                                                   ---------  ---------  ---------

Operating income.................................................................     11,862     13,675     10,734
Interest on investments and other................................................        963        674        447
                                                                                   ---------  ---------  ---------
Income before provision for income taxes.........................................     12,825     14,349     11,181
Provision for income taxes.......................................................      4,834      5,620      4,411
                                                                                   ---------  ---------  ---------
    Net income...................................................................  $   7,991  $   8,729  $   6,770
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Net income per common share......................................................  $    0.68  $    0.77  $    0.60
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Weighted average common and common equivalent shares outstanding.................     11,780     11,403     11,357
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            See accompanying notes.

                                MAIL BOXES ETC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                             COMMON STOCK
                                                                         --------------------  RETAINED
                                                                          SHARES     AMOUNT    EARNINGS     TOTAL
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1994................................................     11,569  $  19,195  $  30,920  $  50,115
Exercise of employee stock options and other...........................        146        928                   928
Common stock repurchased...............................................       (657)    (5,681)               (5,681)
Income tax benefit from stock option activity..........................                    13                    13
Net income.............................................................                            6,770      6,770
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1995................................................     11,058     14,455     37,690     52,145
                                                                         ---------  ---------  ---------  ---------
Exercise of employee stock options and other...........................        221      2,135                 2,135
Common stock repurchased...............................................       (140)    (1,922)               (1,922)
Income tax benefit from stock option activity..........................                   276                   276
Net income.............................................................                            8,729      8,729
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1996................................................     11,139     14,944     46,419     61,363
                                                                         ---------  ---------  ---------  ---------
Exercise of employee stock options and other...........................        180      1,590                 1,590
Common stock repurchased...............................................        (19)      (410)                 (410)
Income tax benefit from stock option activity..........................                   604                   604
Net income.............................................................                            7,991      7,991
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1997................................................     11,300  $  16,728  $  54,410  $  71,138
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                            See accompanying notes.

                                MAIL BOXES ETC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FISCAL YEARS ENDED APRIL 30,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Operating Activities:
  Net income........................................................................  $   7,991  $   8,729  $   6,770
  Adjustments to reconcile net income to net cash provided from operating activities:
    Depreciation and amortization...................................................      1,046      1,030      1,024
    Gain on sale of equipment under sales type lease agreements.....................       (429)      (558)      (681)
    Increase (decrease) in allowance for doubtful accounts..........................       (530)       880      1,236
    Loss (gain) on disposal of property and equipment...............................         (7)         4        122
    Deferred income taxes...........................................................        632     (1,054)    (1,023)
Changes in assets and liabilities:
    Restricted cash.................................................................        460       (459)      (252)
    Accounts and notes receivable...................................................       (760)    (1,049)    (7,386)
    Receivable from National Media Fund.............................................        520        830     (1,600)
    Assets leased to franchisees and inventories....................................     (1,338)    (1,235)    (1,999)
    Re-acquired area and center rights held for resale..............................        109        378        261
    Other current assets............................................................       (331)       (58)       421
    Other assets....................................................................        (38)       152        173
    Accounts payable................................................................       (733)       945        419
    Franchisee deposits.............................................................       (522)       466        747
    Royalties, referrals and commissions payable....................................       (755)        66        610
    Accrued employee expenses and related taxes.....................................        427        500        697
    Other accrued expenses..........................................................       (369)       838        821
    Income taxes payable............................................................        535        397        730
                                                                                      ---------  ---------  ---------
      Net cash flows provided from operating activities.............................      5,908     10,802      1,090
Investing Activities:
    Net change in short-term investments............................................     (5,517)   (11,773)       389
    Additions to property and equipment.............................................     (1,292)      (472)      (477)
    Principal payments received on sales-type leases................................      3,407      3,628      3,223
    Re-acquired area rights.........................................................       (439)      (185)      (887)
                                                                                      ---------  ---------  ---------
    Net cash flows provided from (used in) investing activities.....................     (3,841)    (8,802)     2,248
Financing Activities:
    Borrowing under line of credit..................................................      1,630      3,720      3,800
    Repayments under line of credit.................................................     (2,150)    (4,550)    (2,200)
    Repayments on notes payable.....................................................       (354)      (146)       (54)
    Repurchase of common stock......................................................       (410)    (1,922)    (5,681)
    Proceeds from the issuance of common stock......................................      1,793      1,923        937
                                                                                      ---------  ---------  ---------
    Net cash flows provided from (used in) financing activities.....................        509       (975)    (3,198)
                                                                                      ---------  ---------  ---------
Increase in cash and cash equivalents...............................................      2,576      1,025        140
Cash and cash equivalents at beginning of year......................................      1,416        391        251
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of year............................................  $   3,992  $   1,416  $     391
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental Disclosures of Cash Flow Information:
    Cash paid during the year for Income taxes......................................  $   3,762  $   6,348  $   5,479

                                MAIL BOXES ETC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS) (CONTINUED)

                                                                                       FISCAL YEARS ENDED APRIL 30,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Interest expense....................................................................  $     261  $     155  $      98
Supplemental Schedule of Non-Cash Activities:
    Equipment sold under sales-type leases..........................................  $   1,864  $   2,232  $   2,724
    Cost of equipment sold under sales-type leases..................................  $   1,435  $   1,674  $   2,043
    Notes payable issued in connection with re-acquired area rights.................  $   3,123  $     185  $   1,495
    Accounts and notes forgiven in connection with re-acquired area rights..........  $     104             $     468
    Exchange of area rights.........................................................                        $     260

                            See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Mail Boxes Etc. ("MBE" or "the Company") was incorporated in November 1983 as a California corporation. It operates domestically through one wholly-owned subsidiary, Mail Boxes Etc. USA, Inc. This subsidiary grants territorial franchise rights for the operation or sale of service centers specializing in postal, packaging, business and communication services. The purchase price paid by the Company to acquire this subsidiary exceeded the subsidiary's net assets by $0.9 million; the excess is being amortized on the straight-line method over 20 years.

    The Company acquired a majority interest in the master license for the United Kingdom during FY96. During FY97 MBE acquired the remaining interest in the United Kingdom and operated this entity as a wholly-owned subsidiary, MBE-UK. All accounts of this foreign subsidiary have been measured using U.S. dollars as the functional currency. The gains and losses arising from the measurement of the foreign subsidiary's account have not been significant. At the end of FY97, the MBE Master License for the United Kingdom was sold to a group comprised of the individual principal owners of the MBE Master License for Canada and several other MBE Area and Individual Franchisees.

    The Company provides franchisees with a system of business training, advice regarding site location, marketing, advertising programs and management support designed to assist the franchisee in opening and operating MBE Centers.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION

    The Company enters into area and individual franchise agreements in the United States and master license agreements in other countries.

    Area franchise agreements grant the area franchisee the exclusive right to market individual franchise centers for the Company in the area franchisee's territory. The area franchisee generally receives a commission on individual franchises sold as well as a share of future royalties earned by the Company from centers in the area franchisee's territory. Individual franchise agreements grant the individual franchisee the exclusive right to open and operate a franchise center in the individual franchisee's territory.

    Franchise fee revenue is recognized upon completion of all significant initial services provided to the franchisee, area franchisee or master licensee and upon satisfaction of all material conditions of the franchise agreement, area franchise agreement or master license. For individual franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: the site is located, a store lease is in place, the franchise agreement has been signed, the store design and layout is complete, all manuals and systems have been provided, and training at MBE is completed. For area franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided, training is completed and a pilot center is opened. For master license agreements, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided and training is completed.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Revenue is recognized using the installment method when the revenue is collectable over an extended period and no reasonable basis exists for estimating collectability.

    On a monthly basis, all individual franchisees are required to pay royalty and marketing fees to the Company based upon a percentage of each franchisee's sales (as defined). Such fees are recognized as revenue based upon reported or estimated sales activity by the franchisees. Revenue from sales of supplies and equipment is recognized when orders are shipped, or the lease is completed, whichever is later.

    In FY95, the National Media Fund was created to administer national advertising programs. The National Media Fund is managed by a committee of area franchisees, individual franchisees and MBE. Certain advertising fees, based on franchisees' sales (as defined), are collected by the Company for the National Media Fund. Such advertising fees are not included in the accompanying financial statements. As of April 30, 1997 and 1996, the Company had advanced $250 thousand and $770 thousand to the National Media Fund, respectively, to fund certain national advertising programs.

    These advances, including interest, are repaid to the Company based on the collection of the advertising fees and availability of funds.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers cash equivalents to be those instruments which have original maturities of three months or less.

    In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities for which the Company does not have the intent or the ability to hold to maturity are classified as available for sale along with the Company's investments in equity securities.

    Securities classified as available for sale are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At April 30, 1997 and 1996, the Company had no investments that were classified as trading or held to maturity as defined by Statement No. 115.

    Realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available for sale is included in interest income.

    The following is a summary of cash and cash equivalents and the estimated fair value of available for sale securities by balance sheet classification at April 30;

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Cash and cash equivalents Cash..............................................................  $     351  $   1,339
    Money market fund.......................................................................      3,641         77
Short-term investments:
    U.S. Government securities..............................................................      5,842      4,000
    Mutual fund preferred equity securities.................................................     21,500     17,825
                                                                                              ---------  ---------
Total cash, cash equivalents and short-term investments.....................................  $  31,334  $  23,241
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The estimated fair value of each investment approximates the amortized cost, and therefore, there are no unrealized gains or losses as of April 30, 1997 or 1996.

    "Restricted cash-franchisee deposits" is the amount that prospective franchisees have deposited into a separate account managed by MBE. When all of the requirements for recognizing revenue for an individual, area or master license sale are completed (see the "Revenue Recognition" section of Note 1), then the deposit amount is transferred from this separate account into MBE's regular account and the revenue from the sale is recognized. If MBE's obligations are not completed then these deposits are usually refundable. The account, "Franchisee deposits", in the liability section of the balance sheet includes the restricted cash deposit amount and other deposits received from its franchisees.

CONCENTRATION OF CREDIT RISK

    The Company invests its excess cash in debt and equity instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash equivalents or short-term investments. Receivables from franchisees include trade receivables, lease receivables and notes receivable. Credit is extended based on an evaluation of the franchisee's financial condition. Sales-type leases are collateralized by the leased equipment and fixtures.

    Trade receivables are not collateralized. However, the center ownership transfer process requires that all amounts owed be paid when a center ownership is transferred.

    Notes receivable from area franchisees and master licensees are collateralized by the area rights or master license rights, respectively. The Company has provided for estimated credit losses.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of resources and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories consist of supplies and equipment held for resale to franchisees and equipment held for lease. Inventories are recorded at the lower of cost (first-in, first-out method) or market.

RE-ACQUIRED INDIVIDUAL AND AREA FRANCHISE RIGHTS

    The Company repurchases franchise rights for two primary reasons. The Company may repurchase area rights with the intention of developing a better support system and then reselling the areas within a short period of time. The Company may acquire individual center rights to upgrade the Center and then resell it within a short period of time. The Company had an investment of approximately $629 thousand and $638 thousand in such individual and area rights at April 30, 1997 and 1996, respectively. The Company may also repurchase the area rights with the primary intention of retaining the royalties normally shared with the former area franchisees and maintaining such rights as long-term investments. The area

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) repurchases have been accounted for as purchases. The Company records these area repurchases at cost less accumulated amortization. Periodically the Company assesses the fair value of these areas based on estimated cash flows to determine if an impairment in the value has occurred and an adjustment is necessary. As of April 30, 1997 no adjustment is necessary. The Company had an investment of $6.4 million and $3.2 million in such area rights at April 30, 1997 and 1996, respectively. Area franchise rights held as long-term investments are amortized over a period of 20 years.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Building...................................................       31.5 years
                                                                  12.5--31.5
Building improvements......................................            years
Office furniture and equipment.............................        3-5 years
Vehicles...................................................          3 years

EMPLOYEE STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's stock options generally equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ACCOUNTING FOR ASSET IMPAIRMENT

    The Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", effective May 1, 1995. SFAS No. 121 required impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. There was no effect on the financial statements from the adoption of SFAS No. 121.

NET INCOME PER COMMON SHARE

    Earnings per share are based on the weighted average number of common shares and common share equivalents (stock options) outstanding during the period.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

2. NOTES RECEIVABLE

    Notes receivable consist of the following at April 30;

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Notes with interest rates ranging from 8%-14%, from individual franchisees, due at varying dates through 2005........................................................................  $  11,688  $  11,170
Notes with interest rates ranging from 8%-14%, from area franchisees, due at varying dates
  through 2005..............................................................................      7,252      6,611
Notes with interest rates ranging from 8.5%--11.75%, from master licensees, due at varying
  dates through 2004........................................................................      1,728      1,806
                                                                                              ---------  ---------
                                                                                                 20,668     19,587
Less portion due within one year............................................................     (6,048)    (6,756)
Less allowance for uncollectible notes......................................................     (1,643)    (2,000)
                                                                                              ---------  ---------
                                                                                              $  12,977  $  10,831
                                                                                              ---------  ---------
                                                                                              ---------  ---------
    Interest earned for the fiscal year ended April 30:.....................................  $   1,997  $   2,041
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Scheduled principal maturities for notes receivable as of April 30, 1997, are as follows (in thousands): 1998--$6,048; 1999--$4,164; 2000--3,384;
2001--$2,582; 2002--$1,997; and thereafter $2,493

    At April 30, 1997, the Company was obligated to fund approximately $281 thousand under certain financing programs offered to franchisees.

3. NET INVESTMENT IN SALES--TYPE LEASES

    The Company leases various types of office and computer equipment to franchisees under three to eight-year lease agreements. The following summarizes the components of the net investment in sales-type leases at April 30;

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Total minimum lease payments to be received.................................................  $  10,980  $  13,241
Less unearned income........................................................................     (2,591)    (3,309)
                                                                                              ---------  ---------
Net investment in sales-type leases.........................................................      8,389      9,932
Less portion due within one year............................................................     (2,322)    (2,414)
                                                                                              ---------  ---------
                                                                                              $   6,067  $   7,518
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Interest earned for the fiscal year ended April 30:.........................................  $   1,203  $   1,420
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Annual minimum lease payments subsequent to April 30, 1997, are as follows (in thousands): 1998-- $3,307; 1999--$2,736; 2000 -$2,031; 2001--$1,330;
2002--$778; and thereafter--$798.

4. DEBT

    The Company has a line of credit with a bank which allows maximum borrowings of $7 million. As of April 30, 1997, $250 thousand has been borrowed and $6.750 million is available for borrowing under the line of credit. The line of credit is unsecured and bears interest at a rate based on LIBOR plus certain basis

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

4. DEBT (CONTINUED)
points (6.81% at April 30, 1997). The agreement expires on September 1, 1998, at which time all outstanding borrowing can be converted to a three-year term loan, which would be payable in equal monthly installments. The line of credit agreement contains various covenants, including limitations on additional indebtedness and maintaining certain financial ratios.

5. NOTES PAYABLE

    Long-term debt consists of notes payable to former area franchisees in connection with the repurchase of area franchise rights. Payments are made in monthly installments of $51 thousand including interest at 8% to 8.5% per annum. Aggregate principal maturities on notes payable at April 30, 1997 are as follows (in thousands): 1998 ---$442; 1999--$452; 2000--$447; 2001--$457; 2002--$463;
and thereafter-- $2,097.

6. INCOME TAXES

    The provision for income taxes consists of the following for each of the years ended April 30:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Current:
  Federal............................................................................  $   3,297  $   5,324  $   4,352
  State..............................................................................        905      1,344      1,088
                                                                                       ---------  ---------  ---------
                                                                                           4,202      6,668      5,440
Deferred:
  Federal............................................................................        557       (913)      (890)
  State..............................................................................         75       (135)      (139)
                                                                                       ---------  ---------  ---------
                                                                                             632     (1,048)    (1,029)
                                                                                       ---------  ---------  ---------
                                                                                       $   4,834  $   5,620  $   4,411
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The Company has derived tax deductions measured by the excess of the market value over the option price at the date employee stock options were exercised. The cumulative related tax benefit of approximately $1.4 million has been credited to common stock. Significant components of the Company's deferred tax assets for federal and state income taxes as of April 30 are:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Deferred tax assets:
Valuation reserves...................................................................  $   1,884  $   2,646  $   1,679
State taxes..........................................................................        247        339        295
Deferred compensation................................................................        390        168        131
                                                                                       ---------  ---------  ---------
Total deferred tax assets............................................................  $   2,521  $   3,153  $   2,105
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

6. INCOME TAXES (CONTINUED)
    A reconciliation between the amount of tax computed by multiplying income before taxes by the applicable statutory rates and the amount of reported taxes is as follows:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Statutory rate.......................................................................       34.0%      35.0%      34.0%
State tax, net of federal tax benefit................................................        5.0%       5.5%       5.6%
Other................................................................................       (1.3%)      (1.3%)      (0.1%)
                                                                                             ---        ---        ---
                                                                                            37.7%      39.2%      39.5%
                                                                                             ---        ---        ---
                                                                                             ---        ---        ---

7. STOCK OPTIONS

    The Company has granted options to directors, officers and key employees under stock option plans to purchase shares of the Company's common stock.

    Options are generally granted at prices equal to the fair market value of the shares at the date of grant and are generally exercisable in equal increments over three to five years, commencing one year after the date of grant. At April 30, 1997, 473 thousand options were exercisable and the Company had nearly 2.6 million shares available for future grant under the stock option plan for employees and 160 thousand shares available for future grant under the stock option plan for outside directors.

    A summary of the Company's stock option activity and related information is as follows (shares in thousands):

                                                                                                    FY97
                                                                                        ----------------------------
                                                                                         NUMBER OF     WGTD. AVG.
                                                                                          SHARES     EXERCISED PRICE
                                                                                        -----------  ---------------

                                                                                               (IN THOUSANDS)
Outstanding at beginning of year......................................................       1,113      $    9.85
Granted...............................................................................         489      $   17.54
Exercised.............................................................................        (180)     $    9.97
Forfeited.............................................................................        (169)     $   13.12
                                                                                             -----         ------
Outstanding at the end of the year....................................................       1,253      $   12.39
                                                                                             -----         ------
Exercisable at the end of the year....................................................         473*     $   10.75
                                                                                             -----         ------

------------------------

* Because of the Merger Agreement with U.S. Office Products described in Note 13, all stock options granted prior to May 22, 1997 (the date of the Merger Agreement), will become vested and fully exercisable prior to the Merger. If the Merger is not consummated, all options that were accelerated solely as a result of the Merger Agreement, but were not exercised, will revert back to their original vesting schedule.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

7. STOCK OPTIONS (CONTINUED)

                                                                                                    FY96
                                                                                         --------------------------
                                                                                                       WGTD. AVG.
                                                                                          NUMBER OF     EXERCISE
                                                                                           SHARES         PRICE
                                                                                         -----------  -------------

                                                                                               (IN THOUSANDS)
Outstanding at beginning of year.......................................................         914     $    9.93
Granted................................................................................         441     $    9.17
Exercised..............................................................................        (221)    $    8.70
Forfeited..............................................................................         (21)    $   13.30
                                                                                              -----        ------
Outstanding at the end of the year.....................................................       1,113     $    9.85
                                                                                              -----        ------
Exercisable at the end of the year.....................................................         394     $   12.49
                                                                                              -----        ------

                                                                                                     FY95
                                                                                         ----------------------------
                                                                                                         WGTD. AVG.
                                                                                           NUMBER OF      EXERCISE
                                                                                            SHARES          PRICE
                                                                                         -------------  -------------

                                                                                                (IN THOUSANDS)
Outstanding at beginning of year.......................................................          847      $    9.90
Granted................................................................................          258      $    7.81
Exercised..............................................................................         (146)     $    6.29
Forfeited..............................................................................          (45)     $    9.31
                                                                                               -----         ------
Outstanding at the end of the year.....................................................          914      $    9.93
                                                                                               -----         ------
Exercisable at the end of the year.....................................................          408      $   10.77
                                                                                               -----         ------

    Adjusted pro forma information regarding net income and earnings-per-share is required by SFAS 123, and has been determined as if the Company had accounted for its employee and non-employee directors stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "Black Scholes" method for option pricing with the following weighted-average assumptions for FY97 and FY96: 1) risk free interest rates of 6%; 2) dividend yields of 0%; 3) volatility factors of the expected market value of the Company's common stock of .395; and a weighted-average expected life of the options of 5 years.

    For purposed of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's adjusted pro forma information would have been as follows (in thousands):

                                                                                            FY97          FY96
                                                                                         -----------  -------------
Adjusted pro forma net income..........................................................   $   7,403     $   8,549
Adjusted pro forma earnings-per-share..................................................   $    0.63     $    0.75

    The results above are not likely to be representative of the effects of applying FAS 123 on reported net income or loss for future years as these amounts reflect the expense for only one or two years vesting.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

7. STOCK OPTIONS (CONTINUED)
    The following summarizes information about the Company's stock options outstanding at April 30, 1977 (number of options in thousands):

                    SHARES SUBJECT TO OUTSTANDING OPTIONS
------------------------------------------------------------------------------                EXERCISABLE
                                                       OPTION       WGTD. AVE   ---------------------------------------
                     RANGE OF                          SHARES       REMAINING   WGTD. AVE.      NUMBER      WGTD. AVE.
                  EXERCISE PRICE                     OUTSTANDING      LIFE      EXER. PRICE   EXERCISABLE   EXER. PRICE
--------------------------------------------------  -------------  -----------  -----------  -------------  -----------
$4.13       ......................................            8       1.0 yrs    $    4.13             8     $    4.13
$6.81--$ 8.25.....................................          390           7.5    $    7.84           112     $    7.57
$9.00--$10.50.....................................          278           4.6    $   10.00           195     $    9.96
$11.50--$14.50....................................          145           4.8    $   13.80           140     $   13.78
$16.50--$23.13....................................          432           9.1    $   17.70            18     $   18.27
                                                          -----    -----------  -----------        -----    -----------
                                                          1,253                                      473

8. FRANCHISE FEES

    Franchise fees consist of the following for each of the years ended April
30:

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Individual franchises................................................................  $   7,240  $   6,397  $   6,774
Area franchises......................................................................        296        292         58
Master licenses & international fees.................................................      1,062        957      1,170
Transfer and renewal fees............................................................      1,317        911        668
                                                                                       ---------  ---------  ---------
                                                                                       $   9,915  $   8,557  $   8,670
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

9. ROYALTY EXPENSES

    Royalties shared with area franchisees are included in franchise operations in the accompanying consolidated statements of income and are as follows (in thousands): 1997--$12,875; 1996--$11,686; and 1995--$9,689.

10. EMPLOYEE BENEFIT PLANS

    In November 1988, the Company adopted an amended and restated Stock Purchase and Salary Savings Plan (Plan) covering substantially all employees that have been employed for at least six months and meet other age and eligibility requirements. Employees may contribute up to ten percent of compensation per year (subject to a maximum limit by federal tax law) into various funds.

    Profit sharing contributions by the Company to the Plan are made at the discretion of the Board of Directors and were $240 thousand, $450 thousand, and $420 thousand for the years ended April 30, 1997, 1996 and 1995, respectively. At the discretion of the Board of Directors, the Company may also make annual matching contributions to the Plan. Matching contributions for 1997, 1996 and 1995 were $214 thousand, $162 thousand, and $136 thousand, respectively and equal to 50% of the employee's contributions.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company has entered into an employment agreement with its chief executive officer, under which the Company agreed to obtain a split dollar life insurance policy for his benefit. The Company contributed $100 thousand in both FY97 and FY96 toward the funding of this policy. The Company has retained an equity interest in this policy equal to the extent of its contributions. Consequently, there is no effect on the Company's earnings as a result of these contributions.

    Contributions after FY97 will be determined annually by the Board of Directors.

11. LITIGATION

    On November 6, 1996, the Company entered into a comprehensive settlement of various lawsuits and claims made by certain franchisees in several lawsuits being pursued in San Diego County Superior Court. Under the settlement agreement, the Company paid $4 million in cash and will deliver an aggregate amount of 39,080 shares of its common stock over a period of two years. The settlement expense reflected in the Company's financial results is $5 million.

    The Company is still involved in various lawsuits and claims from its franchisees and former employees in the course of conducting its business. While the Company intends to vigorously defend these actions, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations in a particular quarter or annual period could be materially adversely affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position or liquidity.

12. RELATED PARTY TRANSACTIONS

    Nearly 40% of the franchisees' gross sales and almost 50% of their subject-to-royalty revenues are generated by selling UPS Services. The Company receives royalty revenue based on revenues earned by the franchisees. The Company recognized royalty and marketing fee revenues generated from UPS services of $16.9 million, $14.9 million, and $11.8 million for the years ended April 30, 1997, 1996, and 1995, respectively.

13. SUBSEQUENT EVENTS

    On May 22, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.S. Office Products Company ("USOP"), pursuant to which a newly-formed, wholly-owned subsidiary of USOP will be merged (the "Merger") with and into MBE, with MBE to be the surviving corporation. Once the merger is completed, MBE will be a wholly-owned subsidiary of USOP. Consummation of the Merger is subject to certain conditions, including the approval of the principal terms of the transaction by the Company's shareholders.

14. QUARTERLY INFORMATION (UNAUDITED)

    The following quarterly information includes all adjustments which management considers necessary for a fair statement of such information. For interim quarterly financial statements, the provision for

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           APRIL 30, 1997 (CONTINUED)

14. QUARTERLY INFORMATION (UNAUDITED) (CONTINUED) income taxes is estimated using the best available information for projected results for the entire year (in thousands, except for per share data).

FY97                                                                       FIRST     SECOND      THIRD     FOURTH
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Total revenues.........................................................  $  14,779  $  17,047  $  18,838  $  17,173
Total cost and expenses................................................     11,634     18,078     13,204     13,059
Provision for (benefit from) income taxes..............................      1,331       (341)     2,310      1,534
Net income (loss)......................................................      2,070       (470)     3,557      2,834
Earnings (loss) per share..............................................        .18      (0.04)       .30        .24

FY96                                                                       FIRST     SECOND      THIRD     FOURTH
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Total revenues.........................................................  $  12,803  $  15,097  $  16,164  $  15,093
Total cost and expenses................................................     10,279     11,804     11,870     11,479
Provision for (benefit from) income taxes..............................      1,036      1,345      1,751      1,488
Net income (loss)......................................................      1,622      2,091      2,708      2,308
Earnings (loss) per share..............................................        .14        .18        .24        .20

                                MAIL BOXES ETC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                      OCTOBER 31,
                                                                                                          1997
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash and cash equivalents.........................................................................   $    1,059
  Restricted cash--franchisee deposits..............................................................        1,923
  Short-term investments............................................................................       31,354
  Accounts receivable, net..........................................................................        7,806
  Inventories.......................................................................................          533
  Current portion of notes receivable...............................................................        8,998
  Current portion of net investment in sales-type leases............................................        3,388
  Deferred income taxes.............................................................................        1,272
  Re-acquired area and center rights held for resale................................................          612
  Other.............................................................................................        1,637
                                                                                                      ------------
    Total current assets............................................................................       58,582

  Notes receivable, net.............................................................................       18,131
  Net investment in sales-type leases...............................................................        5,133
  Property and equipment, net.......................................................................        6,686
  Excess of cost over assets acquired, net..........................................................          268
  Re-acquired area rights...........................................................................        1,157
  Deferred income taxes.............................................................................        1,249
  Other assets......................................................................................          958
                                                                                                      ------------
    Total assets....................................................................................   $   92,164
                                                                                                      ------------
                                                                                                      ------------
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................................................   $    1,952
  Franchisee deposits...............................................................................        2,395
  Royalties, referrals and commissions payable......................................................        2,760
  Accrued employee expenses and related taxes.......................................................        2,089
  Other accrued expenses............................................................................        2,038
  Income taxes payable..............................................................................        1,523
  Current maturities of debt and notes payable......................................................          274
                                                                                                      ------------
    Total current liabilities.......................................................................       13,031

Long-term debt, net of current maturities...........................................................        2,448

Shareholders' equity:
  Preferred stock, no par value, 10,000,000 shares authorized, with none issued and outstanding.....
  Common stock, no par value, 40,000,000 shares authorized, with 11,422,091 shares issued
    outstanding at October 31, 1997.................................................................       18,340
  Retained earnings.................................................................................       58,345
                                                                                                      ------------
    Total shareholders' equity......................................................................       76,685
                                                                                                      ------------
      Total liabilities and shareholders' equity....................................................   $   92,164
                                                                                                      ------------
                                                                                                      ------------

                            See accompanying notes.

                                MAIL BOXES ETC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                        --------------------  --------------------
                                                                        10/31/97   10/31/96   10/31/97   10/31/96
                                                                        ---------  ---------  ---------  ---------
Revenue:
    Royalty and marketing fees........................................  $   8,466  $   7,985  $  17,161  $  15,586
    Franchise fees....................................................      3,802      2,736      6,144      4,531
    Sales of supplies and equipment...................................      3,537      3,899      6,049      6,929
    Interest income on leases and other...............................      2,537      2,163      4,413      4,151
    Company centers...................................................        204        264        458        630
                                                                        ---------  ---------  ---------  ---------
        Total revenues................................................     18,546     17,047     34,225     31,827

Cost and Expenses:
    Franchise operations..............................................      4,515      4,328      8,598      8,488
    Franchise development.............................................      1,840      1,742      3,316      2,954
    Cost of supplies and equipment sold...............................      2,552      2,912      4,396      5,189
    Marketing.........................................................      1,773      1,713      3,048      3,061
    General and administrative........................................      3,251      2,099      5,591      4,341
    Company centers...................................................        197        284        459        680
    Litigation settlement expenses....................................                 5,000                 5,000
    Non recurring charges.............................................                            2,510
                                                                        ---------  ---------  ---------  ---------
        Total cost and expenses.......................................     14,128     18,078     27,918     29,713
                                                                        ---------  ---------  ---------  ---------

Operating Income (loss)...............................................      4,418     (1,031)     6,307      2,114
Interest on investments and other.....................................        309        220        631        476
                                                                        ---------  ---------  ---------  ---------
Income (loss) before provision (benefit) for income taxes.............      4,727       (811)     6,938      2,590
Provision for income taxes............................................      1,881       (341)     3,003        990
                                                                        ---------  ---------  ---------  ---------
        Net income (loss).............................................  $   2,846  $    (470) $   3,935  $   1,600
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

Net income (loss) per common share:...................................  $     .24  $    (.04) $     .33  $     .14
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Weighted average common and common equivalent shares outstanding......     12,101     11,198     12,088     11,774
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                            See accompanying notes.

                                MAIL BOXES ETC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                 SIX MONTHS ENDED
                                                                                                   OCTOBER 31,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
Operating Activities:
  Net income.................................................................................  $   3,935  $   1,600
  Adjustments to reconcile net income to net cash provided from operating activities:
    Depreciation and amortization............................................................        556        523
    Gain on sale of re-acquired area rights..................................................     (2,644)      (339)
    Gain on sale of equipment under sales-type lease agreements..............................       (166)      (241)
  Changes in assets and liabilities:
    Restricted cash..........................................................................       (310)        80
    Accounts and notes receivable............................................................     (1,792)       461
    Receivable from National Media Fund......................................................        250        770
    Assets leased to franchisees and inventories.............................................       (675)    (1,032)
    Re-acquired area and center rights (held for resale).....................................       (143)       (86)
    Other current assets.....................................................................       (243)    (1,447)
    Other assets.............................................................................       (127)      (191)
    Accounts payable.........................................................................        589        288
    Franchisee deposits......................................................................        298         89
    Royalties, referrals and commissions payable.............................................      1,000        (26)
    Accrued employee expenses and related taxes..............................................       (301)      (929)
    Other accrued expenses...................................................................        488      4,806
    Income taxes payable.....................................................................        754       (838)
                                                                                               ---------  ---------
      Net cash flows provided from operating activities......................................      1,469      3,488
Investing Activities:
    Net change in short-term investments.....................................................     (4,012)    (2.840)
    Additions to property and equipment......................................................     (1,106)      (215)
    Principal payments received on sales-type leases.........................................        624      1,777
                                                                                               ---------  ---------
      Net cash flows (used in) investment activities.........................................     (4,494)    (1,278)
Financing Activities:
    Borrowings under revolving loan..........................................................                   930
    Repayments under revolving loan..........................................................       (250)    (1,700)
    Repayments on notes payable..............................................................     (1,270)      (136)
    Repurchase of common stock...............................................................       (112)      (283)
    Proceeds from the issuance of common stock...............................................      1,724        945
                                                                                               ---------  ---------
      Net cash flows provided from (used in) financing activities............................         92       (244)
Increase in cash and cash equivalents........................................................     (2,933)     1,966
Cash and cash equivalents at beginning of period.............................................      3,992      1,416
                                                                                               ---------  ---------
Cash and cash equivalents at end of period...................................................  $   1,059  $   3,382
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental Disclosure for Cash Flow Information:
    Cash paid during the period for income taxes.............................................  $   2,240  $   3,270
    Interest.................................................................................        164         85
Supplemental Schedule with Non-Cash Investment and Financing Activities:
    Equipment sold under sales-type agreements...............................................  $     755  $   1,048
    Additions to debt for acquisition of Area rights.........................................        597      1,780

                            See accompanying notes.

                                MAIL BOXES ETC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

ITEM 1. BASIS OF PRESENTATION:

NOTE 1. PRESENTATION

    The condensed consolidated balance sheet as of October 31, 1997, the condensed consolidated statements of operations for the three-month periods and six-month periods ended October 31, 1997 and 1996, and the condensed consolidated statements of cash flows for the six-month periods then ended have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In addition, certain Risk Factors may also impact future financial reports. It is suggested that the condensed consolidated financial statements contained in this report be read in conjunction with the financial statements and notes thereto included in the 1997 Annual Report on Form 10-K, as well as the Risk Factors discussed in the Form 10-K Report. The results of operations for the quarter ended October 31, 1997 are not necessarily indicative of the operating results for the full year.

NOTE 2. SUBSEQUENT EVENT

    During November 1997, Mail Boxes Etc. was acquired by U.S. Office Products. U.S. Office Products issued approximately 15.4 million shares of its common stock in exchange for all the outstanding shares of Mail Boxes Etc., representing an exchange ratio of 1.349 shares of U.S. Office Products common stock for each share of Mail Boxes Etc. common stock.

    Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering person or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                               THE DEPOSITARY IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                  BY MAIL:                              BY FACSIMILE TRANSMISSION:
   First Chicago Trust Company of New York           (For Eligible Institutions Only)
             Tenders & Exchanges                              (201) 222-4720
                P.O. Box 2569                                       or
                 Suite 4660                                   (201) 222-4721
     Jersey City, New Jersey 07303-2569                    CONFIRM BY TELEPHONE:
                                                              (201) 222-4707
                  BY HAND:                                 BY OVERNIGHT COURIER:
   First Chicago Trust Company of New York        First Chicago Trust Company of New York
             Tenders & Exchanges                            Tenders & Exchanges
      c/o The Depository Trust Company                   14 Wall Street, 8th Floor
               55 Water Street                                  Suite 4680
                   DTC TAD                               New York, New York 10005
       Vietnam Veterans Memorial Plaza
          New York, New York 10041

    Any questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses set forth below. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm the delivery of your Shares, you are directed to contact the Depositary.

                           THE INFORMATION AGENT IS:

                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                          Call Collect (212) 929-5550
                                       or
                         Call Toll Free (800) 322-2885

                             THE DEALER MANAGER IS:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated

                                 1585 Broadway
                            New York, New York 10036
                          Call Collect (212) 761-5722
                                       or
                    Call Toll Free (800) 223-2440 ext. 5722

                                  May 4, 1998